Exhibit 10.5

EXECUTION

$250,000,000

TERM CREDIT AGREEMENT

July 2, 2019

by and among

NGL ENERGY OPERATING LLC,
as the Borrower,

NGL ENERGY PARTNERS LP,
as Parent,

THE GUARANTORS PARTY HERETO AND
EACH OTHER GUARANTOR THAT BECOMES
A SIGNATORY HERETO FROM TIME TO TIME,
the Guarantors,

THE TORONTO-DOMINION BANK, NEW YORK BRANCH,
as Initial Lender,

THE LENDERS PARTY HERETO AND
EACH OTHER LENDER THAT BECOMES
A SIGNATORY HERETO OR FROM TIME TO TIME,

TORONTO DOMINION (TEXAS) LLC,
as Administrative Agent,

and

TD SECURITIES (USA) LLC,
as Lead Arranger and Bookrunner

List of Exhibits and Schedules

Exhibit A	-	Form of Note

Exhibit B	-	[Reserved]
Exhibit C	-	[Reserved]
Exhibit D	-	Form of Compliance Certificate
Exhibit E	-	Form of Request for Extension of Credit
Exhibit F	-	Form of Rate of Section Notice
Exhibit G	-	[Reserved]
Exhibit H	-	Form of Mortgage
Exhibit I-1	-	Form of U.S. Tax Compliance Certificate
Exhibit I-2	-	Form of U.S. Tax Compliance Certificate
Exhibit I-3	-	Form of U.S. Tax Compliance Certificate
Exhibit I-4	-	Form of U.S. Tax Compliance Certificate
Exhibit J	-	Form of Patent Security Agreement
Exhibit K	-	Form of Trademark Security Agreement
Exhibit L	-	Form of Copyright Security Agreement
Exhibit M	-	Form of Assignment And Acceptance

Schedule 1.1A	-	Commitments
Schedule 1.1B	-	[Reserved]
Schedule 1.1C	-	[Reserved]
Schedule 1.1D	-	[Reserved]
Schedule 1.1E	-	Exempted Joint Ventures as of the Closing Date
Schedule 1.4	-	Responsible Officers
Schedule 4.1(o)	-	Risk Management Policy
Schedule 5.3	-	Governmental Authorization
Schedule 5.4	-	Material Litigation
Schedule 5.7	-	Subsidiaries, Jurisdictions of Foreign Qualification; Capitalization
Schedule 5.13	-	Environmental Matters
Schedule 5.18	-	Intellectual Property
Schedule 5.21	-	Financing Statements
Schedule 5.22	-	Deposit Accounts
Schedule 6.18	-	Mortgaged Properties
Schedule 6.19	-	Post Closing Deliverables
Schedule 7.1	-	Indebtedness
Schedule 7.2	-	Liens
Schedule 7.6	-	Permitted Affiliated Transactions
Schedule 7.7	-	Closing Date Investments
Schedule 10.2	-	Notice Address Schedule

v

TERM CREDIT AGREEMENT

THIS TERM CREDIT AGREEMENT (together with all amendments, modifications and supplements hereto and restatements hereof, this “Agreement”) is made and entered into as of July 2, 2019, by and among NGL ENERGY PARTNERS LP, a Delaware limited partnership (“Parent”), NGL ENERGY OPERATING LLC, a Delaware limited liability company (the “Borrower”), each subsidiary of Parent listed as a “Guarantor” on the signature pages hereto or that becomes a party to this Agreement as a “Guarantor” from time to time, THE TORONTO-DOMINION BANK, NEW YORK BRANCH as initial lender (“TD Bank”), each of the financial institutions which is a signatory hereto or which may from time to time become a party hereto (individually, a “Lender” and collectively with TD Bank, the “Lenders”), TORONTO DOMINION (TEXAS) LLC as administrative agent for the Secured Parties (in such capacity, together with its successors in such capacity, the “Administrative Agent”) and TD SECURITIES (USA) LLC, as lead arranger and as bookrunner (the “Arranger”).

W I T N E S S E T H:

WHEREAS, NGL Water Solutions, LLC, a Subsidiary of the Parent (“Buyer”), and Mesquite Disposals Unlimited, LLC and Mesquite SWD, Inc. (collectively, “Seller”) entered into certain asset purchase and sale agreement, dated as of May 13, 2019 (together with all amendments, modifications and supplements hereto and restatements hereof, the “Asset Purchase Agreement”), pursuant to which Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Assets (as defined in the Asset Purchase Agreement) at the purchase price of $892,500,000 on the terms and conditions provided in the Asset Purchase Agreement (the “Acquisition”);

WHEREAS, in connection with the closing of the Acquisition, the Parent intends (i) to issue the Parent’s 9.00% Class B Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units with an aggregate value of $100,000,000 in lieu of cash consideration and (ii) to use the proceeds of up to $400,000,000 in the Parent’s Class D Preferred Units, in each case, to finance the purchase price payable by the Buyer and out-of-pocket fees and expenses related to the Acquisition;

IN CONSIDERATION THEREOF the parties hereto agree as follows:

ARTICLE I.
Definitions.

Section 1.1                                    Certain Defined Terms. Unless a particular word or phrase is defined therein or the context otherwise requires, capitalized words and phrases used in the other Loan Documents have the meanings provided below. As used in this Agreement, the following terms shall have the following meanings:

“Accounts” has the meaning assigned to such term in the UCC.

“Accrued Blenders Tax Credits” means the Blenders Tax Credit that would have been properly determined under 26 U.S.C. § 6426(c) of the Code and accrued to the Credit Parties for their biodiesel related activities between January 1, 2017 and December 31, 2017 had the effectiveness of 26 U.S.C. § 6426(c) of the Code not terminated as of December 31, 2016; provided that such Blenders Tax Credits would not otherwise be eligible to be recognized by the Credit Parties under GAAP accounting rules.

“Acquisition” has the meaning specified in the preamble to this Agreement.

“Acquisition Consideration” means the purchase consideration for any Permitted Acquisition and all other payments by the Borrower or any other Credit Party in exchange for, or as part of, or in connection with, such Permitted Acquisition, whether paid in cash or by exchange of equity interests or of properties or otherwise and whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any Person or business; provided, that any such future payment that is subject to a contingency shall be considered Acquisition Consideration only to the extent of the reserve, if any, required under GAAP at the time of such sale to be established in respect thereof by the Borrower or any other Credit Party.

“Acquisition Determination Date” means the date of execution by any Credit Party of any binding agreement to undertake a Permitted Acquisition.

“Acquisition Documents” has the meaning specified in Section 4.1(y).

“Adjusted LIBOR Rate” means, with respect to any LIBOR Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1% per annum) equal to the sum of (a) the LIBOR Rate and (b) the Applicable Margin; provided that such rate shall not exceed the Total Cap.

“Administrative Agent” has the meaning specified in the preamble to this Agreement.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” of any Person means any other Person directly or indirectly through one or more intermediaries which controls or is controlled by or under common control with such Person. For purposes of this definition, “control” (including “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person through the ability to exercise voting power, by contract or otherwise. Without limiting the generality of the foregoing, control of the right to vote 10% or more of all voting securities of a Person or beneficial ownership of 10% of the outstanding equity interests in such Person shall be deemed to be control.

“Agent” means each of the Administrative Agent and the Collateral Agent, and collectively, the “Agents”.

“Agreement” has the meaning specified in the preamble to this Agreement.

“Alternate Base Rate” means, for any day, a rate per annum (rounded upwards to the nearest 1/100 of 1% per annum) equal to the sum of (a) the greatest of (i) the Prime Rate (computed on the basis of the actual number of days elapsed over a 365-day or 366-day year, as applicable) in effect on such day, (ii) the Federal Funds Effective Rate (computed on the basis of the actual number of days elapsed over a 365-day or 366-day year, as applicable) in effect for such day plus 1/2 of 1%, and (iii) the Adjusted LIBOR Rate (determined without regard to clause (b) in the definition thereof) for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%, and (b) the Applicable Margin; provided that such rate shall not exceed the Total Cap.  For purposes of this Agreement, any change in the Alternate Base Rate due to a change in the Prime Rate, Federal Funds Effective Rate or the Adjusted LIBOR Rate shall be effective on the effective date of such change in the Prime Rate, Federal Funds Effective Rate or the Adjusted LIBOR Rate, respectively. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive and binding, absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate or the Adjusted LIBOR Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms hereof, the Alternate Base Rate shall be determined without regard to clause (a)(ii) and/or (a)(iii), as applicable, until the circumstances giving rise to such inability no longer exist.

“Alternate Base Rate Borrowing” means, as of any date, that portion of the principal balance of the Term Loans bearing interest at the Alternate Base Rate as of such date.

“Annual Audited Financial Statements” means (a) the annual audited financial statements of the Parent and its Subsidiaries, including all notes thereto, which statements shall include, on a consolidated basis, a balance sheet as of the end of such fiscal year and a statement of operations, a statement of changes in equity and a statement of cash flows for such fiscal year, all setting forth in comparative form the corresponding figures from the previous fiscal year (to the extent that the Parent was in existence during such previous fiscal year) and accompanied by a report and opinion of independent certified public accountants with Grant Thornton LLP consistently applied or an accounting firm of national standing reasonably acceptable to the Administrative Agent, which report shall not contain any qualification (and be without comment as to the accountants’ opinion whether such Person is a “going concern” or can continue to be a “going concern”), except that such report may contain qualifications with respect to new accounting principles mandated by the Financial Accounting Standards Board (or its successor organization), and shall state that such financial statements, in the opinion of such accountants, present fairly, in all material respects, the financial position of the Parent and its Subsidiaries as of the date thereof and the results of its operations and cash flows for the period covered thereby in conformity with GAAP consistently applied, and (b) annual unaudited business line financial statements of the Parent and its Subsidiaries prepared in reasonable detail.

“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of an Alternate Base Rate Borrowing and such Lender’s LIBOR Lending Office in the case of a LIBOR Borrowing.

“Applicable Margin” means (a) with respect to any LIBOR Borrowings, (i) the Applicable Margin (as defined in the Existing Credit Agreement) for the first three-month period after the Closing Date, (ii) 3.00% per annum for the second three-month period after the Closing Date, (iii) 3.25% per annum for the third three-month period after the Closing Date, (iv) 3.50% per annum for the fourth three-month period after the Closing Date, and (v) thereafter, such rate per annum such that the Adjusted LIBOR Rate equals to the Total Cap; and (b) with respect to any Alternate Base Rate Borrowings, (i) the Applicable Margin (as defined in the Existing Credit Agreement) for the first three-month period after the Closing Date, (ii) 2.00% per annum for the second three-month period after the Closing Date, (iii) 2.25% per annum for the third three-month period after the Closing Date, (iv) 2.50% per annum for the fourth three-month period after the Closing Date, and (v) thereafter, such rate per annum such that the Alternate Base Rate equals to the Total Cap.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by a Lender, an Affiliate of a Lender or an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” has the meaning specified in the preamble to this Agreement.

“Asset Purchase Agreement” has the meaning specified in the preamble to this Agreement.

“Asset Sale” means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Borrower or any of its Subsidiaries to any Person other than the Borrower or a Subsidiary of the Borrower of: (1) any Equity Interest of any Subsidiary of the Borrower; or (2) any other property or assets of the Borrower or any Subsidiary of the Borrower other than in the ordinary course of business; provided that asset sales or other dispositions shall not include: (a) a transaction or series of related transactions for which the Borrower or its Subsidiaries receive aggregate consideration of less than $10,000,000; (b) the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof; (c) disposals or replacements of obsolete or worn-out equipment; (d) the grant of Liens not prohibited hereunder; (e) the licensing of intellectual property; (f) the disposition of cash or Cash Equivalents in the ordinary course of business; and (g) any disposition by a Subsidiary to the Borrower or by the Borrower or its Subsidiary to a Subsidiary of the Borrower.

“Assignment and Acceptance” has the meaning specified in Section 10.11(c).

“Available Cash” has the meaning ascribed to such term in the Agreement of Limited Partnership of the Parent as in effect as of the Closing Date.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Blenders Tax Credits” means a tax credit available with respect to biodiesel fuel mixtures pursuant to 26 U.S.C. § 6426(c) of the Code for certain taxpayers that used or sold certain biodiesel mixtures.

“Board” means the Board of Governors of the Federal Reserve System of the United States (and its successors).

“Borrower” has the meaning specified in the preamble of this Agreement.

“Borrower Notice” as defined in Section 6.18 hereof.

“Business Day” means a day when (i) the principal office in New York City of the Administrative Agent and the Collateral Agent is, in each case, open for business and (ii) the Lenders’ Applicable Lending Offices are in each case generally open for business; provided, however, that with respect to LIBOR Borrowings, a Business Day must also be a day on which transactions in dollar deposits between lenders may be carried on in the London eurodollar interbank market.

“Business Entity” means corporations, partnerships, joint ventures, joint stock associations, business trusts, limited liability companies, unlimited liability companies, and other business entities.

“Buyer” has the meaning specified in the preamble to this Agreement.

“Canadian Dollar” means dollars in lawful currency of Canada.

“Capital Expenditures” means, with respect to any Person for any period, all capital expenditures of such Person, on a consolidated basis, for such period determined in accordance with GAAP.

“Capital Lease Obligations” means the obligations of a Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP (as defined and applied under the Existing Credit Agreement).

“Cash Dividends” means, with respect to any Person for any period, all cash dividend and cash distribution payments actually made on any Equity Interests of such Person for such period.

“Cash Equivalents” means (a) securities with maturities of ninety (90) days or less from the date of acquisition or acceptance that are issued or fully guaranteed or insured by the United States government or any agency thereof, (b) certificates of deposit and eurodollar time deposits with maturities of ninety (90) days or less from the date of acquisition and overnight bank deposits of any Lender or of any commercial bank with commercial paper rated, on the day of such purchase, at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody’s, (c) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than thirty (30) days with respect to securities issued or fully guaranteed or insured by the United States Government, (d) commercial paper of a domestic issuer rated at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody’s and in either case maturing within ninety (90) days after the day of acquisition, (e) securities with maturities of ninety (90) days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s, (f) securities with maturities of ninety (90) days or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means the occurrence of any of the following events: (a) Parent fails to directly or indirectly own and control beneficially and of record (free and clear of all Liens other than Liens permitted under Section 7.2) the percentage of the Equity Interests of each Credit Party as set forth in Part B of Schedule 5.7 on the Closing Date (other than as a result of a Permitted Disposition); (b) the General Partner shall fail to directly own and control beneficially and of record (free and clear of all Liens other than Liens permitted under Section 7.2) 100% of the general partner interests of the Parent; (c) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, and any Permitted Holder) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the voting Equity Interests of the General Partner on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or (d) a majority of the members of the board of managers or other equivalent governing body of the General Partner (excluding vacant seats) cease to be Continuing Members.

“Closing Date” means July 2, 2019.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Collateral” means all collateral and security as described in the Security Documents.

“Collateral Agent” means Deutsche Bank Trust Company Americas, together with its successors in such capacity.

“Commitment” means, as to any Lender, the obligation of such Lender subject to the terms and conditions of this Agreement to make the Term Loan in an aggregate principal amount up to, but not exceeding, the initial amount of each Lender’s Commitment is set forth on Schedule 1.1A attached hereto, as each may be adjusted from time to time pursuant to other provisions of this Agreement, and Commitments means all such Commitments of the Lenders, as so adjusted.

“Commitment Fee” has the meaning assigned to that term in the Fee Letter.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D attached hereto and otherwise in form and substance reasonably satisfactory to the Administrative Agent.

“Consequential Loss” means, with respect to (a) the Borrower’s payment of principal of or interest on a LIBOR Borrowing on a day prior to the last day of the applicable Interest Period, (b) the Borrower’s failure to borrow or convert a LIBOR Borrowing on the date specified by the Borrower for any reason, or (c) any cessation of the Adjusted LIBOR Rate to apply to the Term Loans or any part thereof pursuant to Sections 2.8, 2.9, 2.10 or 2.11, in each case whether voluntary or involuntary, any loss, expense, penalty, premium or liability incurred by any of the Lenders or the Administrative Agent as a result thereof, including any loss of anticipated profit or any interest paid by any of the Lenders to lenders of funds borrowed by it to make or carry the Term Loans and any other costs and expenses sustained or incurred in liquidating or employing deposits from third parties acquired to effect or maintain the Term Loans.

“Consolidated EBITDA” means, for any period, for the Credit Parties on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Expense for such period, (ii) income tax expense, (iii) the amount of depreciation and amortization expense deducted in determining such Consolidated Net Income, (iv) any extraordinary non-cash charges for such period, (v) any other non-cash charges for such period (but excluding any non-

cash charges in respect of an item that was included in Consolidated Net Income in a prior period), (vi) fees and expenses incurred during such period in connection with any proposed or actual issuance of any Indebtedness or Equity Interests, or any proposed or actual acquisitions, investments, asset sales or divestitures permitted hereunder, and any losses during such period attributable to cash payments relating to early extinguishment of Indebtedness, (vii) any marked to market net unrealized gains on Product that is physical inventory on the consolidated balance sheet of the Credit Parties and their Subsidiaries at the end of such period where the lower of cost or market expenses, or losses on associated hedge transactions, as applicable, have been realized in Consolidated Net Income for such period, and (viii) any marked to market net unrealized gains on financial derivatives and fixed price forward contracts relating to the purchase of sale of Product held by the Credit Parties and their Subsidiaries at the end of such period; provided, however that the amount of adjustments pursuant to clause (viii) above shall not exceed 5.0% of the Consolidated EBITDA reflected in the most recently delivered Compliance Certificate and (ix) the amount of cash distributions from Sawtooth Caverns, LLC or any of its subsidiaries received by a Credit Party during such period, and minus (b) the following to the extent included in Consolidated Net Income: (i) extraordinary gains and any non-cash items of income for such period and (ii) all cash payments made during such period in respect of non-cash charges described in clause (a)(v) above in a prior period; provided, however, that the results of operations of all Persons in which the Credit Parties have an ownership interest (other than a Subsidiary or other Person that the Credit Parties retain at least 50% of the ownership interests in) shall only be included in Consolidated EBITDA to the extent that the relevant Credit Party actually receives cash distributions in respect of its ownership interests in such Person during such period for which Consolidated EBITDA is being calculated (provided that in the event of any Disposition of the Credit Parties’ ownership interests in such Person, any cash distributions received by the Credit Parties in respect of such Disposition included in the calculation of Consolidated EBITDA shall be deducted therefrom for such period). Consolidated EBITDA shall be calculated for each period, on a pro forma basis, after giving effect to, without duplication, the Acquisition, any Major Permitted Business Expansion Project, any Permitted Acquisition and any Material Disposition occurring during each period, as the case may be, and as if the Acquisition, such Major Permitted Business Expansion Project, Permitted Acquisition and Material Disposition occurred or was completed on the first day of such period; provided that with regard to each Permitted Acquisition and the Acquisition (x) such pro forma adjustment shall not exceed by more than 15%, either (1) the actual EBITDA of the Person or assets being acquired for the immediately preceding four fiscal quarters ending on or prior to the date of determination or (2) the actual EBITDA of the Person or assets being acquired for the immediately preceding eight fiscal quarters ending on or prior to the date of determination divided by two, as elected by the Borrower, and (y) no such pro forma adjustments shall be allowed unless, not less than five (5) Business Days (or such lesser period as is acceptable to the Administrative Agent) prior to the applicable Acquisition Determination Date, the Administrative Agent shall have received the documentation required in connection with such Permitted Acquisition and the calculations supporting such pro forma adjustments. In making the pro forma calculation contemplated by the preceding sentence, adjustments to Consolidated EBITDA shall be determined in good faith by the Borrower based on reasonable assumptions; provided that (A) any such pro forma adjustments to Consolidated EBITDA shall be acceptable to the Administrative Agent and (B) with regard to each Major Permitted Business Expansion Project such pro forma adjustment (x) shall be based upon forecasted income that is either (1)

derived from binding, non-contingent contracts or (2) is deemed highly probable by the applicable Credit Party and such determination is acceptable to the Administrative Agent in its discretion, in the case of each clause (1) and (2), less appropriate direct and indirect costs to realize such income and (y) when aggregated with all pro forma adjustments attributable to Major Permitted Business Expansion Projects shall not exceed 15.0%, of the Consolidated EBITDA reflected in the most recently delivered Compliance Certificate, net of any actual Consolidated EBITDA realized from such Major Permitted Business Expansion Projects and without giving effect to increases in such Consolidated EBITDA arising from such Major Permitted Business Expansion Projects for such pro forma period; provided that with respect to pro forma adjustments attributable to Major Permitted Business Expansion Projects derived from highly probable forecasted income pursuant to clause (x)(2) above, the aggregate adjustments shall not exceed 5.0% of the Consolidated EBITDA reflected in the most recently delivered Compliance Certificate.  Solely for the fiscal quarter ended March 31, 2019, “Consolidated EBITDA” may be adjusted (without duplication) to exclude the expenses recognized (in accordance with GAAP) arising from the Gavilon Energy EPA Settlement in an amount not to exceed, in connection with the determination of “Consolidated EBITDA” for any period, the amount permitted to be included in “Consolidated EBITDA” with respect thereto for such quarter in the Existing Credit Agreement.

“Consolidated Interest Expense” means, for any period, for the Credit Parties on a consolidated basis, an amount equal to, without duplication, (a) all interest, premium payments, debt discount, fees, charges and related expenses of the Credit Parties in connection with borrowed money (including capitalized interest and letter of credit fees) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP (but excluding amortized non-cash financing costs), plus (b) the portion of rent expense of the Credit Parties with respect to such period attributable to interest under Capital Lease Obligations and Synthetic Leases whether or not treated as interest in accordance with GAAP, plus (c) the net amount payable under interest rate Hedging Agreements accrued during such period (whether or not actually paid during such period) minus (d) the net amount receivable under interest rate Hedging Agreements accrued during such period (whether or not actually received during such period). “Consolidated Interest Expense” shall be calculated for each period, on a pro forma basis, after giving effect to, without duplication, any incurrence or repayment of Indebtedness, any Permitted Acquisition and any Disposition occurring during each period, as the case may be, and as if such incurrence, acquisition or disposition (as applicable) occurred or was completed on the first day of such period.

“Consolidated Net Income” means, for any period, for the Credit Parties, the net income (or loss) of the Credit Parties for that period determined on a consolidated basis without duplication in accordance with GAAP.

“Consolidated Total Assets” means, as of the date of any determination thereof, total assets of the Credit Parties and their Subsidiaries calculated on a consolidated basis in accordance with GAAP consistently applied as of such date.

“Contingent Obligation” means, as to any Person (the “guarantor”), any obligation of such guarantor guaranteeing the payment or performance of any Indebtedness, leases, dividends or other obligations (collectively “primary obligations”) of any other Person (the “primary obligor”), whether directly or indirectly, including any obligation of such guarantor (a) to purchase any such primary obligation or other property constituting direct or indirect security therefor, (b) assume or contingently agree to become or be secondarily liable in respect of any such primary obligation, (c) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital for the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (d) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (e) otherwise to assure or hold harmless the owner of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include endorsements of checks or other negotiable instruments in the ordinary course of business.

“Continuing Member” means (a) individuals who on the Closing Date constituted the board of managers or other equivalent governing body of the General Partner and (b) any new members of the board of managers or other equivalent governing body of the General Partner whose election or whose nomination for election by the holders of the Equity Interests of the General Partner was approved by at least a majority of the members then still in office (or a duly constituted committee thereof) either who were members on the Closing Date or whose election or nomination for election was previously so approved.

“Control Agreements” collectively means the deposit account, securities account, commodity account or blocked account control agreements, in Proper Form, to be executed and delivered by and among the Collateral Agent, the Credit Parties required by the Collateral Agent and the applicable financial institutions described in Schedule 5.22 attached hereto, together with all modifications and/or replacements thereof which are approved in writing by the Collateral Agent, for purposes of evidencing control by the Collateral Agent in one or more deposit accounts or securities accounts maintained by the applicable Credit Parties with any such specified financial institution, in the case of the Collateral Agent, for purposes of perfection of the Collateral Agent’s Lien in such accounts.

“Controlled Account” means a deposit account or a securities account of any Credit Party that, in each case, is subject to a Control Agreement.

“Conversion Fee” has the meaning assigned to that term in the Fee Letter.

“Copyrights” has the meaning specified for such term in the definition of “Intellectual Property.”

“Credit Parties” means the Borrower and the Guarantors.

“Crude Oil” means liquid petroleum, regardless of gravity, produced at the well by ordinary production methods and which are not the result of condensation of gas before or after it leaves the reservoir.

“Debt Incurrence Financial Ratio Requirements” means, in relation to any Indebtedness incurred under Sections 7.1(b), (f), and (i), immediately after giving effect to the incurrence of any such Indebtedness (and giving pro forma effect to the expected application of proceeds thereof) based upon the Total Indebtedness immediately after giving effect to such incurrence (and application of proceeds) and Consolidated EBITDA for the four fiscal quarters most recently ended on or before the date of such incurrence, (a) the Leverage Ratio of the Credit Parties shall not be greater than 4.0 to 1.0 and (b) the Interest Coverage Ratio of the Credit Parties shall not be less than 2.75 to 1.0.

“Debtor Relief Law” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that constitutes an Event of Default or that upon notice, the lapse of time or both, unless cured or waived, become an Event of Default.

“Default Rate” means, on any day, the Total Cap.

“Detached RIN” means a RIN generated in accordance with RFS that is no longer associated with a specific gallon of biofuel to the extent such separation has occurred as provided in 40 CFR 80.1429(b), or such successor rule or regulation that governs the separation of RINs from a volume of renewable fuel.

“Disposition” means the sale, transfer, lease or other disposition (including pursuant to a merger resulting in the subject Property no longer being owned by a Credit Party) of any Property.

“Dollars” and “$” means dollars in lawful currency of the United States of America.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” in the Administrative Questionnaire, or such other office of such Lender as such Lender may from time to time specify in writing to the Borrower and the Administrative Agent.

“Domestic Subsidiary” means any Subsidiary of any Borrower that is organized and domiciled in the United States of America.

“DRE” has the meaning assigned to such term in the definition of “Excluded Subsidiary”.

“Duration Fee” has the meaning assigned to that term in the Fee Letter.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b)  of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, or (d) any other Person approved by (i) the Administrative Agent and (ii) the Borrower (such approval not to be unreasonably withheld, delayed or conditioned); provided, however, such approval by the Borrower shall not be required (i) if an Event of Default has occurred which has not been waived or cured or (ii) if (x) after giving effect to the assignment (and any substantially contemporaneous assignments), four or more Lenders hold Term Loans and (y) more than six months has elapsed since the Closing Date.

“Eligible Detached RINs” means, with respect to any RIN type at any time, the aggregate number of Detached RINs of such type owned by all Credit Parties at such time less the number of Detached RINs of such type that would be required to set off all renewable volume obligations of all Credit Parties under the RFS, if compliance with the renewable volume obligations under the RFS were required to be determined at such time.

“Eligible RIN Inventory” means, with respect to any Credit Party, all inventory of such Credit Party consisting of Eligible Detached RINs that satisfy the following requirements: such inventory (a) is owned by such Credit Party, (b) subject to a first priority perfected security interest for the benefit of the Secured Parties consistent with the Security Agreement, (c) has an expiration date at least 31 days after the Borrowing Base Certification Date as defined in the Existing Credit Agreement, and (d) is valid for use in accordance with RFS.

“Environmental Claim” means any third party (including any Governmental Authority) action, lawsuit, claim or proceeding (including claims or proceedings at common law) which seeks to impose or alleges any liability for (a) pollution or contamination by, or releases or threatened releases of, Hazardous Substances into the air, surface water, ground water or land or the clean-up, abatement, removal, remediation or monitoring of such pollution, contamination or Hazardous Substances; (b) generation, recycling, reclamation, handling, treatment, storage, disposal or transportation of Hazardous Substances; (c) exposure to Hazardous Substances; or (d) the safety or health of employees. An “Environmental Claim” includes a proceeding to issue, modify or terminate an Environmental Permit to the extent that such a proceeding attempts to redress violations of the applicable permit, license, or regulation as alleged by any Governmental Authority.

“Environmental Law” means all applicable requirements imposed by any law (including the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act, the Clean Air Act, and any state analogues of any of the foregoing), rule, regulation, or order of any Governmental Authority now or hereafter in effect that relate to (a) pollution, protection or clean-up of the air, surface water, ground water or land; (b) Hazardous Substance generation, recycling, reclamation, release, threatened release, handling, treatment, storage, disposal or transportation; (c) exposure of Persons or property to releases of Hazardous Substances; or (d) occupational health and safety.

“Environmental Liabilities” means all liabilities, contingent or otherwise, arising from any Environmental Claim, Environmental Permit or Environmental Law, at law or in equity, and whether based on negligence, strict liability or otherwise, including: remedial, removal, response, abatement, restoration (including natural resources), investigative, or monitoring liabilities, personal injury and damage to property or natural resources, and any other related costs, expenses, losses, damages, penalties, fines, liabilities, indemnities and obligations, including attorney’s fees and court costs.

“Environmental Permit” means any permit, license, approval or other authorization required under any Environmental Law.

“Equity Interests” means as to a Business Entity, all capital stock, partnership interests, membership interests, beneficial interests in a trust or other indicia of equity rights issued by a Business Entity from time to time, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“Equity Offering” means any public or private sale of common stock or preferred stock of Parent or the Borrower, other than:

(a)                                 public offerings with respect to the Parent’s or the Borrower’s or any direct or indirect parent company’s common stock registered on Form S-4 or Form S-8 (or similar forms under non-U.S. law);

(b)                                 issuances to any Subsidiary of the Borrower;

(c)                                  issuances pursuant to the exercise of options or warrants outstanding on the date hereof;

(d)                                 issuances upon conversion of securities convertible into common stock outstanding on the date hereof;

(e)                                  issuances in connection with an acquisition of property (including, for the avoidance of doubt, any Permitted Acquisition) in a transaction entered into on an arm’s-length basis;

(f)                                   issuances pursuant to employee stock plans; and

(g)                                  issuances in connection with the purchase price payable with respect to the Acquisition.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and all rules, regulations, rulings and interpretations adopted by the Internal Revenue Service or the Department of Labor thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that together with any Credit Party or any Subsidiary of any Credit Party is treated as a single employer under Section 414(b) or (c) of the Code or, solely with respect to Sections 412 or 430 of the Code, Section 414(m) or (o) of the Code.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurocurrency Reserve Requirements” means for any day as applied to a LIBOR Borrowing, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements current on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto), as now and from time to time hereafter in effect, dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board) maintained by a member bank of the Federal Reserve System.

“Event of Default” means any of the events specified in Section 8.1.

“Excess Interest Amount” has the meaning specified in Section 2.19.

“Excess Proceeds” has the meaning specified in Section 2.5(b)(C).

“Exchange Date” means the date that is 12 months after the Closing Date or, if the date that is 12 months following the Closing Date is not a Business Day, the Business Day immediately preceding the date that is 12 months following the Closing Date.

“Exchange Event” has the meaning specified in Section 2.20(a).

“Exchange Note Indenture” means the indenture relating to the Exchange Notes, which shall (except as otherwise expressly provided in this Agreement) contain terms consistent with the terms of indenture dated as of April 9, 2019 among NGL Energy Partners LP, NGL Energy Finance Corp. and the Bank National Association, as trustee, governing the 7.5% Senior Notes due 2026, with appropriate modifications thereto to reflect the first lien secured status of the Exchange Notes.

“Exchange Note Trustee” has the meaning specified in Section 2.20(d).

“Exchange Notes” has the meaning specified in Section 2.20(a).

“Exchange Notice” has the meaning specified in Section 2.20(b).

“Exchange Trigger Event” shall be deemed to have occurred on each date that the Administrative Agent shall have received requests from the Lenders in accordance with Section 2.20 to exchange a principal amount of Term Loans (that are outstanding as Term Loans at such time) for Exchange Notes, which shall be in an aggregate amount equal to or greater than $50,000,000 or, if less than $50,000,000 aggregate principal amount of Term Loans remain outstanding, all outstanding remaining Term Loans.

“Excluded Deposit Account” means any deposit account with a balance of less than $5,000,000; provided that the aggregate amount on deposit in all Excluded Deposit Accounts shall not, at any time, exceed 5.0% of Partners’ Capital.

“Excluded Real Property Asset” means any (a) Leasehold Property and (b) any other Real Property Asset with a book value of less than $5,000,000 (in the case of clauses (a) and (b), other than each Real Property Asset which the Borrower has elected to designate as a Mortgaged Property); provided that the aggregate value of all Real Property Assets (including all Leasehold Property) that qualifies as Excluded Real Property Assets shall not, at any time, exceed 5.0% of Partners’ Capital.

“Excluded Subsidiary” means any 1) Subsidiary that is not a Domestic Subsidiary and is not disregarded as an entity separate from its owner within the meaning of Treas. Reg. § 301.7701-1 (a “DRE”) and 2) any foreign Subsidiary that is treated as a DRE and owns (directly or indirectly through one or more DREs) a Subsidiary that is (a) not a Domestic Subsidiary and (b) not a DRE.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), overall gross income, franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest under any Loan Document pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Term Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.14(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.12, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.12(g), (d) any Taxes imposed under FATCA and (e) any United States backup withholding Taxes.

“Exempted Joint Venture” means, at any time, any Business Entity that is not a Credit Party (i) whose Equity Interests are directly held legally or beneficially by a Credit Party (or group of Credit Parties) in an amount not to exceed 75% of the outstanding Equity Interests of such Business Entity, determined as of the date the Borrower designated such Business Entity to be an “Exempted Joint Venture” consistent with (iii) below, (ii) all of whose Equity Interests held by any Credit Party are subject to a first priority perfected security interest for the benefit of the Secured Parties consistent with the Security Agreement (except that such Equity Interests shall not be deemed “Excluded Assets” as defined in the Security Agreement), (iii) that has been designated, in writing, by the Borrower to the Administrative Agent to be an “Exempted Joint Venture”, and (iv) that is engaged in a business consistent with Section 7.5 of this Agreement. The Exempted Joint Ventures as of the Closing Date are listed on Schedule 1.1E.

“Existing Credit Agreement” means certain Amended and Restated Credit Agreement dated as of February 14, 2017 (as amended, supplemented and otherwise modified from time to time prior to the date hereof) among the Credit Parties, Deutsche Bank AG, New York Branch, Deutsche Bank Trust Company Americas, and the several banks and other financial institutions from time to time party thereto as lenders.

“Fair Market Value” means the price that would be agreed to by a willing buyer and a willing seller, where neither the buyer nor the seller is under any compulsion to buy or sell, as the fair market value of the Property in an orderly Disposition thereof; provided, that if the Borrower and Collateral Agent cannot agree on the Fair Market Value with respect to a specific Property or Properties, the Fair Market Value shall be determined, at the cost and expense of the Borrower, by an independent appraiser selected by the Collateral Agent, who is of national standing with experience valuing comparable properties.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” means, for any day, a rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it; provided that if the Federal Funds Effective Rate as determined above shall be less than zero at any time, such rate shall be deemed to be zero for the purposes of this Agreement.

“Fee Letter” means the certain fee letter entered into among Parent, the Administrative Agent, the Arranger and the Initial Lender dated as of July 2, 2019.

“Financial Officer” means, with respect to any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person.

“First Purchaser Lien” means a Lien as defined in Texas Bus. & Com. Code Section 9.343, or comparable laws of the states of Oklahoma, Kansas, Mississippi, Wyoming, or New Mexico, or any other state.

“Flood Determination Form” as defined in Section 6.18 hereof.

“Flood Hazard Property” means a Mortgaged Property the improvements on which are located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards and requiring either the Credit Party or Collateral Agent to purchase special flood insurance.

“Flood Laws” means, collectively, the Flood Disaster Protection Act of 1973 and the National Flood Insurance Reform Act of 1994.

“Foreign Lender” means (a) if the Credit Party is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Credit Party is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Credit Party is resident for tax purposes. For purposes of this definition, the United States of America, each state thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means a Subsidiary of Borrower that is organized under the laws of a country (or political subdivision thereof) other than the United States.

“GAAP” means, as to a particular Person, those principles and practices that (a) are recognized as such by the Financial Accounting Standards Board or successor organization, and (b) are consistently applied (or with respect to which any change in principles and practice mandated by the Financial Accounting Standards Board or successor organization are disclosed in writing to the Administrative Agent) for all periods after the date of this Agreement in a manner consistent with the manner in which such principles and practices were applied to the most recent audited financial statements of the relevant Person furnished to the Administrative Agent and the Lenders prior to the date of this Agreement (or with respect to which any change in principles and practice mandated by the Financial Accounting Standards Board or successor organization are disclosed in writing to the Administrative Agent, subject to the provisions of Section 1.2(b)).

“Gavilon Energy EPA Settlement” means the settlement of certain allegations by the U.S. Environmental Protection Agency against Gavilon Energy relating to alleged civil violations by Gavilon Energy and Western Dubuque Biodiesel in 2011 of certain Clean Air Act’s renewable fuel standards regulations, which settlement terms were memorialized in a consent decree that was lodged with the United States District Court for the Northern District of Iowa on September 27, 2018 and approved by such court November 8, 2018.

“General Partner” means NGL Energy Holdings LLC, a Delaware limited liability company.

“Governmental Authority” means the United States of America, any state of the United States, and any political subdivision of any of the foregoing, any other nation or government, or any state, provincial or other subdivision thereof, or supranational authority, and any agency, instrumentality, department, commission, board, bureau, central bank, authority, court or other tribunal, in each case whether executive, legislative, judicial, regulatory or administrative.

“Guarantors” means Parent, each Borrower, each other Subsidiary of Parent listed on the signature pages to this Agreement as a guarantor, each other Subsidiary of Parent added as a guarantor pursuant to Section 6.10 and each other Subsidiary that the Parent shall elect to add as a guarantor in its discretion. “Guarantor” means any one of such Guarantors.

“Guaranty” means the guaranty given by each Guarantor under Section 10.18 or any other guaranty agreement entered into by such Guarantor in favor of the Collateral Agent and the other Secured Parties.

“Hazardous Substance” means any hazardous or toxic waste, substance or material defined as or regulated as “hazardous” or “toxic” or a “pollutant” by any Environmental Law, including dangerous waste (as defined under the Resource Conservation and Recovery Act or its regulations, as amended from time to time), any carcinogenic, mutagenic or infectious wastes or substances, petroleum and any constituent thereof, and any radioactive materials and waste;

provided, however, the words “Hazardous Substance” shall not mean or include any such Hazardous Substance that may be naturally occurring in any ambient air, surface water, ground water, land surface or subsurface strata.

“Hedging Agreement” means an agreement relating to any swap, cap, floor, collar, option, forward, futures contract, cross right or obligation, or combination thereof or similar transaction, with respect to interest rate, foreign exchange, currency, commodity (including, for the avoidance of doubt, any of the commodities described in the definition of “Product”), commodity supply, credit or equity risk.

“Hedging Obligations” means, with respect to any Person, any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under any Hedging Agreements and any and all cancellations, buy backs, reversals, terminations or assignments of any of the foregoing.

“Highest Lawful Rate” means, with respect to the Administrative Agent or any Lender, the maximum nonusurious rate of interest permitted to be charged by, as applicable, the Administrative Agent or such Lender under applicable laws (if any) of the United States or any state from time to time in effect.

“Immaterial Subsidiary” means any Subsidiary (other than an Excluded Subsidiary) of any Credit Party designated as such by the Borrower; provided, that, (i) the total assets of all Immaterial Subsidiaries, determined in accordance with GAAP as of the date of the most recent financial statements delivered pursuant to Section 6.3, shall not exceed five percent (5%) of the Consolidated Total Assets of the Credit Parties and their Subsidiaries as of such date and (ii) the Consolidated EBITDA of all Immaterial Subsidiaries, calculated on a pro forma basis as if all such Immaterial Subsidiaries were Credit Parties for the purpose of such calculation, shall not exceed, as of any date of determination, 5% of the Consolidated EBITDA of all Credit Parties. The Immaterial Subsidiaries as of the Closing Date are identified on Schedule 5.7.

“Indebtedness” means, as to any Person, without duplication: (a) all indebtedness of such Person for borrowed money; (b) any other indebtedness which is evidenced by a bond, note debenture or similar instrument or upon which interest charges are traditionally paid; (c) all Capital Lease Obligations of such Person; (d) all obligations of such Person for the deferred purchase price of Property or services (except current trade accounts payable arising in the ordinary course of business and payable in accordance with customary trade practices); (e) all reimbursement obligations, contingent or otherwise, of such Person in respect of outstanding letters of credit, acceptances and similar obligations created for the account of such Person; (f) all indebtedness, liabilities, and obligations secured by any Lien on any Property owned by such Person even though such Person has not assumed or has not otherwise become liable for the payment of any such indebtedness, liabilities or obligations secured by such Lien; (g) net liabilities of such Person in respect of Hedging Obligations; (h) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person; (i) all obligations of such Person to pay the principal portion under any Synthetic Lease (calculated as the net present value of the rental payments thereunder with the implicit rate of interest of such Synthetic Lease as the discount factor); (j) all Indebtedness of another entity to the extent such Person is liable therefor (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor; (k) all Contingent Obligations of such Person with respect to Indebtedness of others; and (l) all mandatory obligations of such Person to purchase, redeem, retire or defease any Equity Interests in such Person or any other Person prior to December 31, 2024, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Initial Lender” means The Toronto-Dominion Bank, New York Branch.

“Intellectual Property” means all U.S. and foreign (a) patents, patent applications, patent disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof (“Patents”), (b) trademarks, service marks, trade names, domain names, logos, slogans, trade dress, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (“Trademarks”), (c) copyrights and copyrightable subject matter (“Copyrights”), (d) rights of publicity, (e) moral rights and rights of attribution and integrity, (f) computer programs (whether in source code, object code, or other form), databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing, (g) trade secrets and all confidential information, know-how, inventions, proprietary processes, formulae, models, and methodologies, (h) all rights in the foregoing and in other similar intangible assets, (i) all applications and registrations for the foregoing, and (j) all rights and remedies against infringement, misappropriation, or other violation thereof.

“Intellectual Property Security Agreement” shall have the meaning attributed to such term in Section 5.21.

“Intercreditor Agreement” means any intercreditor agreement, dated as of the date hereof among the Administrative Agent on behalf of the Secured Parties, the administrative agent on behalf of the secured parties under the Existing Credit Agreement, the collateral agent therein and the Credit Parties, that the Administrative Agent has been authorized to enter by each Secured Party pursuant to Section 10.25 of this Agreement, and any amendment, modification, restatement or supplement thereof.

“Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the period of four fiscal quarters ending on such date to (b) Consolidated Interest Expense for such period.

“Interest Option” shall have the meaning specified in Section 2.8(a).

“Interest Payment Dates” means (a) for Alternate Base Rate Borrowings, (i) the last Business Day of each fiscal quarter prior to the Maturity Date, and (ii) the Maturity Date; (b) for LIBOR Borrowings, the end of the applicable Interest Period.

“Interest Period” means the period commencing on the date of such applicable LIBOR Borrowing and ending on the date that is one or three months, as the case may be, thereafter, and, thereafter, the period commencing on the date that is one or three months, as the case may be, after the date of commencement of the immediately preceding Interest Period, and ending on the date that is one or three months, as the case may be, thereafter; provided, however, that (a) if an Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (b) interest shall accrue from and including the first day of an Interest Period to, but excluding, the last day of such Interest Period.

“Inventory” means all inventory (as such term is used in the UCC), goods and merchandise now owned and hereafter acquired by any Credit Party, wherever located, to be furnished under any contract of service or held for sale or lease, all returned goods, raw materials, other materials and supplies of any kind, nature or description which are or will be used or consumed in the business of any Credit Party or any of their Subsidiaries or used in connection with the packing, shipping, advertising, selling or finishing of such goods, merchandise and such other personal property, and all documents of title or other documents representing any of them.

“Investment” means the purchase or other acquisition of any securities or Indebtedness of, or the making of any loan, advance, extension of credit or capital contribution to (or the transfer of Property having the effect of any of the foregoing), or the incurring of any Contingent Obligation in respect of the Indebtedness of, any Person (in each case other than accounts receivable arising in the ordinary course of business). The amount of any Investment shall be determined as the initial cost of such Investment and all additional costs of such Investment less the aggregate amount of all repayments of principal and returns of capital on such Investment; provided that the amount of any Investment shall not be less than zero.

“IRS” means the United States Internal Revenue Service.

“Joinder Agreement” means any agreement, in Proper Form, executed by a Subsidiary of a Credit Party from time to time in accordance with Section 6.10, pursuant to which such Subsidiary joins in the execution and delivery of this Agreement or any other Loan Document.

“Krimbill Parties” means Michael Krimbill, KrimGP2010, LLC, Krim2010, LLC and any trusts or family partnerships of Michael Krimbill and his family members established for estate planning purposes; provided, that KrimGP2010, LLC, Krim2010, LLC and such trusts or family partnerships are directly or indirectly controlled by Michael Krimbill.

“Leasehold Property” means any leasehold interest of any Credit Party as lessee under any lease of a Real Property Asset.

“Legal Requirement” means any law, statute, ordinance, decree, requirement, order, judgment, rule, regulation (or interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority.

“Lender” or “Lenders” shall have the meaning specified in the preamble of this Agreement.

“Leverage Ratio” means, as of any date of determination, the ratio of (a) Total Indebtedness as of such date to (b) Consolidated EBITDA for the period of the four fiscal quarters most recently ended.

“LIBOR” means, with respect to each Interest Period for each LIBOR Borrowing, the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for deposits in United States Dollars for a period equal in length to such Interest Period as displayed on Reuters Screen LIBOR01 Page (or any successor or substitute page or service providing quotations of interest rate available to dollar deposits in the London interbank market comparable to those currently provided on such page, as determined by the Administrative Agent from time to time) at approximately 11:00 a.m. London time, two (2) Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then “LIBOR” with respect to such LIBOR Borrowing for such Interest Period shall be the arithmetic average (rounded to the nearest 1/100 of 1%) of the offered quotation to first-class banks in the interbank Eurodollar market by the Administrative Agent for US dollar deposits of an amount in same day funds comparable to the outstanding principal amount of the Adjusted LIBOR Rate Loan of the Administrative Agent for which an interest rate is then being determined with maturities comparable to the Interest Period to be applicable to such Adjusted LIBOR Rate Loan, determined as of 11:00 a.m. (London time) on the date which is two (2) Business Days prior to the commencement of such Interest Period. Notwithstanding the foregoing, if LIBOR shall at any time be less than zero, such rate shall be deemed to be zero at such time for the purposes of this Agreement.

“LIBOR Borrowing” means, as of any date, that portion of the principal balance of the Term Loans bearing interest at the Adjusted LIBOR Rate as of such date and having the same Interest Period.

“LIBOR Lending Office” means, with respect to any Lender, the office of such Lender specified as its “LIBOR Lending Office” in the Administrative Questionnaire, or (if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify in writing to the Borrower and the Administrative Agent.

“LIBOR Rate” with respect to each day during each Interest Period pertaining to a LIBOR Borrowing, a rate per annum determined for such date in accordance with the following formula (rounded upwards to the nearest 1/100th of 1%):

LIBOR
1.00 — Eurocurrency Reserve Requirements

“Lien” means, with respect to any asset of any Person, (a) any mortgage, pledge, charge, encumbrance, security interest, collateral assignment or other lien or restriction of any kind on such asset, whether based on common law, constitutional provision, statute or contract, (b) the interest of any vendor or a lessor under any conditional sale agreement, title retention agreement or capital lease relating to such asset, (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities, or (d) any other right of or arrangement with any creditor to have such creditor’s claim satisfied out of such assets, or the proceeds therefrom, prior to the general creditors of such Person owning such assets.

“Loan Documents” means this Agreement, the Notes, the Fee Letter, the Security Documents, the Guaranties, the Joinder Agreements, the Intercreditor Agreement, all instruments, certificates and agreements now or hereafter executed and delivered to any Agent and/or the Lenders in connection with or pursuant to any of the foregoing, and all amendments, modifications, renewals, extensions, increases and rearrangements of, and substitutions for, any of the foregoing.

“Major Permitted Business Expansion Project” means a Permitted Business Expansion Project with respect to which one or more Credit Parties have made Capital Expenditures in excess of $5,000,000.

“Material Adverse Effect” means (a) a material adverse change in or a material adverse effect on the business, assets (including the Collateral), operations, financial condition of the Credit Parties (taken as a whole), (b) a material impairment of the ability of the Borrower or the Guarantors (taken as a whole) to perform any of their respective obligations under this Agreement, the Notes or any other Loan Document; (c) the legality, validity, binding effect or enforceability of this Agreement, the Notes or any other Loan Document, or (d) a material impairment of the rights of, remedies of or benefits available to the Secured Parties under this Agreement, the Notes or any other Loan Document.

“Material Disposition” means any Disposition of Property or series of related Dispositions of Property that either has a fair market value, or yields gross proceeds to the Credit Parties in excess of $5,000,000.

“Material Lease” means any lease agreement with respect to a Material Leasehold Property.

“Material Leasehold Property” means Leasehold Property with annual rental payments in excess of $1,250,000.

“Maturity Date” means the fifth anniversary of the Closing Date.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means (a) a security instrument (whether designated as a deed of trust, a deed to secure debt, a mortgage, a leasehold mortgage, a leasehold deed of trust, a leasehold deed to secure debt, an assignment of leases and rents or by any similar title) executed and delivered by any Credit Party in substantially the form of Exhibit H annexed hereto, or in such other form as may be approved by the Collateral Agent, in each case with such changes thereto as may be recommended by the Collateral Agent’s local counsel based on local laws or customary local practices, and (b) at the Collateral Agent’s option, an amendment to an existing Mortgage, in form satisfactory to the Collateral Agent, adding any Real Property Assets to the Mortgaged

Property encumbered by such existing Mortgage, in either case as such security instrument or amendment may be amended, supplemented or otherwise modified from time to time. “Mortgages” means all such instruments.

“Mortgaged Property” has the meaning specified for such term in Section 6.18(a).

“Multiemployer Plan” means a plan as defined in Section 3(37) or Section 4001(a)(3) of ERISA.

“Natural Gas” means natural gas and Natural Gas Liquids (including propane).

“Natural Gas Liquids” means liquid hydrocarbons, including as ethane, propane, butane, and pentane, that in each case, are extracted from field gas.

“Net Open Position” with respect either Crude Oil, Natural Gas Liquids, Refined Petroleum Products and Renewable Products, as applicable, the absolute value of the number of barrels of such Product obtained by subtracting (a) the sum of (i) the number of barrels of such Product which the Credit Parties have committed to buy, or can be required to buy, or will receive under a Commodity Contract, on a future date at a fixed price; and (ii) the number of barrels of such Product that the Credit Parties have in Inventory from (b) the number of barrels of such Product that the Credit Parties have committed to sell, or can be required to sell, or will deliver under a Commodity Contract, on a future date at a fixed price.

“Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made as a result of such event to repay Indebtedness (other than Term Loans and obligations under the Existing Credit Agreement) secured by such asset and (iii) the amount of all taxes paid (or reasonably estimated to be payable) and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer).

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all affected Lenders in accordance with the terms of Section 10.10 and (b) has been approved by the Required Lenders.

“Notes” has the meaning set forth in Section 2.3.

“Obligations” means all advances to, and debts, liabilities, obligations, fees, costs, indemnities, covenants, performance and duties of, any Credit Party arising under any Loan

Document or otherwise with respect to any Term Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees and other obligations that accrue after the commencement by or against any Credit Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding (or that would accrue or arise but for the commencement of any such case).

“Obligee” and “Obligees” shall have the meanings assigned to such terms in Section 10.17.

“Organizational Documents” means, with respect to a corporation, the certificate of incorporation, articles of incorporation and bylaws of such corporation; with respect to a limited partnership, the limited partnership agreement and certificate of limited partnership of such limited partnership; with respect to a joint venture, the joint venture agreement establishing such joint venture; with respect to a limited liability company, the articles of organization or certificate of formation and regulations or limited liability company agreement of such limited liability company; and with respect to a trust, the instrument establishing such trust; in each case including any and all modifications thereof as of the date of the Loan Document referring to such Organizational Document and any and all future modifications thereof.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Term Loan or Loan Document).

“Other Taxes” means all present or future stamp, or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except for any such Taxes imposed by an assignment or participation under any Loan Document.

“Parent” shall have the meaning specified in the preamble to this Agreement.

“Participant Register” has the meaning specified in Section 10.11(b).

“Parties” means all Persons other than the Administrative Agent, the Collateral Agent and any Lender executing any Loan Documents.

“Partners’ Capital” means, as of the date of determination, the aggregate value of the capital accounts of the partners of Parent as shown on Parent’s consolidated balance sheet contained in the most recent financial statements delivered pursuant to Section 6.3.

“Patents” shall have the meaning specified for such term in the definition of “Intellectual Property.”

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Acquisition” means the acquisition by the Credit Parties, in one or a series of related transactions, of all or substantially all of the assets of one or more Persons, or all of the Equity Interests of any Person, or assets constituting a separate line of business, division, or operating location, or any other acquisition of assets classified as a “business combination” in accordance with GAAP, in each case by purchase, merger or otherwise; provided, that such transaction or series of related transactions is not otherwise prohibited by this Agreement and each of the following conditions are met:

(a)                                 the Credit Parties comply with the requirements of Sections 6.5, 6.10 and 6.18 of this Agreement in connection with such Permitted Acquisition;

(b)                                 the assets acquired or the assets of the Person so acquired are free and clear of all Liens other than Liens permitted under Section 7.2;

(c)                                  any such Person acquired is organized in the United States or Canada;

(d)                                 the acquired assets, or the assets of the Person so acquired, are located in the United States or Canada and substantially all of such assets are energy-related and master limited partnership-qualified after giving effect to such Permitted Acquisition;

(e)                                  [reserved];

(f)                                   the Lenders shall have received at least five (5) Business Days (or such lesser period as is acceptable to Administrative Agent) prior to the applicable Acquisition Determination Date, (A) a certificate executed by a Responsible Officer of the Credit Parties setting forth calculations demonstrating that immediately after giving effect to such Permitted Acquisition, the Credit Parties are in pro forma compliance with the financial covenants set forth in Section 7.11, and (B) if an adjustment is being made to Consolidated EBITDA in connection with such acquisition, a copy of the acquisition model prepared by the Parent; provided, however, the Borrower will additionally deliver (i) to the extent available, annual financial statements (including audited financial statements) for the business to be acquired prepared by the seller for the three year period prior to the Acquisition Determination Date, and (ii) to the extent available, financial statements for the most recent interim period prior to the Acquisition Determination Date;

(g)                                  no Credit Party shall, in connection with any such transaction or series of related transactions, assume or remain liable with respect to any Indebtedness of the applicable sellers or the business, Person or assets acquired except to the extent permitted under Section 7.1;

(h)                                 all transactions in connection therewith shall be consummated in all material respects in accordance with all applicable laws of all applicable Governmental Authorities;

(i)                                     the Administrative Agent shall have received such further due diligence information as it may reasonably request, including information regarding any Accounts and Inventory to be acquired in such transaction or series of related transactions;

(j)                                    no Default or Event of Default then exists or would result therefrom; and

(k)                                 the acquisition is consensual and has been approved by the board of directors or other governing body of the Person so acquired.

“Permitted Affiliate Transactions” means any of the following: (a) transactions between Credit Parties; (b) customary directors’ fees, customary directors’ indemnifications and similar arrangements for officers and directors of the Credit Parties entered into in the ordinary course of business, together with any payments made under any such indemnification arrangements; (c) customary and reasonable loans, advances and reimbursements to officers, directors and employees of the Credit Parties for travel, entertainment, moving and other relocation expenses, in each case made in the ordinary course of business; (d) the incurrence of intercompany Indebtedness permitted pursuant to Section 7.1(d) and Contingent Obligations permitted pursuant to Section 7.1(e), (e) employment agreements and arrangements entered into with directors, officers and employees of the Credit Parties in the ordinary course of business; (f) Cash Dividends permitted by Section 7.10(a); (g) other transactions, contracts or agreements existing on the Closing Date and which are set forth on Schedule 7.6 attached hereto, together with any renewals and extensions of such existing transactions, contracts or agreements, so long as such renewals and extensions are upon terms and conditions substantially identical to the terms and conditions set forth in such existing transactions, contracts and agreements (or otherwise no less favorable to the Credit Parties, as applicable); and (h) other transactions between a Credit Party and any Person that is a seller in any Permitted Acquisition or an Affiliate of such a Person entered into prior to (or in conjunction with the closing of) and as part of such Permitted Acquisition and such Person becomes a director, officer or employee of a Credit Party as a result of such Permitted Acquisition.

“Permitted Business Expansion Project” means an expansion of the Credit Parties’ business through the construction of fixed or capital assets provided each of the following conditions are met:

(l)                                     the assets of such expansion are acquired and owned by such Credit Party free and clear of all Liens other than Liens permitted under Section 7.2 and (ii) pledged as Collateral pursuant to the terms of the Loan Documents, and the Collateral Agent is granted a first priority, perfected Lien therein (subject, as to priority, only to Liens permitted under Section 7.2(d), (e) and (f));

(m)                             substantially all of the acquired assets are master limited partnership-qualified energy-related assets after giving effect to such Permitted Business Expansion Project;

(n)                                 [reserved];

(o)                                 the Administrative Agent shall have received at least five Business Days (or such lesser amount as is acceptable to the Administrative Agent) prior notice of the proposed expansion, which notice shall include the following in connection with any project that involves a capital investment of $5,000,000 or more: (i) a description of the project and a summary financial analysis supporting the decision to undertake an expansion of the Credit Parties’ business through construction of fixed or capital assets, and (ii) a certificate executed by a

Responsible Officer of the Credit Parties setting forth calculations demonstrating (A) that immediately after giving effect to such Permitted Business Expansion Project, the Credit Parties are in pro forma compliance with the financial covenants set forth in Section 7.11, and (B) the EBITDA attributable to the contracts to be acquired in connection with such project;

(p)                                 no Credit Party, in connection with any such expansion, incurs or assumes any Indebtedness except to the extent permitted under Section 7.1(a);

(q)                                 all transactions in connection therewith shall be consummated in accordance with all applicable laws in all material respects of all applicable Governmental Authorities; and

(r)                                    no Default or Event of Default then exists or would result therefrom.

“Permitted Disposition” means a Disposition permitted by Section 7.4.

“Permitted Holder” means Michael Krimbill and each Krimbill Party, so long as such Krimbill Party is controlled, directly or indirectly, by Michael Krimbill.

“Permitted Non-Compete Indebtedness” shall mean Indebtedness consisting of deferred purchase price, seller notes, and other obligations owing to the sellers or related parties in connection with a Permitted Acquisition; provided, that (a) any such Indebtedness incurred in connection with any Permitted Acquisition shall not exceed 25% of the total Acquisition Consideration therefor, and (b) no such Indebtedness shall be payable over a period exceeding 10 years from the date of the initial closing date of such Permitted Acquisition.

“Permitted Non-Compete Liens” shall mean any Lien in favor of a seller or related party securing Permitted Non-Compete Indebtedness owing to such seller and/or related party in connection with a Permitted Acquisition; provided, that (a) such Lien may only attach to real Property and bulk storage tanks acquired from such seller or a related party in the Permitted Acquisition in connection with which such Permitted Non-Compete Indebtedness was incurred and no other Property, and (b) the aggregate Fair Market Value of all real Property and bulk storage tanks subject to such Liens shall not, at any time, exceed 2.5% of Partners’ Capital, (c) the documentation relating to such Liens shall be in form and substance reasonably acceptable to the Collateral Agent, and (d) such real Property and bulk storage tanks shall be subject to second priority Liens (junior only to such Permitted Non-Compete Liens and to Liens permitted by Sections 7.2(d), (e) and (f)) and Mortgages in favor of the Collateral Agent.

“Permitted Purpose” means (i) to fund payment of the purchase price for the Acquisition and related fees and expenses and (ii) to repay or prepay the obligations under the Existing Credit Agreement and related fees and expenses.

“Permitted Term Indebtedness” has the meaning specified in Section 7.1(l) of the Existing Credit Agreement.

“Permitted Term Indebtedness Agreement” has the meaning specified in the Existing Credit Agreement.

“Person” means any individual, corporation, business trust, unincorporated organization or association, partnership, joint venture, limited liability company, Governmental Authority or any other form of entity.

“Plan” means any plan subject to Title IV of ERISA, other than a Multiemployer Plan, which is sponsored, maintained, or contributed to by any Credit Party or any ERISA Affiliate of any Credit Party or with respect to which any Credit Party or any ERISA Affiliate of any Credit Party is required to contribute or otherwise has any liability.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by the Administrative Agent, at its principal office in New York, New York as its prime lending rate. Without notice to any Credit Party or any other Person, the Prime Rate shall change automatically from time to time as and in the amount by which said prime rate shall fluctuate, with each such change to be effective as of the date of each change in such prime rate. Any change in the interest rate resulting from a change in the “Prime Rate” shall become effective as of 12:01 a.m. of the Business Day on which such change in the “Prime Rate” is announced by the Administrative Agent. THE PRIME RATE IS A REFERENCE RATE AND DOES NOT NECESSARILY REPRESENT THE LOWEST OR BEST RATE ACTUALLY CHARGED BY THE ADMINISTRATIVE AGENT OR SUCH SUCCESSOR FINANCIAL INSTITUTION TO ANY OF ITS CUSTOMERS. THE ADMINISTRATIVE AGENT OR SUCH SUCCESSOR FINANCIAL INSTITUTION MAY MAKE COMMERCIAL LOANS OR OTHER LOANS AT RATES OF INTEREST AT, ABOVE AND BELOW THE PRIME RATE.

“Principal Office” means the principal office in New York City of the Administrative Agent, the Collateral Agent, or such other place as such Agent may from time to time by notice to the Borrower designate.

“Product” means physical energy commodities, including Crude Oil, Natural Gas Liquids, asphalt, recycled water, Refined Petroleum Products, Renewable Products and Eligible RIN Inventory.

“Prohibited Transaction” means any non-exempt transaction set forth in Section 406 of ERISA or Section 4975 of the Code.

“Proper Form” means in form and substance reasonably satisfactory to the Collateral Agent as of the time of delivery and execution.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

“Quarterly Unaudited Financial Statements” means the quarterly unaudited financial statements of the Parent and its Subsidiaries, which statements shall include (a) a balance sheet as of the end of the respective fiscal quarter, (b) a statement of operations for such respective fiscal quarter and for the fiscal year to date setting forth in comparative form the corresponding figures for the corresponding period of the preceding fiscal year (to the extent that the Parent was in existence during such corresponding period) and (c) a statement of cash flows for the fiscal year to date setting forth in comparative form the corresponding figures in the corresponding period of the preceding fiscal year (to the extent that the Parent was in existence during such corresponding period), all prepared in reasonable detail and in accordance with GAAP and certified by a Financial Officer of the Borrower as fairly and accurately presenting in all material respects the financial condition and results of operations of the Parent and its Subsidiaries, on a consolidated basis, at the dates and for the periods indicated therein, subject to normal year-end adjustments. The Quarterly Unaudited Financial Statements for the Credit Parties shall be prepared on a consolidated basis and shall also include business line financial statements prepared in reasonable detail.

“Rate Selection Date” means that Business Day which is (a) in the case of an Alternate Base Rate Borrowing, the day prior to such borrowing, or (b) in the case of a LIBOR Borrowing, the date three (3) Business Days preceding the first day of any proposed Interest Period for such LIBOR Borrowing.

“Rate Selection Notice” shall have the meaning specified in Section 2.8(b)(i).

“Real Property Asset” means, at any time of determination, any fee ownership or leasehold interest of any Credit Party in or to any real Property.

“Receivables” means and include all of the accounts, instruments, documents, chattel paper and general intangibles of the Credit Parties, whether secured or unsecured, whether now existing or hereafter created or arising, and whether or not specifically assigned to the Collateral Agent.

“Recipient” means (a) any Agent or (b) any Lender, as applicable.

“Refinancing Indebtedness” means any Indebtedness of the Credit Parties issued in exchange for, or the Net Proceeds of which are used to extend, refinance, renew, replace, defease or refund, other Indebtedness of such Person, provided, that:

(s)                                   the principal amount of such Refinancing Indebtedness does not exceed the sum of (i) the then outstanding principal amount of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded, and (ii) the reasonable and customary transactional costs and expenses incurred by the Credit Parties in connection with incurring such Refinancing Indebtedness;

(t)                                    the interest rate or rates to accrue under such Refinancing Indebtedness reflect current market rates available to similarly situated borrowers in substantially similar financings to the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded;

(u)                                 the maturities, amortization schedules, covenants, defaults, remedies, subordination provisions, collateral security provisions (or absence thereof) and other terms of such Refinancing Indebtedness are in each case, as determined by the Administrative Agent in its reasonable discretion, substantially the same as, or more favorable to the applicable Credit Party as those in the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded; and

(v)                                 no Default or Event of Default has occurred and is continuing or would result from the issuance or origination of such Refinancing Indebtedness.

“Refined Petroleum Products” means product from the refining of crude oil, including diesel fuel, gasoline, jet fuel and other heavier fuel oils but excluding Natural Gas Liquids.

“Register” shall have the meaning specified in Section 10.11(e).

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System from time to time in effect and shall include any successor or other regulation relating to reserve requirements applicable to member Lenders of the Federal Reserve System.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Renewable Products” means fuels produced from renewable resources, including biodiesel and ethanol.

“Reportable Event” means a “reportable event” as defined in Section 4043(c) of ERISA, excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation.

“Request for Extension of Credit” means a written request for extension of credit substantially in the form of Exhibit E attached hereto.

“Required Lenders” means Lenders having greater than 50% of the aggregate amount of the outstanding Term Loans.

“Responsible Officer” means, with respect to any Person, the chief executive officer, chief operating officer, president, chief financial officer, treasurer, controller, or general counsel (if any) of such Person.

“RFS” means the Renewable Fuel Standard of the United States Environmental Protection Agency in accordance with according to the Energy Policy Act of 2005 and the Energy Independence and Security Act of 2007.

“RIN” means renewable identification number assigned for the purpose of tracking the production, use and trading of renewable fuels as required by, and which are valid for purposes of satisfying the compliance requirements of the RFS.

“Risk Management Policy” means policies, operating procedures and limits of the Parent and its Subsidiaries designed to minimize the firm’s financial exposure to various risks as noted in the policies attached as Schedule 4.1(o) as approved by the board of directors (or other equivalent governing body) of the Parent, and as set forth on Schedule 4.1(o) as modified from time to time.

“S&P” means Standard & Poor’s Ratings Service, a Subsidiary of S&P Global Inc., or any successor by merger or consolidation to its business.

“Sanctioned Country” has the meaning specified in Section 5.24(b).

“Sanctioned Person” has the meaning specified in Section 5.24(b).

“Sanctions” means any economic or trade sanctions or restrictive measures enacted, administered, imposed or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (OFAC), the U.S. Department of State, the United Nations Security Council, and/or the European Union, and/or the French Republic, and/or Her Majesty’s Treasury, or other relevant sanctions authority.

“Secured Obligations” has the meaning specified in the Intercreditor Agreement.

“Secured Party” means each of the Administrative Agent, the Collateral Agent and any Lender, and in each case their respective successor and permitted assigns.

“Security Agreement” means that certain Security Agreement dated as February 14, 2017 among the Credit Parties, certain other secured parties and the Collateral Agent, as amended by that certain Amendment No. 1 to Amended and Restated Pledge and Security Agreement, dated as of the date hereof, among the Credit Parties, certain other Secured Parties and the Collateral Agent, as the same may thereafter be or have been joined in by a Credit Party pursuant to a Joinder Agreement, and any amendment, modification, restatement or supplement thereof.

“Security Documents” means the Security Agreement, all related financing statements and any and all other agreements, security agreements, pledge agreements, collateral assignments, Intellectual Property Security Agreements, Mortgages, chattel mortgages, Control Agreements, guaranties, assignments of income, standby agreements, subordination agreements, undertakings and other instruments and financing statements now or hereafter executed and delivered as security for the payment and performance of the Obligations, as any of them may from time to time be amended, modified, restated or supplemented.

“Seller” has the meaning specified in the preamble to this Agreement.

“Senior Secured Indebtedness” means, at any time, the Total Indebtedness that is not subordinated in right of payment to the Secured Obligations and which is secured by a Lien on any assets or property of any Credit Party or any Subsidiary of any Credit Party.

“Senior Secured Leverage Ratio” means, as of any date of determination, the ratio of (a) Senior Secured Indebtedness as of such date to (b) Consolidated EBITDA for the period of the four fiscal quarters most recently ended.

“Specified Acquisition Agreement Representations” means such of the representations made by or on behalf of the NGL Water Solutions, LLC in the Asset Purchase Agreement as are material to the interests of the Lenders, but only to the extent that the Seller has the right (determined without regard to any notice requirement) to terminate its obligations under the Asset Purchase Agreement, or otherwise have the right (determined without regard to any notice requirement) to decline to consummate the transactions contemplated under the Asset Purchase Agreement as a result of a failure of a condition resulting from a breach of such representations in the Asset Purchase Agreement.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any Business Entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other Business Entity of which Equity Interests representing more than 50% of the Equity Interests or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held.  Notwithstanding anything herein to the contrary, none of Sawtooth Caverns, LLC or any of its subsidiaries shall not be deemed to be a “Subsidiary” under any Loan Document so long as Sawtooth Caverns, LLC and any of its subsidiaries are not “Subsidiaries” under the Existing Credit Agreement.

“Synthetic Lease” means any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which lease or other arrangement is required or is permitted to be classified and accounted for as an operating lease under GAAP but which is intended by the parties thereto for tax, bankruptcy, regulatory, commercial law, real estate law and all other purposes as a financing arrangement.

“Take-Out Securities” means any debt securities issued by the Borrower and/or the Guarantors from the Closing Date.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loans” means a term loan by a Lender pursuant to its Commitment to the Borrower.

“Term Loan Commitment Percentage” means, with respect to any Lender, the ratio, expressed as a percentage, of such Lender’s Commitment to the Total Commitment.

“TD Bank” has the meaning specified in the preamble to this Agreement.

“Title Company” means Chicago Title Insurance Company or one or more other title insurance companies reasonably satisfactory to the Collateral Agent.

“Total Cap” has the meaning specified in the Fee Letter.

“Total Commitment” is set forth on Schedule 1.1A, as adjusted from time to time pursuant to the terms of this Agreement.

“Total Indebtedness” means, at any date, all Indebtedness of the Credit Parties and their Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP; provided, that Total Indebtedness shall exclude (a) all Hedging Obligations not then due and owing, (b) any contingent reimbursement obligations (including obligations representing the aggregate amount then available for drawing under all Letters of Credit (as defined in the Existing Credit Agreement)), and (c) the outstanding amount of Working Capital Revolving Loans and Swingline Loans owed to Working Capital Revolving Lenders (in each case, as defined in the Existing Credit Agreement).

“Total Leverage Indebtedness” means, at any date, Total Indebtedness as of such date plus the outstanding amount of Working Capital Revolving Loans (as defined in the Existing Credit Agreement) owed to Working Capital Revolving Lenders (as defined in the Existing Credit Agreement).

“Total Leverage Indebtedness Ratio” means, as of any date of determination, the ratio of (a) Total Leverage Indebtedness as of such date to (b) Consolidated EBITDA for the period of the four fiscal quarters most recently ended.

“Trademarks” shall have the meaning specified for such term in the definition of “Intellectual Property.”

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“U.S. Tax Compliance Certificate” has the meaning specified in the Section 2.12(g)(B)(3).

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.2                                    Accounting Terms and Determinations. Except where specifically otherwise provided:

(a)                                 The symbol “$” and the word “dollars” means lawful money of the United States of America.

(b)                                 Any accounting term not otherwise defined shall have the meaning ascribed to it under GAAP (as defined and applied in accordance with the Existing Credit Agreement). If any Credit Party is required after the date hereof to implement any change(s) in its accounting principles and practice as a result of any changes in GAAP mandated by the Financial Accounting Standards Board or successor organization, and if such change(s) result in any material change in the method of calculation of the Leverage Ratio, the Senior Secured Leverage Ratio, the Interest Coverage Ratio or the Total Leverage Indebtedness Ratio, as applicable, then for all periods after the date of implementation of such change(s) until one or more appropriate amendments of this Agreement addressing such change(s) in GAAP are negotiated, executed and delivered by the parties hereto in a form acceptable to all such parties, the Leverage Ratio, the Senior Secured Leverage Ratio, the Interest Coverage Ratio or the Total Leverage Indebtedness Ratio, as applicable, shall be calculated hereunder utilizing GAAP as in effect prior to such change(s).

(c)                                  Unless otherwise expressly provided, any accounting concept and all financial covenants shall be determined on a consolidated basis, and financial measurements shall be computed without duplication.

(d)                                 Wherever the term “including” or any of its correlatives appears in the Loan Documents, it shall be read as if it were written “including (by way of example and without limiting the generality of the subject or concept referred to)”.

(e)                                  Wherever the word “herein” or “hereof” is used in any Loan Document, it is a reference to that entire Loan Document and not just to the subdivision of it in which the word is used.

(f)                                   References in any Loan Document to Section numbers are references to the Sections of such Loan Document.

(g)                                  References in any Loan Document to Exhibits, Schedules, Annexes and Appendices are to the Exhibits, Schedules, Annexes and Appendices to such Loan Document, and they shall be deemed incorporated into such Loan Document by reference.

(h)                                 Any term defined in the Loan Documents which refers to a particular agreement, instrument or document shall also mean, refer to and include all modifications, amendments, supplements, restatements, renewals, extensions and substitutions of the same; provided, that nothing in this subsection shall be construed to authorize any such modification, amendment, supplement, restatement, renewal, extension or substitution except as may be permitted by other provisions of the Loan Documents.

(i)                                     Unless otherwise expressly stated in any Loan Document, all times of day used in the Loan Documents mean local time in New York, New York.

(j)                                    Defined terms may be used in the singular or plural, as the context requires.

Section 1.3                                    UCC Changes. All terms used herein which are defined in the UCC shall, unless otherwise defined herein, have the meanings ascribed to them in the UCC both as in effect on the date of this Agreement and as hereafter amended.

Section 1.4                                    Responsible Officers.  Each of the Credit Parties hereby authorizes each of the Responsible Officers of the Borrower listed on Schedule 1.4 hereto or otherwise designated by Borrower from time to time as provided below, to act as agent for all of the Credit Parties, and to execute and deliver on behalf of any Credit Party such notices, requests, waivers, consents, certificates, and other documents, and to take any and all actions, required or permitted to be delivered or taken by the Credit Parties hereunder. The Credit Parties may replace any of the Responsible Officers listed in Schedule 1.4 hereto or add any additional Responsible Officers by the delivery of a written notice by Borrower to the Administrative Agent specifying the names of each new Responsible Officer and the offices held by each such Person. Each Credit Party hereby agrees that any such notices, requests, waivers, consents, certificates and other documents executed, delivered or sent by Borrower or any Responsible Officer of Borrower and any such actions taken by Borrower or any Responsible Officer of Borrower shall bind each Credit Party.

ARTICLE II.
Commitments; Term Loans; Fees; Payments; Mandatory Prepayments;
Interest Rates; Mitigation Obligations; Replacement of Lenders; Exchanged Notes.

Section 2.1                                    Commitments.  Subject to the terms and conditions hereof, each Lender, severally and not jointly, agrees to make Term Loans to the Borrower on the Closing Date in a principal amount equal to such Lender’s Commitment. Amounts borrowed as a Term Loan which are repaid or prepaid may not be reborrowed.

Section 2.2                                    Loans.

(a)                                 Subject to Section 4.1, all Term Loans shall be advanced and made ratably by the Lenders in accordance with the Lender’s respective Term Loan Commitment Percentage of the Total Commitments.

(b)                                 When requesting a Term Loan hereunder, the Borrower shall give the Administrative Agent notice of a request for a Term Loan in accordance with Section 4.1(a).

(c)                                  Each Lender shall make its Term Loans available on the Closing Date by causing its Applicable Lending Office to pay the amount required to the Administrative Agent at the Principal Office in immediately available funds denominated in Dollars not later than 10:00 a.m., and the Administrative Agent shall as soon as practicable, but in no event later than 11:00 a.m. on such date, credit the amount so received to a general deposit account designated and maintained by the applicable Borrower. If a requested Term Loan shall not occur on the Closing Date because all of the conditions for such Term Loan set forth herein or in any of the other Loan Documents shall not have been met, the Administrative Agent shall return the amounts so received from the Lenders in respect of such requested Term Loan to the applicable Lenders as soon as practicable.

(d)                                 The Borrower and each Lender severally agrees that if the Term Loans have not been repaid in full by the Exchange Date, then the Conversion Fee shall be due and payable on the Exchange Date.

Section 2.3                                    Notes.

At the request of any Lender, the Borrower’s obligation to pay the principal of and interest on all Term Loans made to it by such Lender shall be evidenced, if Term Loans, by a promissory note (each, a “Note” and, collectively, the “Notes”) duly executed and delivered by the Borrower substantially in the form of Exhibit A hereto, with blanks appropriately completed in conformity herewith.

Section 2.4                                    Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Lender and for its own account the fees set forth in the Fee Letter.

Section 2.5                                    Termination or Reduction of the Commitments; Mandatory Prepayments.

(a)                                 Each Lender’s Commitment will be permanently reduced upon such Lender making any Term Loan under such Commitment by an amount equal to such Term Loan. Any termination or reduction of the Commitments shall be permanent.

(b)                                 Any outstanding Term Loans shall be prepaid on a Dollar-for-Dollar basis (with amounts received in non-Dollar currencies to be converted by the Borrower to Dollars) and applied pursuant hereto based upon foreign exchange rates actually received (net of currency exchange costs) by the Borrower acting in good faith and in a commercially reasonable manner in consultation with the Administrative Agent) within three (3) Business Days of receipt by the Borrower of the following Net Proceeds:

(A)                               Prior to the Exchange Date, 100.0% of the Net Proceeds actually received by the Borrower or any of its Subsidiaries from the issuance of Take-Out Securities;

(B)                               Prior to the Exchange Date, 100.0% of the Net Proceeds actually received from any Equity Offering (other than the Equity Offering to the extent that Net Proceeds thereof are Acquisition Consideration);

(C)                               100.0% of the Net Proceeds actually received by the Borrower or any of its Subsidiaries from Asset Sales (“Excess Proceeds”); provided that the Borrower may apply a portion of such Excess Proceeds to repay loans under the Existing Credit Agreement; provided, further that no more than a proportional amount, based on the respective principal amounts of Indebtedness outstanding under the Existing Credit Agreement, on the one hand, and this Agreement and, if Exchange Notes have been issued, the Exchange Note Indenture, on the other hand, may be applied to so repay Indebtedness under the Existing Credit Agreement; and provided, further that if such Asset Sale is consummated after the Exchange Date and if prior to the date any such prepayment is required to be made, the Borrower notifies the Administrative Agent of its intention to reinvest the Excess Proceeds in assets used or useful in the business (other than cash or Cash Equivalents) of the Borrower or any of its Subsidiaries, then so long as no Event of Default then exists, the Borrower shall not be required to make a mandatory prepayment under this clause (C) in respect of the Excess Proceeds to the extent (x) the Excess Proceeds are so reinvested within 180 days following receipt thereof within 180 days or (y) the Borrower or any of its Subsidiaries has committed to so reinvest the Excess Proceeds during such 180-day period and the Excess Proceeds are so reinvested within 180 days after the expiration of such 180-day period; it being understood that if the Excess Proceeds have not been so reinvested prior to the expiration of the applicable period, the Borrower shall promptly prepay the outstanding principal amount of the Term Loans with the Excess Proceeds not so reinvested or not so applied, as applicable, as set forth above (without regard to the immediately preceding proviso); and provided, further that, notwithstanding the foregoing provisions of this subclause (C), to the extent an Asset Sale includes assets included in the Borrowing Base (as defined in the Existing Credit Agreement), the Net Proceeds relating to such assets need not be applied as set forth above in this subclause (C) to the extent such Net Proceeds are applied to repay Working Capital Loans (as defined in the Existing Credit Agreement); and

(D)                               Prior to the Exchange Date, 100.0% of the Net Proceeds actually received by the Borrower or any of its Subsidiaries from the incurrence of Indebtedness (other than pursuant to Section 7.1(a), (b), (c), (d), (e), (f), (g), (h), (j), (k) or (l)(x).

(c)                                  Except as otherwise specified in this Agreement, all mandatory prepayments will be applied without penalty or premium and will be applied pro rata among the Lenders.

(d)                                 Notwithstanding any other provisions of this Section 2.5 or any other provision in any Loan Document to the contrary, in the case of any Net Proceeds giving rise to a prepayment event pursuant to Section 2.5(b) that are actually received by a Foreign Subsidiary of the Borrower, (A) the amount of such Net Proceeds that is required to be applied to prepay Term Loans at the times provided in Section 2.5(b) shall be net of any additional Taxes paid, reasonably estimated by the Borrower in good faith to be payable (pending a final determination of the amount of such Taxes by a Governmental Authority), or reserved against as a result of repatriation of such Net Proceeds to the United States and (b) if such Net Proceeds are prohibited, restricted or delayed by applicable local law from being repatriated to the United States, the portion of such Net Proceeds so affected will not be required to be applied to prepay Term Loans at the times provided in Section 2.5(b) but may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States (the Borrower hereby agreeing to use reasonable best efforts to cause the applicable Foreign Subsidiary to promptly take all actions reasonably required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Proceeds is permitted under the applicable local law, such repatriation will be immediately effected and such repatriated Net Proceeds will be promptly (and in any event not later than three Business Days after such repatriation) applied to the prepayment of Term Loans pursuant to Section 2.5(b) to the extent provided herein.

(e)                                  In addition to the mandatory prepayments required by Sections 2.5(b), the Borrower shall have the right, at its option, to prepay any of the Term Loans in whole at any time or in part from time to time, without premium or penalty, except as otherwise provided in this Section 2.5 or of Sections 2.8, 2.9, 2.10 or 2.11. Each prepayment of Term Loans may be made in an amount not less than $1,000,000 and whole multiples of $250,000 in excess thereof. Prepayments under this subparagraph (e) shall be subject to the following additional conditions:

(i)                                     In giving notice of prepayment as hereinafter provided, the Borrower shall specify, for the purpose of paragraphs (ii) and (iii) immediately following, the manner of application of such prepayment as between Alternate Base Rate Borrowings and LIBOR Borrowings; provided, that LIBOR Borrowing prepayments shall be made in a principal amount of $1,000,000 or whole multiples of $500,000 in excess thereof.

(ii)                                  Prepayments applied to any LIBOR Borrowing may be made on any Business Day, provided, that (A) the Borrower shall have given the Administrative Agent at least three Business Days’ prior irrevocable written or telecopied notice of such prepayment specifying the principal amount of the LIBOR Borrowing to be prepaid, the particular LIBOR Borrowing to which such prepayment is to be applied and the prepayment date; and (B) if such prepayment is made on any day other than the last day of the Interest Period corresponding to the LIBOR Borrowing to be prepaid, the Borrower shall pay upon demand directly to the Administrative Agent for the account of the applicable Lenders the Consequential Loss as a result of such prepayment.

(iii)                               Prepayments applied to any Alternate Base Rate Borrowing may be made on any Business Day; provided, that with respect thereto the Borrower shall have given the Administrative Agent prior irrevocable written notice or notice by telephone (which is to be promptly confirmed in writing) of any such prepayment not later than 12:00 p.m. (noon) on the Business Day of such prepayment, specifying the principal amount of the Alternate Base Rate Borrowing to be prepaid.

(f)                                   If any notice of any prepayment has been given, the principal amount specified in such notice, together with (in the case of any prepayment of a LIBOR Borrowing) interest thereon to the date of prepayment and any resulting Consequential Loss, shall be due and payable on such prepayment date; provided, that a notice of prepayment delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. The Borrower shall pay to the Administrative Agent upon its demand all costs and expenses incurred in connection with any prepayment notice revoked pursuant to the preceding sentence, including any Consequential Loss arising as a result of the early termination of Interest Periods in effect for LIBOR Borrowings.

Section 2.6                                    Notes; Payments; Accounts.

(a)                                 Subject to the provisions of Section 10.11 hereof relating to replacement and substitution of the Notes, all Term Loans made by a Lender to the Borrower shall, at such Lender’s request, be evidenced by a single Note dated as of the Closing Date, delivered and payable to such Lender in a principal amount equal to such Lender’s Commitment as of the Closing Date.

(b)                                 The outstanding principal balance of each and every Term Loan shall mature and be fully due and payable on the Maturity Date.

(c)                                  Subject to Section 10.6, the Borrower hereby agrees to pay accrued interest on the unpaid principal balance of the Term Loans on the Interest Payment Dates, commencing with the first of such dates to occur after the date of this Agreement. After the Maturity Date, accrued and unpaid interest on the Term Loans shall be payable on demand.

(d)                                 The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Term Loan made hereunder and the Interest Period applicable thereto, (ii)

the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(e)                                  The entries made in the accounts maintained pursuant to paragraph (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Term Loans in accordance with the terms of this Agreement.

Section 2.7                                    Application of Payments and Prepayments.

(a)                                 [Reserved].

(b)                                 [Reserved].

(c)                                  [Reserved].

(d)                                 All repayments required pursuant to Section 2.5 shall be applied as follows: first to pay interest due in respect of the Term Loans; and second, to pay principal of the Term Loans.

(e)                                  All payments remitted to the Administrative Agent and all such payments not relating to principal or interest of Term Loans, or not constituting payment of specific fees or other specific Obligations, shall be applied, ratably, subject to the provisions of this Agreement, first, to pay any fees, indemnities or expense reimbursements then due to any Agent from the Borrower; second, to pay any fees or expense reimbursements then due to the Lenders from the Borrower; third, to pay interest due in respect of all Term Loans (including any Consequential Loss resulting from such payment) (on a pro rata basis); fourth, to pay or prepay principal of the Term Loans; fifth, to the payment of any other Obligation due to any Agent or any Lender (on a pro rata basis); provided, however, that, notwithstanding the foregoing, the proceeds of any sale, or other realization upon all or any part of the Collateral shall be applied by the Administrative Agent in accordance with the terms of any Intercreditor Agreement then in effect.

(f)                                   Upon receipt by the Administrative Agent of any amounts in connection with the Obligations pursuant to Section 9 of the Intercreditor Agreement for the benefit of the Secured Parties under this Agreement, the Administrative Agent shall apply all or any part of such amounts, whether or not held in any collateral account or otherwise received by the Administrative Agent, against the Obligations, such application to be in the following order: first, to pay incurred and unpaid fees and expenses of the Agents under the Loan Documents; second to pay all Obligations; and third, any balance of such proceeds remaining after the Maturity Date, shall be paid over to the applicable Credit Party or to whomsoever else may be lawfully entitled to receive the same.

(g)                                  Each payment or prepayment received by the Administrative Agent hereunder or under any Note for the account of a Lender shall be paid promptly to such Lender, in immediately available funds. If the Administrative Agent fails to send to any Lender the product of such Lender’s Term Loan Commitment Percentage, times the aggregate amount of any such payment or prepayment received by the Administrative Agent for the account of all the Lenders by the close of business on the date such payment was deemed received by the Administrative Agent in accordance with Section 2.7(h) below, the Administrative Agent shall pay to such Lender interest on such Lender’s pro-rata portion of such payment timely received by the Administrative Agent from such date of receipt by the Administrative Agent to the date that such Lender receives its pro-rata portion of such payment, such interest to accrue at the Federal Funds Effective Rate and to be payable upon written request from such Lender.

(h)                                 All sums payable by the Borrower to the Administrative Agent hereunder or pursuant to the Notes or any of the other Loan Documents for its own account or the account of the Lenders shall be payable in United States dollars in immediately available funds not later than 12:00 p.m. (noon) on the date such payment or prepayment is due and shall be made without set-off, counterclaim or deduction of any kind. Any such payment or prepayment received and accepted by the Administrative Agent after 12:00 p.m. (noon) shall be considered for all purposes (including the payment of interest, to the extent permitted by law) as having been made on the next succeeding Business Day. All such payments or prepayments shall be made at the Principal Office. If any payment or prepayment becomes due and payable on a day which is not a Business Day, then the date for the payment thereof shall be extended to the next succeeding Business Day and interest shall be payable thereon at the then applicable rate per annum during such extension.

Section 2.8                                    Interest Rates for Term Loans.

(a)                                 Subject to Section 10.6, the Term Loans shall bear interest on their respective outstanding principal balances at the Alternate Base Rate; provided, that (i) at the request of the Administrative Agent or the Required Lenders, all principal outstanding, whether then due and payable, after the occurrence of an Event of Default that has not been cured to the satisfaction of the Administrative Agent and the requisite Lenders required hereunder or waived in writing by the Administrative Agent and the requisite Lenders required hereunder shall bear interest at the Default Rate, which shall be due and payable upon demand, (ii) past due principal and interest shall bear interest at the Default Rate, which shall be payable on demand, and (iii) subject to the provisions hereof, the Borrower shall have the option of having all or any portion of the principal balances from time to time outstanding under the Term Loans bear interest until their respective maturities at a rate per annum equal to the Adjusted LIBOR Rate (together with the Alternate Base Rate, individually herein called an “Interest Option” and collectively called “Interest Options”). The records of the Administrative Agent, with respect to Interest Options, Interest Periods and the amounts of Term Loans to which they are applicable shall be binding and conclusive, absent manifest error. Interest on the Term Loans shall be calculated at the Alternate Base Rate, except where it is expressly provided pursuant to this Agreement that the Adjusted LIBOR Rate is to apply.

(b)                                 The Borrower shall have the right to designate or convert its Interest Options in accordance with the provisions hereof.  Provided no Default or Event of Default has occurred and is continuing, and subject to the provisions of the last sentence of Section 2.8(a) and the provisions of Sections 2.8, 2.9, 2.10 or 2.11, the Borrower may elect to have the Adjusted LIBOR Rate apply or continue to apply to all or any portion of the principal balances of the Term Loans. Each change in Interest Options shall be a conversion of the rate of interest applicable to the specified portion of the Term Loans, but such conversion alone shall not change the outstanding principal balance of the Term Loans. The Interest Options shall be designated or converted in the manner provided below:

(i)                                     The Borrower shall give the Administrative Agent notice by telephone, promptly confirmed by written notice (the “Rate Selection Notice”) substantially in the form of Exhibit F hereto. Each such telephone and written notice shall specify the amount and type of borrowings that are the subject of the designation; the amount and type of borrowings into which such borrowings are to be converted or for which an Interest Option is designated; the proposed date for the designation or conversion (which, in the case of conversion of LIBOR Borrowings, shall be the last day of the Interest Period applicable thereto) and the Interest Period, if any, selected by the Borrower. Such notice by telephone, and followed by written notice, shall be irrevocable and shall be given to the Administrative Agent no later than the applicable Rate Selection Date.

(ii)                                  [Reserved].

(iii)                               Principal included in any borrowing shall not be included in any other borrowing which exists at the same time.

(iv)                              Each designation or conversion shall occur on a Business Day.

(v)                                 Except as provided in Sections 2.8, 2.9, 2.10 or 2.11, no LIBOR Borrowing shall be converted on any day other than the last day of the applicable Interest Period unless the Borrower pays any resulting Consequential Loss.

(vi)                              The Administrative Agent shall promptly advise the Lenders of any Rate Selection Notice given pursuant to this Section 2.8 and of each Lender’s pro-rata portion of such designation or conversion hereunder.

(c)                                  All fees will be computed on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last day) occurring in the period for which payable.

(d)                                 All interest on LIBOR Borrowings will be computed on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last day) occurring in the period for which payable.

(e)                                  All interest on Alternate Base Rate Borrowings will be computed on the basis of a year of 365 or 366 days, as applicable, and actual days elapsed (including the first day but excluding the last day) occurring in the period for which payable.

(f)                                   For the purpose of calculating the amount of interest payable in respect of Term Loans hereunder, the Administrative Agent shall calculate the Total Cap on a fiscal quarterly basis at the close of business on the first Business Day of each fiscal quarter of the Borrower. The Administrative Agent shall give prompt notice to the Borrower and the Lenders of each such determination of the Total Cap and, if applicable, the applicable interest rate determined by the Administrative Agent for purposes of Section 2.7. In addition, the Administrative Agent shall determine the Total Cap on the following dates:

(i)                                     the date that is twelve (12) months following the Closing Date for the next 90 days, and

(ii)                                  one Business Day prior to any relevant Exchange Date.

(g)                                  If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that the supervisor for the administrator of LIBOR or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBOR shall no longer be used for determining interest rates for loans, then the Administrative Agent and the Borrower shall endeavor to establish an alternate rate of interest to the LIBOR that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (but for the avoidance of doubt, such related changes shall not include a reduction of the Adjusted LIBOR Rate). Notwithstanding anything to the contrary in Section 10.10, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this clause (g) (x) any Interest Option election that requests the conversion to or continuation of a LIBOR Borrowing shall be ineffective, (y) if any Interest Option election requests a LIBOR Borrowing, such borrowing shall be made as an Alternate Base Rate Borrowing and (z) any request by the Borrower for a LIBOR Borrowing shall be ineffective.

Section 2.9                                    Illegality. If any Lender determines that any Change in Law has made it unlawful or impracticable, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, fund, permit the establishment of or maintain any LIBOR Borrowing or to determine or charge interest rates based upon the Adjusted LIBOR Rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then (a) the commitment of the Lenders to establish or maintain the Adjusted LIBOR Rate affected by such adoption or change shall forthwith be canceled, (b) the affected LIBOR Borrowings shall be automatically converted to Alternate Base Rate Borrowings, and (c) the Borrower shall forthwith, upon demand by the Administrative Agent to the Borrower, (i) pay all accrued and unpaid interest to date on the amount so converted; and (ii) pay any amounts required to compensate the Administrative Agent and the Lenders for any additional cost or expense which the Administrative Agent or any Lender may incur as a result of such Change in Law and any Consequential Loss which the Administrative Agent or any Lender may incur as a result of such conversion to the Alternate Base Rate. If, when the Administrative Agent so notifies the Borrower, the Borrower has given a Rate Selection Notice specifying one or more borrowings of the type with respect to which such demand was made but the selected Interest Period or Interest Periods has not yet begun, such Rate Selection Notice shall be deemed to be of no force and effect, as if never made, and the balance of the Term Loans specified in such Rate Selection Notice shall bear interest at the Alternate Base Rate until a different available Interest Option shall be designated in accordance herewith.

Section 2.10                             Inability to Determine Rates. If for any reason with respect to any Interest Period the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that: (i) the Administrative Agent is unable through its customary general practices to determine a rate at which the Administrative Agent is offered deposits in Dollars by prime banks in the London interbank market, in the appropriate amount for the appropriate period, or by reason of circumstances affecting the London interbank market generally, the Administrative Agent is not being offered deposits for the applicable Interest Period and in an amount equal to the amount of any LIBOR Borrowing, or (ii) the Adjusted LIBOR Rate will not adequately and fairly reflect the cost to any Lender of making and maintaining any LIBOR Borrowing hereunder for any proposed Interest Period, then the Administrative Agent shall give the Borrower notice thereof explaining in reasonable detail the circumstances giving rise to such notice, and thereupon, (A) any Rate Selection Notice previously given by the Borrower designating an Adjusted LIBOR Rate which has not commenced as of the date of such notice from the Administrative Agent shall be deemed for all purposes hereof to be of no force and effect, as if never given, and (B) until the circumstances giving rise to such notice from the Administrative Agent no longer exist, each Rate Selection Notice requesting an Adjusted LIBOR Rate shall be deemed a request for an Alternate Base Rate Borrowing, and each outstanding LIBOR Borrowing then in effect shall be converted, without any notice to or from the Borrower, upon the termination of the Interest Period then in effect to an Alternate Base Rate Borrowing.

Section 2.11                             Increased Costs.

(a)                                 Increased Costs Generally. If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Adjusted LIBOR Rate);

(ii)                                  subject any Lender to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Taxes imposed on or measured by net income as a result of a present or former connection between such Lender and the jurisdiction imposing such Tax (other than connections arising solely from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Term Loan or Loan Document), franchise Taxes or branch profits Taxes) on its loans, loan principal, letters of credit commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)                               impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Term Loans made by such Lender or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Term Loan or of maintaining its obligation to make any such Term Loan, or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or other Recipient, the Borrower will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)                                 Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Term Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)                                  Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in clause (a) or (b) of this Section and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)                                 Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 2.12                             Taxes.

(a)                                 [Reserved].

(b)                                 Payments Free of Taxes. Any and all payments by or on account of any obligation of any Credit Party under this Agreement, under the Notes, under any other Loan Documents shall be made without deduction or withholding for any taxes, except as provided by any Legal Requirement. If any Legal Requirement requires the deduction or withholding of any Tax from any such payment, then the applicable Credit Party shall (A) promptly notify the applicable Recipient of such requirement to so deduct or withhold such Tax, (B) pay to the relevant Governmental Authorities the full amount required to be so deducted or withheld, (C) promptly forward to such Recipient an official receipt (or certified copies thereof), or other documentation reasonably acceptable to such Recipient evidencing such payment to such Governmental Authorities and (D) if such Tax is an Indemnified Tax, pay to such Recipient, in addition to whatever net amount of such payment is paid to such Recipient, such additional amount as is necessary to ensure that the total amount actually received by such Recipient (free and clear of Indemnified Taxes imposed on or with respect to such additional amount) will equal the full amount of the payment such Recipient would have received had no such deduction or withholding in respect of Indemnified Taxes been required.

(c)                                  Payment of Other Taxes by the Borrower. In addition, the relevant Credit Party or Credit Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(d)                                 Indemnification by the Borrower. The Credit Parties shall jointly and severally indemnify each Recipient, within 10 days after written demand (including, if available, a copy of the certificate of payment or similar document) therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)                                  Indemnification by the Lenders. Each Lender shall severally indemnify each Agent, within 10 days after written demand (including a copy of the certificate of payment or similar document, if available), for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified such Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.11 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by such Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by such Agent shall be conclusive absent manifest error. Each Lender hereby authorizes such Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by such Agent to the Lender from any other source against any amount due to such Agent under this clause (e).

(f)                                   Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 2.12, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)                                  Status of Lenders.  Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.12(g)(A), (g)(B), (g)(C) and (g)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Borrower,

(A)                               any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)                               any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)                                 in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of,

U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)                                 executed originals of IRS Form W-8ECI;

(3)                                 in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(4)                                 to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner;

(C)                               any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)                               if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)                                 Survival. Each party’s obligations under this Section 2.12 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 2.13                             Compensation for Losses. The Borrower hereby agrees (without duplication of any other indemnity obligation hereunder) to indemnify each Agent and each of the Lenders against and hold each of them harmless from any Consequential Loss which it may incur or sustain as a consequence of (a) any prepayment (mandatory or optional) of any LIBOR Borrowing, (b) any acceleration of the Term Loans or exercise of remedies upon an Event of Default that results in the repayment or conversion of any LIBOR Borrowing, or any increase in the cost of maintaining any LIBOR Borrowing, (c) any failure by the Borrower to convert or to borrow any LIBOR Borrowing on the date specified by the Borrower, or (d) any assignment of any LIBOR Borrowing on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 2.14(b). This indemnity shall survive termination of the Commitment and this Agreement. A certificate as to any additional amounts payable to an Agent or any Lender pursuant to this paragraph, detailing the basis therefor and submitted by such Agent or such Lender to the Borrower shall be conclusive and binding upon the Borrower, absent manifest error, provided the calculation thereof is set forth in reasonable detail in such notice.

Section 2.14                             Mitigation Obligations; Replacement of Lenders.

(a)                                 Designation of a Different Lending Office. If any Lender requests compensation under Section 2.11, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.12, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Term Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the sole judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 2.11 or 2.12, as the case may be, in the future, and (ii) would not subject such Lender to unreimbursed cost or expenses in excess of $1,000 over the life of this Agreement and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)                                 Replacement of Lenders. If any Lender requests compensation under Section 2.11, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.12 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.14(a), or if any Lender is a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.11), all of its interests, rights (other than its existing rights to payments pursuant to Sections 2.11 or 2.12) and obligations under this Agreement and the related Loan Documents at par to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 10.11.

Section 2.15                             [Reserved].

Section 2.16                             [Reserved].

Section 2.17                             Pro-Rata Treatment.

Except to the extent otherwise provided herein: (i) each payment of Duration Fees shall be made and applied for the account of the Lenders pro-rata according to each Lender’s Term Loan Commitment Percentage, (ii) each payment of Conversion Fees shall be made and applied for the account of the Lenders pro-rata according to each Lender’s Term Loan Commitment Percentage and (iii) each payment or prepayment by the Borrower of fees on or principal of or interest on Term Loans shall be made to the Administrative Agent for the account of the Lenders pro-rata in accordance with the respective unpaid principal amounts of such Term Loans held by such Lenders.

Section 2.18                             Sharing of Payments, Etc. The Credit Parties agree that, in addition to (and without limitation of) any right of set-off, bankers’ lien or counterclaim a Lender may otherwise have, each Lender shall be entitled, at its option upon the occurrence and during the continuation of an Event of Default, to offset balances held by it for the account of any of the Credit Parties at any of its offices against any principal of or interest on any of such Lender’s Term Loans to the Borrower hereunder, or any other Obligation of the Credit Parties owing to any such Lender under any of the Loan Documents regardless of whether such offset balances are then due to the Credit Parties, in which case it shall promptly notify the Borrower and the Administrative Agent thereof, provided, that such Lender’s failure to give such notice shall not affect the validity thereof. If a Lender shall obtain payment of any principal of or interest on any Term Loan made by it under this Agreement, any obligation then due to such Lender under any Loan Document, through the exercise of any right of set-off (including any right of set-off or lien granted under Section 10.14), banker’s lien, counterclaim or similar right, or otherwise, it shall promptly purchase from the other Lenders participations in the Term Loans made by, or the other obligations of the Credit Parties hereunder or thereunder of, the other Lenders in such amounts, and make such other adjustments from time to time as shall be equitable to the end that all the Lenders shall share the benefit of such payment (net of any expenses which may be incurred by such Lender in obtaining or preserving such benefit) pro-rata in accordance with their respective

Term Loan Commitment Percentages. To such end all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. The Credit Parties agree, to the fullest extent they may effectively do so under applicable law, that any Lender so purchasing a participation in the Term Loans made by, or other obligations hereunder of, the other Lenders may exercise all rights of set-off, bankers’ lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of said Term Loans or other obligations in the amount of such participation. Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Credit Parties.

Section 2.19                             Recapture. If on any Interest Payment Date the Administrative Agent does not receive for the account of one or more Lenders payment in full of interest computed at the Alternate Base Rate and/or the Adjusted LIBOR Rate, as applicable (computed without regard to any limitation by the Highest Lawful Rate), because the Alternate Base Rate and/or the Adjusted LIBOR Rate, as applicable (so computed), exceeds or has exceeded the Highest Lawful Rate applicable to such Lenders, the Borrower shall pay to the Administrative Agent for the account of such Lenders, in addition to interest otherwise required, on each Interest Payment Date thereafter, the Excess Interest Amount (calculated as of each such subsequent Interest Payment Date); provided, that in no event shall the Borrower be required to pay, for any computation period, interest at a rate exceeding the Highest Lawful Rate applicable to such Lenders during such period. As used herein, the term “Excess Interest Amount” means, on any day, the amount by which (a) the amount of all interest which would have accrued prior to such day on the outstanding principal of the Notes of the applicable Lender (had the Alternate Base Rate and/or the Adjusted LIBOR Rate, as applicable, at all times been in effect without limitation by the Highest Lawful Rate applicable to such Lender) exceeds (b) the aggregate amount of interest actually paid to the Administrative Agent for the account of such Lender on its Term Loans on or prior to such day.

Section 2.20                             Exchange Notes.

(a)                                 Subject to satisfaction of the provisions of this Section 2.20, at any time after the Exchange Date, at the option of the applicable Lender, the Term Loans of such Lender may be exchanged for exchange notes (individually, an “Exchange Note” and collectively, the “Exchange Notes”) in a Dollar-for-Dollar exchange at par value for an equal principal amount of all or a portion of its outstanding Term Loans hereunder; provided, however, that (i) such Lender’s Term Loans shall only be exchanged for Exchange Notes hereunder following the occurrence of an Exchange Trigger Event, (ii) the Administrative Agent shall provide the Borrower and the Lenders written notice of the occurrence of an Exchange Trigger Event (an “Exchange Trigger Event Notice”) not less than five (5) Business Days (or ten (10) Business Days in the case of the first Exchange Trigger Event) prior to an Exchange Event for such Lender’s Term Loans to be exchanged for Exchange Notes on such Exchange Event (an “Exchange Event”) and the Exchange Event shall occur on such fifth (or tenth, as applicable) Business Day after such Exchange Trigger Event Notice and (iii) the Borrower shall not be required to effectuate more than one Exchange Event in any calendar month.

(b)                                 Such Lender shall provide the Administrative Agent prior written notice of such election (an “Exchange Notice”) at least five (5) Business Days (or ten (10) Business Days in the case of the first Exchange Trigger Event) prior to an Exchange Date (or such shorter period as agreed to by the Administrative Agent), with a copy to the Exchange Note Trustee (as defined below). Each Lender’s Exchange Notice shall specify the aggregate principal amount of outstanding Term Loans that such Lender desires to exchange for Exchange Notes pursuant to this Section 2.20, which shall be in integral multiples of $1,000,000, or, if less, all outstanding remaining Term Loans held by such Lender. Such Exchange Notes shall bear a fixed rate of interest at the Total Cap as in effect at the close of business on the Business Day prior to the relevant Exchange Date.

(c)                                  On each Exchange Event, the Borrower shall pay to the Administrative Agent for the account of the applicable Lender any accrued and unpaid interest on such Lender’s Term Loans being exchanged for Exchange Notes on such date. On each Exchange Event, the Borrower shall execute and deliver, and use reasonable best efforts to cause the Exchange Note Trustee to authenticate and deliver, an Exchange Note in the principal amount equal to 100% of the aggregate outstanding principal amount of such Term Loans, (or portion thereof), for which each such Exchange Note is being exchanged. The Exchange Notes shall be governed by the Exchange Note Indenture. Upon issuance of the Exchange Notes in accordance with this Section 2.20, a corresponding amount of the Term Loans of such exchanging Lenders shall be deemed to have been cancelled. If a Default or an Event of Default shall have occurred and be continuing on an Exchange Event, any notices given or cure periods commenced while the Term Loans were outstanding shall be deemed given or commenced (as of the actual dates thereof) for all purposes with respect to the Exchange Notes (with the same effect as if the Exchange Notes had been outstanding as of the actual dates thereof).

(d)                                 The Borrower shall, as promptly as reasonably practicable after being requested to do so by one or more of the Lenders pursuant to the terms of this Agreement at any time following the first Exchange Trigger Event and no later than the applicable Exchange Event, (i) select a bank or trust company to act as trustee for the Exchange Notes (the “Exchange Note Trustee”), (ii) enter into the Exchange Note Indenture and an exchange agreement containing provisions customary for Rule 144A transactions with registration rights, (iii) cause to be delivered to the holders of Exchange Notes on the closing date of any resale of Exchange Notes such legal opinions and accountants’ “comfort letters” addressed to such holders of Exchange Notes, 10b-5 letters covering such customary matters as reasonably requested by such holders of Exchange Notes and such certificates as such holders of Exchange Notes may reasonably request as would be customary in Rule 144A offerings with registration rights (it be understood and agreed that it shall not be reasonably acceptable to request “comfort letter” if at such time a certified public accountant would be prohibited from delivering under Public Company Accounting Oversight Board PCAOB AS 6101 (or such other successor rule)), (iv) maintain for 12 months after each Exchange Date a customary offering memorandum relating to the resale of Exchange Notes containing all customary information, including historical financial statements, pro forma financial statements and business and other financial data of the type and form that are customarily included Rule 144A offering circulars for similar debt securities, and (v) cause the Exchange Notes to be eligible for settlement in the DTC book-entry system, (vi) cause the Exchange Notes to be assigned a CUSIP number, (vii) cause its executive officers to participate in one customary “roadshow” to market the resale of the Exchange Notes, including a reasonable number of one-on-one meetings with perspective investors and (viii) use reasonable best efforts to take such other actions, and cause its advisors, auditors and counsel to take such actions, as reasonably requested by such holders of Exchange Notes in connection with issuances or resales of Exchange Notes. The Exchange Note Trustee shall at all times be a corporation organized and doing business under the laws of the United States or any State thereof, in good standing, that is authorized under such laws to exercise corporate trust powers and is subject to supervision or examination by a Federal or state authority and which has a combined capital and surplus of not less than $500,000,000.

(e)                                  The Borrower shall use its commercially reasonable efforts, and at its own expense, to procure prior to or concurrent with the issuance of any Exchange Notes (i) ratings (but not specific ratings) for the Exchange Notes from each of S&P and Moody’s, and (ii) confirmation of the existing public corporate credit rating and confirmation of the existing public corporate family rating (but not specific ratings in either case) in respect of the issuer after giving effect to such Exchange Notes from each of S&P and Moody’s, respectively.

(f)                                   Nothing in this Section 2.20 shall prevent or limit the ability of the Borrower to repay or refinance the Term Loans in any other manner not otherwise prohibited by this Agreement.

(g)                                  It is understood and agreed that following any exchange of Term Loans for Exchange Notes, such Term Loans shall be deemed to have been repaid in full.

(h)                                 The Exchange Notes shall (i) mature on the fifth anniversary of the Closing Date and (ii) be non-callable for two years from the date which is the earlier of the (x) the initial Exchange Event and (y) 18 months after the Closing Date, and will be callable thereafter at par, plus accrued interest and a premium equal to 50% of the coupon in effect on the date the coupon was fixed, which premium shall decline ratably on each yearly anniversary of the Closing Date to zero one year prior to the maturity date of the Exchange Notes.

ARTICLE III.
Collateral.

Section 3.1                                    Security Documents. The Term Loans and all other Obligations shall be secured by the Collateral and the Agents and the other Secured Parties are entitled to the benefits thereof. The applicable Credit Parties shall duly execute and deliver the Security Documents, all consents of third parties necessary to permit the effective granting of the Liens created thereby (subject only to Liens permitted under Section 7.2), and other documents, consistent with the terms of this Agreement and the other Loan Documents, as may be reasonably required by the Collateral Agent to grant to the Collateral Agent (or such other Agent as applicable), for the ratable benefit of the Secured Parties, a valid, perfected and enforceable first priority Lien on and security interest in the Collateral (subject only to the Liens permitted under Section 7.2), including any and all original stock certificates, stock transfer powers, assignments and other documents and instruments necessary or desirable under the laws of any applicable jurisdiction with regard to the Equity Interests covered by any Security Document.

Section 3.2                                    Filing and Recording. The Credit Parties shall, at their sole cost and expense, cooperate with the Collateral Agent in causing all financing statements, Intellectual Property Security Agreements and other Security Documents pursuant to this Agreement to be duly recorded and/or filed or otherwise perfected in all places necessary or desirable in the Collateral Agent’s discretion to perfect the Liens of the Administrative Agent and the Collateral Agent, and the Credit Parties shall take such other actions as any Agent may reasonably request, in order to perfect and protect the Liens of the Collateral Agent, for the ratable benefit of the Secured Parties, in the Collateral. The Credit Parties, to the extent permitted by law, hereby authorize the Collateral Agent to file any financing statement in respect of any Lien created pursuant to the Security Documents which may at any time be required to perfect such Liens or which, in the opinion of the Collateral Agent, may at any time be desirable and file the same, and the Credit Parties hereby irrevocably designate the Collateral Agent, its respective agents, representatives and designees as its agent and attorney-in-fact for this purpose. In the event that any re-recording or refiling thereof (or the filing of any statements of continuation or assignment of any financing statement) is required to protect and preserve such Lien, the Credit Parties shall, at the Credit Parties’ cost and expense, cause the same to be recorded and/or refiled at the time and in the manner requested by the Collateral Agent. Any such financing statements, continuation statements and amendments may describe the Collateral covered thereby as “all assets of the debtor” (or other words to that effect) and include such other information that Collateral Agent may deem necessary or desirable.

ARTICLE IV.
Conditions Precedent.

Section 4.1                                    Term Loans.  The obligation of each Lender to make any Term Loan is subject to the satisfaction or waiver of the following conditions:

(a)                                 the Administrative Agent on behalf of the Lenders shall have received a Request for Extension of Credit, signed by a Responsible Officer or Financial Officer of the Borrower (or any person designated in writing by a Responsible Officer or Financial Officer of the Borrower);

(b)                                 all representations and warranties of the Credit Parties and any other Person set forth in this Agreement and in any other Loan Document shall be true and correct in all material respects (except that any such representation or warranty that is qualified by materiality shall be true and correct in all respects as so qualified) with the same effect as though made on and as of such date, except for those representations and warranties which relate to a specified date, which shall be true and correct in all material respects as of such date;

(c)                                  no Default or Event of Default shall have occurred and be continuing;

(d)                                 the Administrative Agent shall have received a certification executed by the Financial Officer or other Responsible Officer of each Credit Party as to the compliance with subparagraphs (b) and (c) above which shall be set forth in the applicable borrowing request;

(e)                                  the Administrative Agent on behalf of the Lenders shall have received this Agreement and each other Loan Document duly executed by the Borrower and the other Credit Parties;

(f)                                   the Administrative Agent on behalf of the Lenders shall have received a certificate of corporate resolutions and incumbency executed by the Secretary or an Assistant Secretary of each Credit Party dated as of the date of this Agreement, authorizing (i) each Credit Party’s entering into the transactions contemplated hereby and (ii) the delivery by each Credit Party of the Loan Documents to be executed and delivered by such Credit Party;

(g)                                  the Administrative Agent on behalf of the Lenders shall have received certified copies of the Organizational Documents of each Credit Party;

(h)                                 certificates from the Secretary of State or other appropriate public official as to the continued existence and good standing of each Credit Party in its applicable jurisdiction of formation, dated within thirty (30) days of the date of this Agreement;

(i)                                     [reserved];

(j)                                    the Administrative Agent on behalf of the Lenders shall have received the financial projections required to be delivered prior to the Closing Date pursuant to Section 5.2(b);

(k)                                 the Administrative Agent on behalf of the Lenders shall have received favorable legal opinions from Paul Hastings LLP, outside counsel for the Credit Parties, addressed to the Administrative Agent, the other Agents and the Lenders and acceptable in all respects to the Administrative Agent and the Lenders in their respective reasonable credit judgment;

(l)                                     the Collateral Agent on behalf of the Lenders shall have received certificates of insurance satisfactory to the Administrative Agent in all respects evidencing the existence of all insurance required to be maintained by the Credit Parties and all other terms of the Loan Documents together with loss payable and additional insured endorsements;

(m)                             the applicable Credit Parties, the Collateral Agent and the applicable financial institutions shall have entered into the Control Agreements with respect to each deposit account listed on such Schedule 5.22 (other than the Excluded Deposit Accounts); provided that if such Control Agreement have not been obtained on the Closing Date, this condition shall be deemed waived and the delivery of any such Control Agreement shall be governed by the provisions of Section 6.19 hereunder;

(n)                                 the Administrative Agent on behalf of the Lenders shall have received evidence satisfactory to the Administrative Agent and the Lenders that no Material Adverse Effect shall have occurred since March 31, 2019;

(o)                                 the Administrative Agent on behalf of the Lenders shall have received the Risk Management Policies, including position and other limits, in the form of Schedule 4.1(o);

(p)                                 the Administrative Agent on behalf of the Lenders shall have received a certificate of a responsible officer of the Credit Parties certifying on behalf of the Credit Parties as to the solvency of the Credit Parties and their subsidiaries (taken as a whole), as of the date of this Agreement;

(q)                                 the Administrative Agent on behalf of the Lenders shall have received the ownership, corporate structure, solvency and capitalization of the Credit Parties and their Subsidiaries shall be satisfactory to the Lenders in all respects;

(r)                                    the Administrative Agent and the Lenders shall have had the opportunity, if they elect, to examine the books of account and other records and files of the Credit Parties and to make copies thereof;

(s)                                   all such actions as the Administrative Agent and Collateral Agent shall reasonably require to perfect the liens created pursuant to the Security Documents shall have been taken, including (i) the delivery to the Collateral Agent of all property with respect to which possession is necessary or desirable for the purpose of perfecting such liens, (ii) with respect to collateral covered by the security documents, the filing of appropriately completed and duly executed UCC financing statements, (iii) with respect to all collateral constituting certificated equity interests in any Credit Party or any of their subsidiaries, delivery to the Collateral Agent of original stock certificates and stock transfer powers with regard to all of the applicable equity interests, and (iv) with respect to all collateral consisting of Intellectual Property, delivery of appropriate documents in the U.S. Patent and Trademark Office and the United States Copyright Office, as applicable; provided that any such actions relating to any Real Property Asset included in the Collateral shall not be a condition to the making of the Term Loans, but instead shall be governed by the provisions of Section 6.19 hereof;

(t)                                    the Collateral Agent on behalf of the Lenders shall have received evidence reasonably satisfactory to the Administrative Agent that the liens created by the security documents constitute first priority liens (except for any liens expressly provided for in the Loan Documents), including satisfactory UCC or other applicable search reports and satisfactory authorizations to file releases of Liens or termination statements with respect to any existing prior liens to be released;

(u)                                 the Borrower shall contemporaneously pay on the date of this Agreement all fees owed to each Agent and the Lenders by the Borrower under this Agreement or under any commitment letters or fee letters entered into between the Borrower or any of its affiliates and the Lenders or any of their affiliates, including reasonable legal fees and expenses or otherwise for which invoices have been presented;

(v)                                 the Administrative Agent and each Lender shall have received prior to the date of this Agreement all documentation and other information required by regulatory authorities under applicable know your customer and anti-money laundering rules and regulations;

(w)                               the Parent shall have delivered a certificate from its Chief Financial Officer confirming that the Credit Parties are in compliance with the financial covenants set forth in Section 7.11 on a pro forma basis and including supporting calculations;

(x)                                 all other legal matters incident to the transactions herein contemplated shall be approved by the Administrative Agent and each Lender (and their respective legal counsel), and there shall have been furnished to the Administrative Agent and the Lenders by the Parent, at the Parent’s expense, such agreements and other documents, information and records with respect to the Parent and its subsidiaries in form, substance, scope and methodology reasonably satisfactory to the Administrative Agent and the Lenders, as the Administrative Agent and the Lenders may reasonably have requested;

(y)                                 The Acquisition, the financing thereof and related matters shall have been consummated, or substantially simultaneously with the initial borrowings under this Agreement, shall be consummated, in all material respects in accordance with the terms of the Asset Purchase Agreement and all other documents entered into in connection with the Acquisition (the “Acquisition Documents”), after giving effect to any modifications, amendments, consents or waivers with respect thereto entered into prior to the date hereof or otherwise that are not materially adverse to the interests of the Lenders in their capacities as such (it being understood that any modification, amendment, consent or waiver to the definition of Material Adverse Effect shall be deemed to be materially adverse to the interest of the Lenders), unless consented to in writing by the Administrative Agent (such consent not to be unreasonably withheld, delayed or conditioned); provided any modification, amendment or express waiver or consents that result in a reduction in the purchase price payable under the Acquisition Documents shall not be deemed to be materially adverse to the Lenders so long as any reduction is applied to reduce the Term Loan; and

(z)                                  the Parent shall have (i) issued the Parent’s 9.00% Class B Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units with an aggregate value equal to $100,000,000  in lieu of cash considerations and (ii) received approximately $400,000,000 in proceeds from the issuance of the Parent’s Class D Preferred Units, and the terms of such units and the issuance thereof shall be reasonably satisfactory to the Administrative Agent and the Lenders.

ARTICLE V.
Representations and Warranties.

To induce the Administrative Agent and the Lenders to enter into this Agreement, the Credit Parties represent and warrant to the Administrative Agent and the Lenders, as of the date of this Agreement as follows:

Section 5.1                                    Organization. Each Credit Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation; has all power and authority to own its respective Property and to conduct its respective businesses as presently conducted; and is duly qualified to do business and in good standing in each and every state where its respective business requires such qualification, except for those jurisdictions in which the failure to qualify and/or be in good standing could not reasonably be expected to have a Material Adverse Effect.

Section 5.2                                    Financial Statements.

(a)                                 The financial statements of the Credit Parties delivered to the Administrative Agent and the Lenders pursuant to Section 4.1 (which shall be comprised of the 2019 Annual Audited Financial Statement) and Section 6.3 fairly present, in accordance with GAAP, the financial condition and the results of operations of the Credit Parties as of the dates and for the periods indicated. No Material Adverse Effect with respect the Credit Parties has occurred since March 31, 2019.

(b)                                 The Credit Parties have heretofore furnished to the Administrative Agent, for the period from the Closing Date through March 31, 2024, the “management case” projected financial data of the Credit Parties, on a consolidated basis, together with one or more schedules demonstrating prospective compliance with all financial covenants contained in this Agreement, such projections disclosing all material assumptions made by the Credit Parties in formulating such projections. Such projections are based upon estimates and assumptions which the Credit Parties believe are reasonable in light of the conditions which existed as of the time such projections were made, have been prepared on the basis of the material assumptions stated therein and reflect as of the date of this Agreement and the Closing Date an estimate believed reasonable by the Credit Parties as to the results of operations and other information projected therein.

Section 5.3                                    Enforceable Obligations; Authorization. The Loan Documents are legal, valid and binding obligations of the Credit Parties to the extent they are party thereto, enforceable in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors rights generally and by general equitable principles including remedies of specific performance and injunction. The execution, delivery and performance of the Loan Documents have all been duly authorized by all necessary corporate, and if necessary shareholder, member or partner, action; are within the power and authority of the applicable Credit Parties; do not and will not contravene or violate any material Legal Requirement or the Organizational Documents of any Credit Party; do not and will not result in the breach of, or constitute a default under, any material agreement or instrument by which any Credit Party or any material portion of its Property is bound or affected; and do not and will not result in the creation of any Lien upon any Property of any Credit Party except as expressly contemplated or permitted herein or therein, and do not and will not result in any default, noncompliance, suspension, revocation, impairment, forfeiture or non-renewal of any permit, license, authorization or approval applicable to the operations or any of the property of any Credit Party that could reasonably be expected to have a Material Adverse Effect. Except as otherwise set forth on Schedule 5.3, all necessary consents and approvals of any Governmental Authority and all other requisite material permits, registrations and consents have been obtained for the delivery and performance of the Loan Documents.

Section 5.4                                    Litigation. Except as set forth on Schedule 5.4 attached hereto, there is no litigation, administrative proceeding or investigation pending or, to the knowledge of any Credit Party, threatened against, nor any outstanding judgment, order or decree affecting, any Credit

Party before or by any Governmental Authority or arbitral body which individually or in the aggregate have, or could reasonably be expected to have, a Material Adverse Effect. No Credit Party is knowingly in default with respect to any material judgment, writ, rule, regulation, order or decree of any Governmental Authority binding on it or its property.

Section 5.5                                    Taxes. Each Credit Party has filed all material federal, state, local or foreign income, franchise and other material tax returns required to have been filed and paid all material taxes required to have been paid by it, except those for which extensions have been obtained and except for those which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained in accordance with GAAP. No federal income tax returns of any Credit Party have been audited by the Internal Revenue Service, the determination under which could reasonably be expected to have a Material Adverse Effect. No Credit Party is a party to, or has any material obligation under, any tax sharing arrangement with any Person, other than tax sharing arrangements entered into in the ordinary course of business.

Section 5.6                                    No Material Misstatements; Full Disclosure. No written report, financial statement, exhibit, schedule or other written information prepared and furnished by or on behalf of any Credit Party to the Administrative Agent or any Lender in connection with this Agreement or any other Loan Documents (in each case when taken as a whole and as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to financial estimates, projected financial information and other forward-looking information, each Credit Party represents only that such information was prepared in good faith based upon assumptions believed by such Credit Party to be reasonable at the time of preparation, it being understood that (i) such financial statements, projected financial information and forward-looking statements are not to be viewed as facts, that actual results during the period or periods covered thereby may differ from the projected results (and that such differences may be material) and (ii) no representation or warranty is made with respect to information of a general economic or industry-specific nature. As of the Closing Date, each Credit Party has disclosed to the Administrative Agent all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

Section 5.7                                    Subsidiaries. As of the Closing Date, after giving effect to the Acquisition, no Credit Party has any Subsidiaries other than as listed on Schedule 5.7. Except as expressly indicated on Schedule 5.7, as of the Closing Date, after giving effect to the Acquisition, each of the Subsidiaries listed on Schedule 5.7 is wholly-owned by the Credit Party or other Person indicated on such schedule. As of the Closing Date, after giving effect to the Acquisition, Schedule 5.7 sets forth the full legal name, jurisdiction of incorporation or organization and organizational identification number of each Credit Party and each Subsidiary of any Credit Party, and the issued and outstanding and percentage of each Credit Party’s, any of its Subsidiaries’ or such other Person’s (as indicated thereon) ownership of the Equity Interests of each Subsidiary of any Credit Party.

Section 5.8                                    Representations by Others. All representations and warranties made by or on behalf of any Credit Party or any of its Subsidiaries in any Loan Document shall constitute representations and warranties of each Credit Party hereunder.

Section 5.9                                    Permits, Licenses, Etc. Each Credit Party owns, possesses or has the benefit of all material permits, licenses (including Intellectual Property licenses) and Intellectual Property rights which are required (a) to conduct its respective business and (b) for the operation and use of each Real Property Asset owned in fee and each Material Leasehold Property, except, in each case, as would not reasonably be expected to have a Material Adverse Effect.

Section 5.10                             ERISA. No Reportable Event has occurred with respect to any Plan which would reasonably be expected to result in a Material Adverse Effect. Each Plan complies in all material respects with all applicable provisions of ERISA. Each Credit Party or each ERISA Affiliate have filed all reports required by ERISA and the Code to be filed with respect to each Plan unless such a failure to file is not reasonably likely to result in a Material Adverse Effect. The Credit Parties do not have any knowledge of any event which would reasonably be expected to result in a liability of any Credit Party or any ERISA Affiliate to the PBGC other than for applicable premiums that would reasonably be expected to result in a Material Adverse Effect. No material failure to meet the minimum funding standard (as described in Section 302 of ERISA and Section 412 of the Code) exists with respect to any Plan. No event has occurred and no condition exists that would reasonably be expected to constitute grounds for a Plan to be terminated under circumstances which would cause the Lien provided under Section 4068 of ERISA to attach to any Property of any Credit Party or any ERISA Affiliate. No event has occurred and no condition exists that would reasonably be expected to cause the Lien provided under Section 303 of ERISA or Section 430 of the Code to attach to any Property of any Credit Party or any ERISA Affiliate. No Credit Party maintains or at any time during the past five (5) years has maintained, has or at any time during the past five (5) years has had any obligation to contribute to, or has any obligation or liability (contingent, secondary or otherwise) with respect to a Multiemployer Plan.

Section 5.11                             Title to Properties. The Credit Parties have good and insurable title to, or a valid leasehold interest in, all of their respective Property material to their businesses, except as could not reasonably be expected to result in a Material Adverse Effect.

Section 5.12                             Investment Company Act. No Credit Party, nor any of its Subsidiaries, is an investment company within the meaning of the Investment Company Act of 1940, as amended, or, directly or indirectly, controlled by or acting on behalf of any Person which is an investment company, within the meaning of said Act.

Section 5.13                             Environmental Matters.

(a)                                 Except as described in Schedule 5.13 each Credit Party and each of its Subsidiaries is in material compliance with applicable Environmental Laws or Environmental Permits reasonably necessary to the conduct of any material aspect of the business of any Credit Party or any of its Subsidiaries.

(b)                                 Each Credit Party and each of its Subsidiaries: (i) has obtained and maintained in effect all Environmental Permits reasonably necessary to the conduct of any material aspect of its business, (ii) along with its respective Real Property Assets, has been and is in material compliance with Environmental Laws and Environmental Permits during each Credit Party’s or Subsidiary’s period of ownership or leasehold interest, as the case may be, except as described in Schedule 5.13, (iii) along with its respective Real Property Assets, is not subject to any material (A) Environmental Claims or (B) Environmental Liabilities, in either case direct or contingent arising from or based upon any act, omission, event, condition or circumstance occurring or existing on or prior to the date of this Agreement, except as disclosed on Schedule 5.13, and (iv) except as described in Schedule 5.13, has not received any written notice from any Governmental Authority of any material violation or alleged material violation of any Environmental Law or Environmental Permit or any written notice of any material Environmental Claim in connection with its respective Real Property Assets.

(c)                                  Except as described in Schedule 5.13, no Credit Party nor any of its Subsidiaries has knowledge of any material violation of Environmental Law and Environmental Permits by, or of any material Environmental Claims or Environmental Liabilities arising against, any of the prior owners or operators and predecessors in interest with respect to any of the Credit Parties’ or any of their Subsidiaries’ respective Real Property Assets.

(d)                                 Except as described in Schedule 5.13, no Credit Party or any of its Subsidiaries has knowledge of the presence or release of any Hazardous Substance at, from, or to any of its respective Real Property Assets in quantities or under circumstances that under Environmental Law could reasonably be expected to require remedial action.

(e)                                  Except as described in Schedule 5.13, no Credit Party or any of its Subsidiaries has knowledge of any facts or circumstances, including proposed or anticipated changes in Environmental Law that would result in a Material Adverse Effect.

(f)                                   The matters disclosed in Schedule 5.13 could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 5.14                             No Change in Credit Criteria or Collection Policies. As of the Closing Date, there has been no material adverse change in credit criteria or collection policies concerning Receivables of any Credit Party or contributor since March 31, 2019.

Section 5.15                             Solvency.

(a)                                 As of the Closing Date, after giving effect to the Acquisition and related transactions, the value of the assets of the Credit Parties taken as a whole, based on a fair valuation thereof, is not less than the amount that will be required to be paid on or in respect of the probable liability on the existing debts and other liabilities (including contingent liabilities) of the Credit Parties taken as a whole, as they are expected to become absolute and mature.

(b)                                 As of the Closing Date, after giving effect to the Acquisition and related transactions, the assets of the Credit Parties taken as a whole, do not constitute unreasonably small capital for the Credit Parties taken as a whole to carry out their business as now conducted and as proposed to be conducted including the capital needs of the Credit Parties, taking into account (i) the nature of the business conducted by the Credit Parties, (ii) the particular capital requirements of the business conducted by the Credit Parties, (iii) the anticipated nature of the business to be conducted by the Credit Parties in the future, and (iv) the projected capital requirements and capital availability of such current and anticipated business.

(c)                                  As of the Closing Date, after giving effect to the Acquisition and related transactions, the Credit Parties taken as a whole do not intend to incur debts beyond their ability to pay such debts as they mature. The cash flow of the Credit Parties taken as a whole, after taking into account all anticipated uses of the cash of the Credit Parties taken as a whole, should at all times be sufficient to pay all such amounts on or in respect of debt of the Credit Parties when such amounts are anticipated to be required to be paid.

Section 5.16                             Status of Receivables and Other Collateral. Each Credit Party represents and warrants that each Credit Party is and shall be the sole owner, free and clear of all Liens except in favor of the Collateral Agent or otherwise permitted under Section 7.2 hereunder, of and fully authorized to sell, transfer, pledge and/or grant a security interest in all of the Collateral owned by such Credit Party.

Section 5.17                             Transactions with Related Parties. Any and all transactions, contracts, licenses, or other agreements which have been entered into by and among any Credit Party and any Affiliate, officer, or director of any Credit Party (other than Permitted Affiliate Transactions), have been entered into and made upon terms and conditions not less favorable to the applicable Credit Parties than those terms which could have been obtained from wholly independent and unrelated sources.

Section 5.18                             Intellectual Property. Schedule 5.18 sets forth a true, accurate and complete listing, as of the Closing Date, after giving effect to the Acquisition, of all Patents, Trademarks and Copyrights that are the subject of registrations or applications in any state, federal, or foreign Intellectual Property registry and all Intellectual Property licenses thereof, of the Credit Parties as of the date of the Closing Date, showing as of the Closing Date the owner, the jurisdiction of registry, the registration or application number, and the date of registry thereof. The Credit Parties are the sole and exclusive owners of (and the current record owners of) all the outbound registrations and applications listed on Schedule 5.18. Except as set forth on Schedule 5.18, the conduct of the respective businesses (including the products and services) of the Credit Parties as currently conducted does not, to the Credit Parties’ knowledge, in any material respect, infringe, misappropriate, or otherwise violate any person’s Intellectual Property rights, and there has been no such claim asserted or threatened against any of the Credit Parties. To the knowledge of the Credit Parties, no person is infringing, misappropriating, or otherwise violating any Intellectual Property owned, used, or held for use by the Credit Parties in the conduct of their respective businesses, and no such claims have been asserted or threatened against any person by the Credit Parties Except as created or permitted under the Loan Documents, no Lien exists with respect to the interest of any Credit Party in any such Intellectual Property or licenses to Intellectual Property, and no Credit Party has transferred or subordinated any interest it may have in such Intellectual Property or licenses to Intellectual Property. The Credit Parties shall, from time to time as necessary to keep such schedule updated in all material respects (but no more often than quarterly, except in the event that the Credit Parties acquire material Intellectual Property through the acquisition of, or merger or consolidation with, any

Person, or acquisition of material assets of any Person), deliver to the Administrative Agent an updated Schedule 5.18 to this Agreement, together with a certificate of an authorized officer of the Borrower certifying that the information set forth on such schedule is true, correct and complete as of such date. The execution and delivery of this Agreement and the other Loan Documents, and the consummation of the transactions contemplated hereby and thereby, will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other person in respect of, the Credit Parties’ rights to own, use, or hold for use any of the Intellectual Property as owned, used, or held for use in the conduct of the business as currently conducted.

Section 5.19                             Related Businesses. The operations of the Borrower require financing on a basis such that the credit supplied can be made available from time to time to multiple Borrowers, as required for the continued successful operation of the Borrower and the other Credit Parties taken as a whole. The Borrower has requested the Lenders to make credit available hereunder for the purposes set forth in Section 6.9 and generally for the purposes of financing the operations of Borrower and the other Credit Parties. Each Borrower and each other Credit Party expects to derive benefit (and the board of directors of each Borrower and other Credit Party has determined that such Borrower or other Credit Party may reasonably be expected to derive benefit), directly or indirectly, from a portion of the credit extended by Lenders hereunder, both in its separate capacity and as a member of the group of companies, since the successful operation and condition of each Borrower and each other Credit Party is dependent on the continued successful performance of the functions of the group as a whole. Each Credit Party acknowledges that, but for the agreement of each of the other Credit Parties to execute and deliver this Agreement, the Administrative Agent and the Lenders would not have made available the credit facilities established hereby on the terms set forth herein.

Section 5.20                             Material Leases. No Credit Party is in default in any material respect under any Material Lease for a period in excess of the greater of (a) thirty (30) days and (b) the applicable cure period (if any) under such Material Lease.

Section 5.21                             Security Interests. Each of the Security Documents creates in favor of the Collateral Agent, for the benefit of each Agent and the other Secured Parties, a legal, valid and enforceable security interest in the Collateral secured thereby. Upon the filing of the UCC financing statements described in Schedule 5.21 and, to the extent governed by United States federal law, as applicable, upon the recording of a patent security agreement in the form of Exhibit J hereto, a trademark security agreement in the form of Exhibit K hereto and a copyright security agreement in the form of Exhibit L hereto (the “Intellectual Property Security Agreements”), in the United States Patent and Trademark Office and the United States Copyright Office, as applicable, such security interests in and Liens on the Collateral granted thereby that may be perfected by such aforementioned filings or recordings shall be perfected, first priority security interests (subject, as to priority, only to Liens permitted under Section 7.2 that, as a matter of law, would be prior to the Liens of the Collateral Agent), and no further recordings or filings are or will be required in connection with the creation, perfection or enforcement of such security interests and Liens, other than (a) the filing of continuation statements in accordance with applicable law, and (b) the recording of the Intellectual Property Security Agreements in the United States Patent and Trademark Office and the United States Copyright Office, as applicable, with respect to after-acquired Patent, Trademark and Copyright applications and registrations; provided, however, that such security interests and Liens on the Collateral granted thereby shall be on an equal and ratable basis with the Liens permitted under Section 7.2(p) securing the Existing Credit Agreement.

Section 5.22                             Deposit Accounts. Each deposit account of the Credit Parties is listed on Schedule 5.22 attached hereto, and each deposit account into which Receivables and proceeds of Collateral will be deposited is specified as such on such Schedule; provided that such schedule may be updated by the Credit Parties from time to time when the Credit Parties add or remove deposit accounts in accordance with this Agreement. Each deposit account of the Credit Parties, including each deposit account listed on Schedule 5.22 or established pursuant to Section 7.17, is a Controlled Account (other than the Excluded Deposit Accounts).

Section 5.23                             Compliance with Laws and Agreements. Each Credit Party and its Subsidiaries is in compliance with all Legal Requirements applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.24                             Foreign Corrupt Practices Act; Sanctions Laws.

(a)                                 Neither any Credit Party nor any Subsidiary, director or officer of a Credit Party or, to the best knowledge of any Credit Party, any Affiliate, agent or employee of a Credit Party, has engaged in any activity or conduct which would violate any applicable anti-bribery, anti-corruption or anti-money laundering laws or regulations in any applicable jurisdiction and the Credit Parties have instituted and maintains policies and procedures designated to prevent violation of such laws, regulations and rules.

(b)                                 Neither any Credit Party nor any Subsidiary of a Credit Party or their respective directors and officers, or, to the knowledge of any Credit Party, any Affiliate, agent or employee of any Credit Party or any Subsidiary of a Credit Party is a Person that is, or is owned or controlled by, Persons that are (i) the subject of any Sanctions (a “Sanctioned Person”) or (ii) located, organized or resident in a country, territory or region that is, or whose government is, the subject of Sanctions broadly prohibiting dealings with such government, country, or territory (a “Sanctioned Country”), currently including, without limitation, Crimea Region, Cuba, Iran, Burma, North Korea, Sudan and Syria.

(c)                                  The Credit Parties will not, directly or indirectly, use the proceeds of the Term Loans hereunder, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, a Sanctioned Person or Sanctioned Country or (ii) in any other manner that would result in a violation of Sanctions or any applicable anti-bribery, anti-corruption or anti-money laundering rules and regulations by any Person (including any Person participating in the Term Loans hereunder, whether as underwriter, advisor, investor, or otherwise).

Section 5.25                                                     Acquisition Documents. As of the Closing Date, each of the Specified Acquisition Agreement Representations made by any Credit Party is true and correct in all material respects (except to the extent already qualified by materiality, in which case each shall be true and correct in all respects) (unless expressly relating to an earlier date, in which case the same shall have been true and correct in all material respects as of such earlier date (except to the extent already qualified by materiality, in which case each shall have been true and correct in all respects)).

ARTICLE VI.
Affirmative Covenants.

Each Credit Party covenants and agrees with the Administrative Agent and each Lender that from the Closing Date until the termination of this Agreement, each Credit Party and their Subsidiaries will perform and observe each and all of the following covenants:

Section 6.1                                    Businesses and Properties. Except as could not reasonably be expected to result in a Material Adverse Effect, at all times: (a) do or cause to be done all things necessary to obtain, preserve, renew and keep in full force and effect its existence and the rights, licenses, permits, franchises, and Intellectual Property material to the conduct of its businesses; (b) maintain and operate such businesses in the same general manner in which they are presently conducted and operated; (c) comply in all material respects with all Legal Requirements applicable to such businesses and the operation thereof, whether now in effect or hereafter enacted (including all Legal Requirements relating to public and employee health and safety and all Environmental Laws); and (d) maintain, preserve and protect all Property material to the conduct of such businesses and keep such Property in good repair, working order and condition, and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto reasonably necessary in order that the business carried on in connection therewith may be properly conducted at all times. Notwithstanding the foregoing provisions of this Section 6.1, the Credit Parties shall not be required to comply with the requirements of clauses (a), (b) or (d) of this Section 6.1 with respect to any Properties (i) at which operations shall have been permanently discontinued and (ii) to the extent the Credit Parties shall have determined that the preservation and maintenance of such Properties and the rights, licenses and permits related to such Properties, as applicable, are no longer desirable in the conduct of the business of the Credit Parties and their Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Lenders, or that the preservation or maintenance thereof is not necessary in connection with any transaction permitted under the Loan Documents.

Section 6.2                                    Taxes. Pay and discharge promptly when due all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its Property before the same shall become delinquent or in default, as well as all lawful material claims for labor, materials and supplies or otherwise, which, if unpaid, might give rise to Liens upon such Property or any part thereof, unless being diligently contested in good faith by appropriate proceedings and as to which adequate reserves in an amount not less than the aggregate amount secured by such Liens have been established in accordance with GAAP; provided, however, that such contested amounts giving rise to such Liens shall be promptly paid upon commencement of any procedure or proceeding to foreclose any of such

Liens unless the same shall be validly stayed by a court of competent jurisdiction or a surety bond, which is satisfactory in all respects to the Administrative Agent and is delivered to the Administrative Agent in an amount no less than such contested amounts.

Section 6.3                                    Financial Statements and Information. Furnish to the Administrative Agent each of the following, which may be furnished promptly via electronic means acceptable to the Administrative Agent:

(a)                                 Annual Audited Financial Statements, not later than the earlier to occur of (i) the fifteenth day after the Form 10-K Annual Report is filed with the SEC with respect to the end of each fiscal year of the Credit Parties, and (ii) the 100th day after the end of each fiscal year of the Credit Parties;

(b)                                 Quarterly Unaudited Financial Statements, within 45 days after the end of each of the first three quarters of each fiscal year of the Credit Parties;

(c)                                  concurrently with the financial statements provided for in Sections 6.3(a)  and 6.3(b), a Compliance Certificate, signed by a Responsible Officer of the Borrower, and a written certificate identifying each Subsidiary which is otherwise required by the provisions of Section 6.10 to become a Guarantor but which has not yet done so as of the date of such certificate, and providing an explanation of the reasons why each such Subsidiary is not a Guarantor, signed by a Responsible Officer of the Borrower;

(d)                                 as soon as available and in any event within 10 Business Days after the date of issuance thereof (if any such management letter is ever issued), any management letter prepared by the independent public accountants who reported on the financial statements provided for in Section 6.3(a) above, with respect to the internal audit and financial controls of the Parent and its Subsidiaries;

(e)                                  [reserved];

(f)                                   on or prior to April 30 of each fiscal year of the Credit Parties, management-prepared budget of the Credit Parties and their Subsidiaries for such fiscal year (which budget shall be limited to a Capital Expenditure line and an income statement presenting profitability to the EBITDA line and shall not include a balance sheet or cash flow statement); and

(g)                                  such other information relating to the financial condition, operations and business affairs of the Credit Parties or any of their Subsidiaries as from time to time may be reasonably requested by the Administrative Agent.

All collateral reports of each Credit Party, including each Guarantor, shall be prepared in a manner compatible with the Borrower’s reporting procedures.

Section 6.4                                    Inspections and Field Examinations.

(a)                                 Upon reasonable prior notice (which may be telephonic notice), no more than one time during each 12 month period after the Closing Date and, following the occurrence and during the continuation of an Event of Default, as often as the Administrative Agent may reasonably request, (i) permit any authorized representative designated by the Administrative Agent, including any consultant engaged by the Administrative Agent, to visit and inspect the Properties and books and records of the Credit Parties and their Subsidiaries and to make copies of, and extracts from, such books records and permit any authorized representative designated by the Administrative Agent to discuss the affairs, finances, and condition of the Credit Parties and their Subsidiaries with the appropriate Financial Officer and such other officers as the Credit Parties shall deem appropriate, and (ii) permit any authorized representative designated by the Administrative Agent, including any consultant engaged by the Administrative Agent, to conduct a field examination of the Credit Parties’ operations.

(b)                                 The Credit Parties agree to cooperate and to cause their Subsidiaries to cooperate in all respects with the Administrative Agent and its representatives and consultants in connection with any and all inspections, examinations and other actions taken by the Administrative Agent or any of its representatives or consultants pursuant to this Section 6.4. The results of such inspections and examinations shall be provided to the Lenders via electronic distribution as soon as reasonably available. The Credit Parties hereby agree to promptly pay, upon demand by the Administrative Agent, any and all out-of-pocket fees and expenses incurred by the Administrative Agent in connection with any inspection, examination or review permitted by the terms of this Section 6.4 (including the fees of third party appraisers, accountants, attorneys and consultants) and, following the occurrence and during the continuation of an Event of Default, any and all out-of-pocket fees and expenses of any Lender (including the attorneys’ fees for such Lender) therefor; provided, however, that so long as no Event of Default is continuing, the Borrower shall only be obligated to pay for one visit and inspection of the Properties and books and records and one field examination per each 12 month period following the Closing Date.

All collateral reports of each Credit Party, including each Guarantor, shall be prepared in a manner compatible with the Borrower’s reporting procedures.

Section 6.5                                    Further Assurances. Upon request by the Administrative Agent, promptly execute and deliver any and all other and further agreements and instruments and take such further action as may be reasonably requested by the Administrative Agent to grant, preserve, protect and perfect the first priority Liens created or intended to be created by the Security Documents in the Collateral.

Section 6.6                                    Books and Records. Maintain financial records and books in accordance with accepted financial practice and GAAP.

Section 6.7                                    Insurance.

(a)                                 Maintain the insurance required by this Section 6.7 at all times by financially sound and reputable insurers (or, to the extent consistent with prudent business practice, a program of self-insurance).

(b)                                 Maintain insurance, to such extent, on such of its Properties and against such liabilities, casualties, risks and contingencies, including fire, flood and other risks insured against by extended coverage, employee liability, business interruption, worker’s compensation and public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with its operations and with the use of any Properties owned, occupied or controlled by any Credit Party or any of their Subsidiaries, in each case at least as is customary with companies similarly situated and in the same or similar businesses, and subject to deductibles that are no greater than are customary with such companies, provided, however, that such insurance shall insure the Property of the Credit Parties and each of their Subsidiaries against all risk of physical damage, including loss by fire, explosion, flood, theft, fraud and such other casualties as may be reasonably satisfactory to the Agent, but in no event at any time in an amount less than the replacement value of the Collateral.

(c)                                  Maintain such other insurance as may be required by applicable law and furnish to the Administrative Agent, upon written request, full information as to the insurance carried.

(d)                                 All insurance covering Property subject to a Lien in favor of the Collateral Agent for the benefit of the Secured Parties granted pursuant to the Security Documents shall provide that, in the case of each separate loss, the full amount of insurance proceeds shall be payable to the Collateral Agent, and all liability insurance maintained by the Credit Parties shall name the Collateral Agent as additional insured. All such property and liability insurance shall further provide for at least thirty (30) days’ (ten (10) days’ with respect to cancellation for non-payment of premium or at the request of the insured) prior written notice to the Collateral Agent of the cancellation thereof. If any Credit Party fails to maintain such insurance, the Collateral Agent may, but shall not be obligated to, arrange for such insurance, but at the Borrower’s expense and without any responsibility on the Collateral Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent shall have the sole right, in the name of the Lenders, any Credit Party and its Subsidiaries, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies. The Credit Parties shall deliver certificates evidencing renewal of the insurance required hereunder and evidence that the premiums have been paid before termination of any insurance policies required hereunder. The Credit Parties shall deliver to the Collateral Agent copies of the underlying insurance policies.

(e)                                  If Mortgaged Property is a Flood Hazard Property, use commercially reasonable efforts to obtain flood insurance in such reasonable total amount as the Collateral Agent may from time to time reasonably require, and otherwise to ensure compliance with the NFIP as set forth in the Flood Laws.

Section 6.8                                    ERISA. At all times: (a) make contributions to each Plan in a timely manner and in an amount sufficient to comply with the minimum funding standards requirements of ERISA, except where a failure to do so would not reasonably be expected to result in a material liability to any Credit Party; (b) promptly upon acquiring knowledge of (i) any Reportable Event in connection with any Plan or (ii) any Prohibited Transaction in connection with any Plan, that in each case, would reasonably be expected to result in a material liability to any Credit Party, furnish the Administrative Agent or the Collateral Agent a statement setting forth the details thereof and the action, if any, which such Credit Party proposes to take with respect thereto and, if any and when known, any action taken by the Internal Revenue Service or Department of Labor with respect thereto; (c) notify the Administrative Agent promptly upon receipt by any Credit Party thereof of any notice of the institution of any proceedings or other actions which would reasonably be expected to result in the termination of any Plan by the PBGC and furnish the Collateral Agent with copies of such notice; (d) pay when due, or within any applicable grace period allowed by the PBGC, all required premium payments to the PBGC, except where a failure to do so would not reasonably be expected to result in a material liability to any Credit Party; (e) furnish the Administrative Agent with copies of the annual report for each Plan filed with the Internal Revenue Service not later than ten (10) Business Days after the Administrative Agent requests such report; (f) furnish the Administrative Agent with copies of any request for waiver of the funding standards or extension of the amortization periods required by Sections 302 and 304 of ERISA or Sections 412 and 431 of the Code promptly after the request is submitted to the Secretary of the Treasury, the Department of Labor or the Internal Revenue Service, as the case may be; and (g) pay when due all installment contributions required under Section 303 of ERISA or Section 430 of the Code, except where a failure to do so would not reasonably be expected to result in a material liability to any Credit Party, or within 30 days of a failure to make any such required contributions when due furnish the Administrative Agent with written notice of such failure.

Section 6.9                                    Use of Proceeds. Subject to the terms and conditions contained herein, use the proceeds of the Term Loans for a Permitted Purpose.

Section 6.10                             Borrower; Guarantors; Joinder Agreements. Promptly inform the Administrative Agent of the creation or acquisition of any Subsidiary (other than an Excluded Subsidiary) of the Parent or any Subsidiary (other than an Excluded Subsidiary) of the Parent ceasing to be an Immaterial Subsidiary and, not later than 30 days (or such additional time, not to exceed 30 days, as Administrative Agent shall agree) following such creation or acquisition or cessation of Immaterial Subsidiary status, cause each such Subsidiary (other than an Excluded Subsidiary) that is not an Immaterial Subsidiary to become a Guarantor or a Borrower by execution and delivery to the Administrative Agent of a Joinder Agreement and become a party to the Security Agreement by execution and delivery to the Collateral Agent a Joinder Agreement, and cause:

(a)                                 (i) a first priority perfected security interest to be granted to the Collateral Agent in (w) all of the Equity Interests issued by a direct or indirect Domestic Subsidiary to the Credit Parties or any Domestic Subsidiary thereof, (x) all of the Equity Interests issued to any such Domestic Subsidiary or any Credit Party by any foreign Subsidiary that is not an Excluded Subsidiary, (y) all of the Equity Interests issued to a foreign Subsidiary that is not an Excluded Subsidiary by any Subsidiary that is not an Excluded Subsidiary and (z) 65% of the voting Equity Interests and all of the non-voting Equity Interests issued to such Domestic Subsidiary by any Excluded Subsidiary or issued by an Excluded Subsidiary to any foreign Subsidiary that is not an Excluded Subsidiary.

(b)                                 each such Subsidiary (other than an Excluded Subsidiary) to grant to the Collateral Agent a security interest (subject only to Liens permitted under Section 7.2), in all of its personal property (other than Equity Interests, which shall be governed by clause (a) above) all products and proceeds thereof (subject to similar exceptions as set forth in the Security Documents); provided that (1) no filings shall be required to be delivered with respect to Leasehold Property; (2) no Control Agreements shall be required to be delivered with respect to Excluded Deposit Accounts, and (3) the Collateral Agent’s lien will not be required to be noted on the certificate of title of any motor vehicle or rolling stock and such certificates of title need not be delivered to the Collateral Agent; and

(c)                                  cause such Subsidiary to deliver to the Collateral Agent such other Joinder Agreements, guaranties, security agreements, pledge agreements, Control Agreements and other Loan Documents and such related certificates, UCC and other customary lien search reports, legal opinions and other documents (including Organizational Documents and the documentation and other information required by regulatory authorities under applicable know your customer and anti-money laundering rules and regulations) as the Collateral Agent may reasonably require, each in form and substance reasonably satisfactory to the Collateral Agent; provided, however, that (i) any such Subsidiary that is an Excluded Subsidiary shall not be required to become a Guarantor or grant any Liens hereunder or under any other Loan Document; (ii) until such Subsidiary becomes a Guarantor or a Borrower pursuant to the terms of this Agreement it shall not become a Credit Party and (iii) deliveries, if any, required by this clause (c) shall be due within 45 days of such creation or acquisition (which period may be extended by the Administrative Agent’s sole discretion); provided further that no Subsidiary that has been designated by the Borrower as an Exempted Joint Venture shall be required to become a Guarantor or grant any Liens hereunder or under any other Loan Document to the extent that such Subsidiary continues to qualify as an Exempted Joint Venture; it being understood that no Exempted Joint Venture shall be eligible for an exemption from the requirements of this Section 6.10 if at the time of designation by the Borrower, the Investment basket set forth in Section 7.7(l) of this Agreement has been exhausted. Notwithstanding the foregoing, the “Collateral” shall exclude, and the Collateral Agent shall not be required to take Liens upon, those assets as to which the Administrative Agent determines in its sole discretion the cost of obtaining a Lien therein in favor of Collateral Agent or the perfection thereof are excessive in relation to the benefit to the Lenders afforded by such Lien.

Section 6.11                             Notice of Events. Notify the Administrative Agent within five Business Days after any Responsible Officer of any Credit Party or any of their Subsidiaries acquires knowledge of the occurrence of, or if any Credit Party or any of their Subsidiaries causes or intends to cause, as the case may be, any of the following:

(a)                                 the institution of any lawsuit, administrative proceeding or investigation affecting any Credit Party or any of their Subsidiaries, including any examination or audit by the IRS, the adverse determination under which could reasonably be expected to cause a Material Adverse Effect;

(b)                                 any development or change in the business or affairs of any Credit Party or any of their Subsidiaries which has had or which is likely to have, in the reasonable judgment of any Responsible Officer of the applicable Credit Parties, a Material Adverse Effect;

(c)                                  any Default or Event of Default, together with a reasonably detailed statement by a Responsible Officer on behalf of the Borrower of the steps being taken to cure the effect of such Default or Event of Default;

(d)                                 the occurrence of a default or event of default by any Credit Party or any of their Subsidiaries under any agreement or series of related agreements to which it is a party, which default or event of default could reasonably be expected to have a Material Adverse Effect; and

(e)                                  any written notice of any violation by, or investigation of any Credit Party or any of their Subsidiaries in connection with any actual or alleged violation of any Legal Requirement imposed by the Environmental Protection Agency, the Occupational Safety Hazard Administration or any other Governmental Authority which has or is likely to have, in the reasonable judgment of any Responsible Officer of the applicable Credit Parties, a Material Adverse Effect; and

Section 6.12                             Compliance with Laws. Cause each Credit Party and its Subsidiaries to comply with all Legal Requirements applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 6.13                             Environmental Matters. Without limiting the generality of Section 6.1(c), (a) comply in all material respects with Environmental Law and each Environmental Permit; (b) obtain and maintain in effect all Environmental Permits necessary to the conduct of its business, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) keep its Real Property Assets free of any Environmental Claims or Environmental Liabilities that could reasonably be expected to have a Material Adverse Effect. In the event that any Credit Party or any of its Subsidiaries receives any written demand or claim from any Person with respect to any such Environmental Liabilities, the Credit Parties agree to promptly take action and thereafter diligently pursue the same to completion in accordance with Environmental Law.

Section 6.14                             End of Fiscal Year. Cause each of its fiscal years and the fiscal years of each of its Subsidiaries to end on March 31st of the applicable year.

Section 6.15                             Perform Other Covenants. Duly comply, and cause each of its Subsidiaries to duly comply, with all of the terms and covenants contained in this Agreement and in each of the other Loan Documents at all times and places and in the manner set forth therein, and except for the filing of continuation statements and the making of other filings at the direction of the Administrative Agent (in its capacity as a Secured Party), at all times take all actions necessary to maintain the Liens and security interests provided for under or pursuant to this Agreement and the Security Documents as valid perfected first priority Liens on the Collateral intended to be covered thereby (subject only to other Liens expressly permitted by Section 7.2) and supply all reasonably requested information to the Administrative Agent and the Collateral Agent necessary for such maintenance.

Section 6.16          Receivables and Other Collateral Matters. The Credit Parties shall maintain books and records pertaining to the respective Collateral owned by each of them in detail, form and scope as the Collateral Agent shall reasonably require, and concurrently with the delivery by any Credit Party to the Collateral Agent of any accounts receivable aging or any sales report summary hereunder, the Credit Parties will disclose to the Collateral Agent which Receivables, if any, arise out of contracts with the United States or any department, agency or instrumentality thereof, and will, upon request from the Collateral Agent, use commercially reasonable efforts to execute or cause to be executed any instruments and take any steps required by the Collateral Agent in order that all monies due or to become due under any such contract shall be assigned to the Collateral Agent and notice thereof given under the Federal Assignment of Claims Act. The Credit Parties will, promptly after any Responsible Officer of any of them learns thereof, report to the Collateral Agent any material loss or destruction of, or substantial damage to, any portion or component of the Collateral with Fair Market Value in excess of $5,000,000, and any other matters materially affecting the value, enforceability or collectability of any of the Collateral with a Fair Market Value in excess of $5,000,000.

Section 6.17          Hedging Strategy; Risk Management Policy.

(a)           All Hedging Agreements shall be entered into in the ordinary course of business consistent with prudent industry practices, and not speculative in nature.

(b)           Keep the Risk Management Policy in full force and effect, and in accordance therewith, conduct its business in compliance with the Risk Management Policy, including ensuring that the Credit Parties’ Net Open Positions at no time exceed (i) 350,000 barrels or barrel equivalents of Crude Oil, (ii) 450,000 barrels of Natural Gas Liquids, (iii) 1,500,000 MMBTUs of Natural Gas, and (iv) 550,000 barrels or barrel equivalents of Refined Petroleum Products and Renewable Products.

(c)           The Borrower shall provide written notice to the Administrative Agent (for distribution to the Lenders) of any material amendment, modification, supplement or other change to the Risk Management Policy not later than ten (10) Business Days after any such amendment, modification, supplement or other change; provided that changes in personnel reflected in the Risk Management Policy will not be deemed “material” for purposes of this Section 6.17(c).

Section 6.18          Matters Relating to Owned Real Property Collateral.

(a)           As of the Closing Date, after giving effect to the Acquisition, Schedule 6.18 sets forth the list of all Real Property Assets subject to a Mortgage in favor of the Collateral Agent for the benefit of the Secured Parties (each such Real Property Asset and any additional Real Property Asset that becomes subject to such a Mortgage, a “Mortgaged Property”). Subject to Section 6.19, from and after the Closing Date, in the event that (i) any Credit Party acquires any fee interest in any Real Property Asset other than an Excluded Real Property Asset, or (ii) at the time any Person becomes a Subsidiary (other than a Subsidiary that is not required to become a Borrower or Guarantor), or if later, a Borrower or Guarantor, such Person owns or holds any fee interest in any Real Property Asset other than an Excluded Real Property Asset, such Credit Party shall deliver to the Collateral Agent within forty-five (45) days (which period may be extended in Administrative Agent’s sole discretion) after such Person acquires such Mortgaged Property, or becomes a Subsidiary or Guarantor, as applicable, the following:

(i)            Mortgages. A fully executed (and where required, notarized) Mortgage, in Proper Form for recording in the applicable jurisdiction, encumbering the interest of such Credit Party in such Mortgaged Property (and upon the delivery of any Mortgage, in Proper Form for recording, to the Collateral Agent with respect to any Real Property Asset, Schedule 6.18 shall be deemed to be modified to include a reference to such Mortgaged Property), and the Administrative Agent shall have the right in its sole discretion to direct the Collateral Agent to record such Mortgage;

(ii)           Deeds. Copies of all deeds by which such Credit Party received title with respect to each Mortgaged Property that is a fee interest in a Real Property Asset;

(iii)          Flood Hazard. With respect to such Mortgaged Property: (A) a completed standard “life of loan” flood hazard determination form (“Flood Determination Form”); (B) if the improvement(s) to the Mortgaged Property is located in a special flood hazard area, a notification to the Borrower (or other Credit Party) (the “Borrower Notice”) and (if applicable) notification to the applicable Credit Party that flood insurance coverage under the National Flood Insurance Program (“NFIP”) is not available because the community does not participate in the NFIP; and (C) if the Borrower Notice is required to be given and flood insurance is available in the community in which the property is located, a copy of one of the following: the flood insurance policy, the borrower’s application for a flood insurance policy plus proof of premium payment, a declaration page confirming that flood insurance has been issued, or such other evidence of flood insurance reasonably satisfactory in coverage and amounts to the Collateral Agent;

(iv)          Surveys. With respect to each Mortgaged Property with a Fair Market Value exceeding $5,000,000 to the extent required by the Administrative Agent, maps or plats of an as-built survey of each Mortgaged Property certified to the Collateral Agent and the Title Company in a manner reasonably satisfactory to each of the Administrative Agent and the Title Company, dated a date reasonably satisfactory to each of the Collateral Agent and the Title Company by an independent professional licensed land surveyor, which maps or plats and the surveys on which they are based shall be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the American Congress on Surveying and Mapping in 2005 with all items from Table A thereof completed, except for Nos. 5 and 12, as well as the Collateral Agent’s own survey requirements;

(v)           Appraisals. With respect to each Mortgaged Property with a Fair Market Value exceeding $5,000,000 to the extent required by the Administrative Agent, a current appraisal of each Mortgaged Property addressed to the Administrative Agent prepared by a qualified independent appraiser acceptable to Administrative Agent who is a member of the American Institute of Real Estate Appraisers which must have been prepared in accordance with the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation and must comply with Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989. The Appraisal must show an appraised value of the Mortgaged Property which is reasonably satisfactory to the Administrative Agent, and all assumptions on which the Appraisal is based must be reasonably acceptable to the Administrative Agent;

(vi)          Zoning. With respect to each Mortgaged Property with a Fair Market Value exceeding $5,000,000 to the extent required by the Administrative Agent, evidence reasonably satisfactory to the Administrative Agent that each Mortgaged Property, and the uses of each Mortgaged Property, are in compliance in all material respects with all applicable zoning laws (the evidence submitted as to which should include the zoning designation made for each Mortgaged Property, the permitted uses of each such Mortgaged Property under such zoning designation and, if available, zoning requirements as to parking, lot size, ingress, egress and building setbacks);

(vii)         Title Insurance. With respect to each Mortgaged Property with a Fair Market Value exceeding $5,000,000 to the extent required by the Administrative Agent, (1) 2006 ALTA loan title insurance policies or other title insurance policies acceptable to the Administrative Agent (the “Mortgage Policies”) issued by the Title Company with respect to the Mortgaged Property, in an amount not less than the Fair Market Value of the Mortgaged Property, or such lesser amount as may be reasonably satisfactory to the Administrative Agent, insuring fee simple title, to each such Mortgaged Property vested in such Credit Party and assuring the Administrative Agent that such Mortgage creates a valid and enforceable first priority Lien on such Mortgaged Property (any easements benefitting the Mortgaged Property shall be additional insured parcels under the Mortgage Policy), subject only to any standard or other exceptions as may be reasonably acceptable to the Administrative Agent and which appear as exceptions on Schedule B to the applicable Mortgage Policy, which Mortgage Policy shall include endorsements (to the extent available) for customary matters reasonably requested by the Administrative Agent; and (2) evidence reasonably satisfactory to the Administrative Agent that such Credit Party has (a) delivered to the Title Company all certificates and affidavits required by the Title Company in connection with the issuance of the Mortgage Policy and (b) paid to the Title Company or to the appropriate Governmental Authorities all expenses and premiums of the Title Company in connection with the issuance of the Mortgage Policy and all recording and stamp taxes (including mortgage recording taxes, fees and other charges and intangible taxes) payable in connection with recording the Mortgage in the appropriate real estate records;

(viii)        Title Related Documents. Copies of all recorded documents listed as exceptions to title or otherwise referred to in each Mortgage Policy;

(ix)          Opinion of Counsel. With respect to each Mortgaged Property with a Fair Market Value exceeding $5,000,000 to the extent required by the Administrative Agent, (1) a favorable opinion of counsel (which counsel shall be reasonably satisfactory to the Administrative Agent), as to the due authorization, execution and delivery by such Credit Party of such Mortgage and such other matters as the Administrative Agent may reasonably request, and (2) an opinion of counsel (which counsel shall be reasonably satisfactory to the Administrative Agent) in the state in which such Mortgaged Property is located with respect to the enforceability of the form of Mortgages to be recorded in such state and such other reasonable and customary matters (including any matters governed by the laws of such state regarding personal property security interests in respect of any Collateral) as the Administrative Agent may reasonably request, in each case in form and substance reasonably satisfactory to the Administrative Agent;

(x)           Environmental Audit. With respect to each Mortgaged Property with a Fair Market Value exceeding $5,000,000, to the extent required by the Administrative Agent, a Phase I environmental site assessment report or reports for such Mortgaged Property in form, scope and substance reasonably satisfactory to the Administrative Agent and prepared by environmental consultants reasonably satisfactory to the Administrative Agent and accompanied by reliance letters where applicable; and

(xi)          Taxes. Evidence reasonably satisfactory to the Administrative Agent that there are no outstanding material taxes, levies, duties, imposts, deductions, charges (including water and sewer charges), withholdings, assessments or impositions of any kind which have been due and payable for more than thirty (30) days with respect to such Mortgaged Property, except to the extent that any such matters are being contested in accordance with the terms of Section 6.2.

(b)           If at any time the book value of any Real Property Asset that at the time of its acquisition qualified as an Excluded Real Property Asset is subsequently written up as required by GAAP such that it exceeds the applicable value threshold to remain an Excluded Real Property Asset, such Real Property Asset shall cease to be an Excluded Real Property Asset and the applicable Credit Party shall comply with the requirements of Section 6.18(a) with respect to such Real Property Asset, as if such Real Property Asset had been acquired on the date of such write-up.

(c)           If at any time the aggregate book value of all Real Property Assets that are Excluded Real Property Assets exceeds an amount equal to 5.0% of Partners’ Capital (the amount of any such excess, the “Excess Amount”), the Borrower shall promptly designate Excluded Real Property Assets having an aggregate book value equal to or in excess of the Excess Amount to be encumbered by a Mortgage in favor of the Collateral Agent. The applicable Credit Party shall comply with the requirements of Section 6.18(a) with respect to such designated Real Property Assets as if such Real Property Assets had been acquired on the date of such designation and all such designated Real Property Assets shall cease to be Excluded Real Property Assets while the applicable Credit Parties pursue with reasonable diligence compliance with such Section 6.18(a) requirements.

(d)           With respect to any Mortgaged Property that is identified in a Flood Determination Form as being located in a special flood hazard zone, the Credit Parties shall maintain flood insurance on such Mortgaged Property on such terms and in such amounts as required by the Flood Laws. The addition of any Real Property Asset as a Mortgaged Property shall be conditioned on (i) the receipt by an Agent of a Flood Determination Form related to such

Real Property Asset, and (ii) the delivery of a Borrower Notice to the applicable Credit Party or to the Borrower, to the extent such notice is required to be delivered pursuant to the Flood Laws.

Section 6.19          Post-Closing Deliveries. The Credit Parties shall deliver to Administrative Agent each item set forth on Schedule 6.19 in form and substance reasonably satisfactory to Administrative Agent within the time periods established for each such item on such Schedule.

ARTICLE VII.
Negative Covenants.

The Credit Parties covenant and agree with the Administrative Agent and each Lender that from the Closing Date until the termination of this Agreement, the Credit Parties and their Subsidiaries will not do any of the following:

Section 7.1            Indebtedness. Create, incur, suffer or permit to exist, or assume or guarantee, directly or indirectly, or become or remain liable with respect to any Indebtedness, whether direct, indirect, absolute, contingent, or otherwise, except the following:

(a)           The Obligations and all obligations under the Exchange Notes and the Exchange Note Indenture;

(b)           Purchase money Indebtedness (including the amount of any Capital Lease Obligations required to be capitalized and included as a liability on the consolidated balance sheet of the Credit Parties incurred to finance Capital Expenditures) including under conditional sales agreements and other title retention arrangements but excluding purchase money Indebtedness incurred in respect of Inventory; provided that; the sum of (x) the aggregate amount of Indebtedness permitted by this clause (b), plus (y) the aggregate amount of Indebtedness permitted by clause (f) below, plus (z) the aggregate amount of Indebtedness permitted by clause (i) below, does not exceed (A) five percent (5.0%) of Partners’ Capital in the aggregate at any time outstanding and (B) at the time of and immediately after giving effect to the incurrence of any such Indebtedness, if the Debt Incurrence Financial Ratio Requirements are not satisfied with respect to the incurrence of such Indebtedness, 2.5% of Partners’ Capital;

(c)           Other liabilities existing on the date of this Agreement and set forth on Schedule 7.1 attached hereto, with no renewals, extensions, modifications or increases thereof being permitted, unless the same constitutes Refinancing Indebtedness;

(d)           Indebtedness of any Credit Party to any other Credit Party, provided, that, if such Indebtedness is evidenced by an intercompany note, such intercompany note is pledged and delivered to the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, as security for the Obligations;

(e)           Contingent Obligations of a Credit Party with respect to Indebtedness of another Credit Party that is permitted hereunder;

(f)            Indebtedness of any Person that becomes a Subsidiary after the date hereof pursuant to a Permitted Acquisition and Indebtedness of any Person secured by assets acquired in a Permitted Acquisition, provided, that (i) such Indebtedness exists at the time such Person becomes a Subsidiary or such assets are acquired and is not created in contemplation of or in connection with such Person becoming a Subsidiary or such assets being acquired, and (ii) the sum of (x) the aggregate amount of Indebtedness permitted by this clause (f), plus (y) the aggregate amount of Indebtedness permitted by clause (b) above, plus (z) the aggregate amount of Indebtedness permitted by clause (i) below, does not exceed (A) five percent (5.0%) of Partners’ Capital in the aggregate at any time outstanding and (B) at the time of and immediately after giving effect to the incurrence of any such Indebtedness, if the Debt Incurrence Financial Ratio Requirements are not satisfied with respect to the incurrence of such Indebtedness, 2.5% of Partners’ Capital;

(g)           Indebtedness of any Credit Party in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business;

(h)           Refinancing Indebtedness, to the extent the same relates to any Indebtedness permitted by Sections 7.1(a), (b), (c), and (f);

(i)            Unsecured Indebtedness not otherwise permitted pursuant to this Section, provided that the sum of (x) aggregate amount of Indebtedness permitted by this clause (i), plus (y) the aggregate amount of Indebtedness permitted by clause (b) above, plus (z) the amount of outstanding Indebtedness permitted by clause (f) above, does not exceed (A) five percent (5.0%) of Partners’ Capital in the aggregate at any time outstanding and (B) at the time of and immediately after giving effect to the incurrence of any such Indebtedness, if the Debt Incurrence Financial Ratio Requirements are not satisfied with respect to the incurrence of such Indebtedness, 2.5% of Partners’ Capital;

(j)            Permitted Non-Compete Indebtedness and other obligations issued, undertaken or assumed as the deferred purchase price of property or services;

(k)           Indebtedness existing or arising under any Hedging Agreement permitted by Section 6.17; and

(l)            (x) Indebtedness under the Existing Credit Agreement (and Refinancing Indebtedness in respect thereof) in an aggregate principal amount not to exceed the sum of (A) $2,065,000,000 plus (B) the aggregate amount of Secured Qualified Hedging Obligations (as defined in the Existing Credit Agreement) and Secured Qualified Bank Product Obligations (as defined in the Existing Credit Agreement) permitted under the Existing Credit Agreement and (y) any Indebtedness permitted under Section 7.1(l) of the Existing Credit Agreement (provided, that all such Indebtedness shall be unsecured) solely to the extent the proceeds of such Indebtedness under clause (y) are used to repay Obligations.

Section 7.2            Liens. Create or suffer to exist any Lien upon any of its Property now owned or hereafter acquired; provided, however, that the Credit Parties may create or suffer to exist:

(a)           Liens in effect on the date of this Agreement and which are described on Schedule 7.2 attached hereto, provided, that the Property covered thereby does not increase in scope and such Liens may not be renewed and extended (other than continuation filings or similar filings to maintain the effectiveness of any such Lien), unless such renewal and extension is with respect to Refinancing Indebtedness permitted by Section 7.1(i) above;

(b)           Liens against the Collateral in favor of the Collateral Agent as security for the Obligations and Liens in favor of the Exchange Note Trustee as security for obligations under the Exchange Notes and the Exchange Note Indenture;

(c)           Liens incurred and pledges and deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance, pensions and other social security benefits (not including any lien described in Section 430(k) of the Code);

(d)           Liens imposed by law, such as carriers’, warehousemen’s, landlord’s, mechanics’, materialmen’s, processors’ and vendors’ liens and other similar liens, incurred in good faith in the ordinary course of business and securing obligations which are incurred in the ordinary course of business and are not overdue for a period of more than thirty (30) days or which are being contested in good faith by appropriate, diligently pursued proceedings as to which the Credit Parties or any of their Subsidiaries, as the case may be, shall, to the extent required by GAAP, consistently applied, have set aside on its books;

(e)           Liens securing the payment of Taxes, assessments and governmental charges or levies, that are not delinquent, are permitted by Section 6.2, or are being diligently contested in good faith by appropriate proceedings and as to which adequate reserves have been established in accordance with GAAP;

(f)            Zoning restrictions, easements, licenses, reservations, provisions, covenants, conditions, waivers, restrictions on the use of property or minor irregularities of title (and with respect to leasehold interests, mortgages, obligations, liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased property, with or without consent of the lessee) which do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business;

(g)           Liens securing the performance of bids, tenders, leases, contracts (other than for the repayment of borrowed money), statutory obligations, surety, customs and appeal bonds and other obligations of like nature, incurred as an incident to and in the ordinary course of business, including security given in the ordinary course of business to a public utility or a Governmental Authority where required by such public utility or Governmental Authority in connection with the operations of any Credit Party;

(h)           Purchase money Liens securing the Indebtedness permitted by Section 7.1(b) above, provided, as a result of the creation of any such Lien, (i) no Default or Event of Default shall have occurred, (ii) the principal amount of such Lien does not exceed 100% of the purchase price of the asset acquired with such permitted Indebtedness, (iii) such Lien shall not apply to any other Property other than the asset acquired with such purchase money Indebtedness, and (iv) such Lien is incurred within 10 days of the acquisition of such Property;

(i)            Liens arising from judgments, orders, or other awards not constituting an Event of Default;

(j)            all rights reserved to or vested in any Governmental Authority by the terms of any lease, franchise, grant or permit held by any Credit Party or by any statutory provision to terminate any such lease, license, franchise, grant or permit or to require annual or periodic payments as a condition of the continuation thereof, or to distrain against or to obtain a Lien on any Property of any Credit Party in the event of failure to make such annual or other periodic payments;

(k)           rights of tenants, subtenants, licensees or other parties in possession, if any, but only (i) as tenants or licensees or otherwise to the extent of their possessory rights or interests and (ii) so long as such rights do not, in the aggregate, materially detract from the value of the Properties of the Credit Parties or materially impair the use thereof in the operation of the business of the Credit Parties;

(l)            the rights of the landlord to any leased property and the terms and conditions contained in the corresponding lease;

(m)          Permitted Non-Compete Liens;

(n)           First Purchaser Liens;

(o)           Liens not otherwise permitted pursuant to this Section 7.2 that attach to Property with a Fair Market Value not to exceed five percent (5.0%) of Partners’ Capital at any time; and

(p)           Liens securing obligations under the Existing Credit Agreement in an aggregate principal amount at any one time outstanding not to exceed the sum of (A) $2,065,000,000 plus (B) the aggregate amount of Secured Qualified Hedging Obligations (as defined in the Existing Credit Agreement) and Secured Qualified Bank Product Obligations (as defined in the Existing Credit Agreement) permitted under the Existing Credit Agreement.

Section 7.3            Contingent Liabilities. Create, incur, suffer or permit to exist, directly or indirectly, any Contingent Obligations, other than:

(a)           The Obligations of each Guarantor to the Administrative Agent and the Lenders under the terms of any Guaranty, and guaranteed obligations of the Credit Parties with respect to the Existing Credit Agreement;

(b)           Contingent Obligations of the Credit Parties under any Hedging Obligations permitted by Section 6.17;

(c)           The guarantees by the Credit Parties of any obligations of any other Credit Party that are not prohibited by this Agreement or of any Indebtedness of any other Credit Party if such Indebtedness so guaranteed is permitted under the terms of Section 7.1; and

(d)           Contingent Obligations of the Credit Parties, excluding the Contingent Obligations permitted under clauses (a) – (c) above, not to exceed in the aggregate at any one time outstanding, 1.0% of Partners’ Capital.

Section 7.4            Mergers, Consolidations and Dispositions and Acquisitions of Assets. In any single transaction or series of related transactions, directly or indirectly:

(a)           Wind up its affairs, liquidate or dissolve;

(b)           Be a party to any merger or consolidation;

(c)           Sell, convey, lease, transfer or otherwise dispose of all or any portion of any Property (except for the sale of Inventory in the ordinary course of business) of any Credit Party, or agree to take any such action;

(d)           Sell, assign, pledge, transfer or otherwise dispose of, or in any way part with control of, any Equity Interests of any of its Subsidiaries or any Indebtedness or obligations of any character of any of its Subsidiaries, or permit any such Subsidiary to do so with respect to any Equity Interests of any other subsidiary or any Indebtedness or obligations of any character of any Credit Party or any of their Subsidiaries, or permit any of their Subsidiaries to dissolve or liquidate, or to issue any additional Equity Interests other than to the Credit Parties;

(e)           Take any board of director or shareholder action with a view toward dissolution, liquidation or termination; or

(f)            Purchase or otherwise acquire, directly or indirectly, in a single transaction or a series of related transactions, all or a substantial portion of the assets of any Person or any Equity Interests of, or similar interest in, any Person;

provided, however that notwithstanding the foregoing, any of the following described actions may be undertaken:

(1)           any wholly-owned Subsidiary of any Credit Party may merge or consolidate with any Credit Party or any other Subsidiary of any Credit Party, provided, that (i) where one of the parties to such merger or consolidation is a Credit Party, the surviving entity must be a Credit Party, (ii) where one of the parties to such merger or consolidation is a Borrower, the surviving entity must be a Borrower; and (iii) where one of the parties to such merger or consolidation is the Borrower, the surviving entity must be the Borrower;

(2)           any of the Credit Parties’ wholly-owned Subsidiaries may sell, lease, transfer or otherwise dispose of any of its assets to a Credit Party or any other wholly-owned Subsidiary of a Borrower, provided, that if the entity selling, leasing, transferring or otherwise disposing of its assets is a Credit Party, the transferee must be a Credit Party;

(3)           any wholly-owned Subsidiary may be dissolved or liquidated, so long as such dissolution or liquidation results in all assets of such Subsidiary being owned by a Credit Party or a wholly-owned Subsidiary; provided, that if the entity dissolving or liquidating is a Credit Party, the entity to whom all assets of such dissolving or liquidating entity are transferred is must be a Credit Party;

(4)           any of the Credit Parties may (i) sell or otherwise dispose of motor vehicles and other rolling stock (A) in the ordinary course of business or (B) that are obsolete, worn out or no longer needed in the business of the Credit Parties, (i) sell, exchange or otherwise dispose of Dollars, Canadian Dollars and Cash Equivalents in the ordinary course of business; (iii) terminate, surrender or sublease a lease of real Property in the ordinary course of business or which is no longer needed in the business of the Credit Parties; and (iv) sell or otherwise dispose of equipment and fixtures that are obsolete, worn out or no longer needed in the business of the Credit Parties; and

(5)           the Credit Parties may sell, exchange, lease, transfer or otherwise dispose of (in each case for reasonably equivalent value), in any fiscal year, other Property having, together with any Property sold, exchanged, leased, transferred or otherwise disposed of in such fiscal year pursuant to this Section 7.4 and not reinvested in newly acquired Property useful in the business of the Credit Parties of equal or greater value within 180 days of such disposition, in an amount equal to an aggregate Fair Market Value not to exceed seven and one half percent (7.5%) of total consolidated assets of the Credit Parties in the aggregate as most recently reported to the Secured Parties pursuant to Section 6.3 at the time of such Disposition; and only so long as no Default or Event of Default exists both immediately before and after giving effect to any such disposition; provided that this clause (5) shall not be applicable to any disposition of assets acquired pursuant to a Permitted Acquisition made within 90 days of such acquisition;

(6)           the Credit Parties may consummate transactions permitted by Sections 7.7 and 7.12;

(7)           the Credit Parties may consummate Permitted Acquisitions;

(8)           the Parent may issue preferred or additional common Equity Interests to Persons that are not Credit Parties; and

(9)           the Credit Parties may consummate the Acquisition.

Section 7.5            Nature of Business. Change the nature of its business, enter into any business which is substantially different from the business in which it is engaged as of the Closing Date or enter into any business that would cause the Parent to fail to qualify as a master limited partnership (giving effect to any exceptions under applicable law that would allow the Credit Parties to engage in businesses that are ancillary or reasonably related to the businesses it is engaged in as of the Closing Date).

Section 7.6            Transactions with Related Parties. Except for any Permitted Affiliate Transactions, enter into any other transaction, contract, license or agreement of any kind with any Affiliate, officer or director of any Credit Party or any of their Subsidiaries, unless such transaction, contract or agreement is made upon terms and conditions not less favorable to such Person than those which could have been obtained from wholly independent and unrelated third parties.

Section 7.7            Investments. Make, directly or indirectly, any Investment in or loan or advance to any Person, or make any commitment to make such loan, advance or Investment, except:

(a)           loans, advances and Investments as of the Closing Date set forth on Schedule 7.7 (but not any increases thereof);

(b)           Dollars, Canadian Dollars and Cash Equivalents;

(c)           Investments constituting non-cash consideration received in connection with a Permitted Disposition so long as such consideration does not exceed 25% of the aggregate consideration received, determined at the time the Permitted Disposition occurs;

(d)           Permitted Acquisitions;

(e)           loans otherwise permitted by the provisions of Section 7.1(d) above;

(f)            loans to employees of any Credit Party made in the ordinary course of business, so long as the aggregate amount of all such loans outstanding at any time does not exceed $500,000;

(g)           loans or advances to, or Investments in, any Credit Party or Subsidiary that the Credit Parties retain more than 50% of the ownership interests in; provided that with respect to each such loan, advance or Investment, the Credit Parties shall be in pro forma compliance with the financial covenants set forth in Section 7.11 immediately after giving effect to such Investment;

(h)           [reserved];

(i)            ownership of Equity Interests in the General Partner by the Parent, solely to the extent such Equity Interests were acquired by the Parent in a transaction permitted by Section 7.10(a) of this Agreement and become subject to a first priority Lien pursuant to the Security Documents;

(j)            Investments in Hedging Agreements permitted by Section 6.17;

(k)           other loans, advances or Investments not covered by clauses (a) through (j) above, not to exceed in an aggregate amount at any one time outstanding, the greater of (x) $50,000,000 and (y) 2.5% of Partners’ Capital;

(l)            loans or advances to, or Investments in, any Exempted Joint Venture; provided that (i) the aggregate amount of all such loans, advances and Investments permitted under this provision shall not exceed $500,000,000 at any one time outstanding and (ii) that with respect to each such loan, advance, or Investment hereunder, the Credit Parties shall be in pro forma compliance with the financial covenants set forth in Section 7.11 of this Agreement immediately before and after giving effect to such loan, advance or Investment; and

(m)          the Acquisition.

Section 7.8            ERISA Compliance.

(a)           At any time engage in any Prohibited Transaction with respect to a Plan which would reasonably be expected to result in a material liability to any Credit Party; or permit any Plan to be terminated in a manner which could result in the imposition of a Lien on any Property of any Credit Party or any of their Subsidiaries pursuant to ERISA.

(b)           Engage in any transaction in connection with which any Credit Party or any Subsidiary thereof would reasonably be expected to be subject to a material civil penalty assessed pursuant to the provisions of Section 502 of ERISA.

(c)           Terminate any Plan in a “distress termination” under Section 4041 of ERISA, or take any other action which would reasonably be expected to result in a material liability of any Credit Party or any Subsidiary thereof to the PBGC.

(d)           Except where such failure would not reasonably be expected to result in a material liability to any Credit Party, (i) fail to make payment when due of all amounts which, under the provisions of any Plan, any Credit Party or any Subsidiary thereof is required to pay as contributions thereto, or, (ii) with respect to any Plan, fail to satisfy the minimum funding standard (as described in Section 302 of ERISA and Section 412 of the Code, whether or not waived, with respect thereto).

(e)           Adopt an amendment to a Plan which amendment would be restricted by Section 436 of the Code.

(f)            Without obtaining the prior consent of the Administrative Agent (which consent shall not be unreasonably withheld), engage in any transaction or enter into any agreement that would require any Credit Party to establish, maintain, contribute to, or become liable (whether contingent or otherwise) to a Multiemployer Plan that, as of the date on which the Credit Party engages in such transaction or enters into such agreement, has been determined by the Multiemployer Plan’s actuary to be in “endangered” or “critical” status under Section 432 of the Code.

Section 7.9            Change in Accounting Method. Make or permit any change in accounting method or financial reporting practices except as may be required by GAAP, as in effect from time to time.

Section 7.10          Redemption, Dividends, Equity Issuance, Distributions and Payments. At any time:

(a)           [Reserved];

(b)           Declare or pay, directly or indirectly, any dividend, except (i) dividends paid to a Credit Party which is a direct parent of the Credit Party paying a dividend, (ii) non-cash dividends paid to the holders of any Equity Interests of the Parent in the form of additional Equity Interests of the Parent, and (iii) Cash Dividends to the holders of any Equity Interests of the Parent, so long as (x) no Default or Event of Default exists both immediately before and after giving effect to the declaration and the payment of such Cash Dividend, (y) such Cash Dividend does not exceed Available Cash for such quarterly period, and (z) if the amount of such Cash Dividends to be paid to common unit holders during any fiscal quarter would, on a per unit basis immediately after giving effect to the payment of such Cash Dividends to common unit holders, be greater than the amount of such Cash Dividends paid to common unit holders on a per unit basis during the immediately preceding fiscal quarter, the Leverage Ratio as of the last day of the fiscal quarter ending immediately prior to the payment of such Cash Dividend to common unit holders (or if such Cash Dividend to common unit holders is to be paid on the last day of a fiscal quarter, the last day of such fiscal quarter) is less than 4.25 to 1.00; or

(c)           Make any other distribution of any Property, cash, securities or a combination thereof, with respect to (whether by reduction of capital or otherwise) any Equity Interests except as permitted in Section 7.10(a) above.

Section 7.11          Financial Covenants.

(a)           Commencing with the fiscal quarter ending September 30, 2019, permit the Leverage Ratio of the Credit Parties as of the last day of any fiscal quarter to be greater than 4.50 to 1.00.

(b)           Commencing with the fiscal quarter ending September 30, 2019, permit the Senior Secured Leverage Ratio of the Credit Parties as of the last day of any fiscal quarter to be greater than 3.25 to 1.00.

(c)           Commencing with the fiscal quarter ending September 30, 2019, permit the Interest Coverage Ratio of the Credit Parties as of the last day of any fiscal quarter to be less than 2.75 to 1.00.

(d)           Commencing with the fiscal quarter ending September 30, 2019 (and for each subsequent fiscal quarter listed in the table below), permit the Total Leverage Indebtedness Ratio of the Credit Parties as of the last day of the applicable fiscal quarter to be greater than the ratio set forth opposite such fiscal quarter end date in the table below under the heading “Maximum Total Indebtedness Leverage Ratio”:

Fiscal Quarter End Date	Maximum Total Leverage Indebtedness Ratio
9/30/2019	6.25 to 1.0
12/31/2019	6.25 to 1.0
3/31/2020 and the last day of each fiscal quarter thereafter	6.00 to 1.0

Section 7.12          Sale of Receivables. Sell, assign, discount, transfer or otherwise dispose of any Receivables, promissory notes, drafts or trade acceptances or other rights to receive payment held by it, with or without recourse, except to the extent in the ordinary course of business consistent with past practices.

Section 7.13          Sale and Lease-Back Transactions. Enter into any arrangement, directly or indirectly, with any Person whereby any Credit Party shall sell or transfer any Property, real or personal, which is used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such Property or other Property which such Credit Party intends to use for substantially the same purpose or purposes as the Property being sold or transferred.

Section 7.14          Change of Name or Place of Business. Permit any Credit Party to change its name, jurisdiction of organization, location of its chief executive office or principal place of business or the place it keeps its material books and records, unless the Borrower has notified the Administrative Agent of such change in writing at least ten (10) Business Days (or such lesser time as is acceptable to Administrative Agent) before the effective date of such change.

Section 7.15          Restrictive Agreements. Other than as provided in this Agreement, the Exchange Note Indenture, the Existing Credit Agreement or any Permitted Term Indebtedness Agreement, directly or indirectly agree to restrict or condition (i) the payment of any dividends or other distributions to or by any Credit Party; provided that the Parent may agree, in connection with any issuance of preferred Equity Interests of the Parent not prohibited under this Agreement, to restrict or condition the payment of dividends or other distributions on its Equity Interests; (ii) the payment of any Indebtedness owed to any Person, including any Credit Party; (iii) the making of any loans or advances to any Person, including any Credit Party; (iv) the transfer of any of its Properties to any Person including any Credit Party or (v) the granting of any Liens on any of its Properties, except for (a) restrictions limited to Property serving as collateral for Indebtedness permitted pursuant to Section 7.1 and Refinancing Indebtedness in respect thereof (so long as the restrictions in such Refinancing Indebtedness are not more burdensome on the Credit Parties as the Indebtedness being refinanced), (b) customary non-assignment provisions arising under leases, subleases, licenses, joint venture agreements and other similar agreements entered into in the ordinary course of business, and (c) customary restrictions imposed with respect to Property being acquired pursuant to a Permitted Acquisition or sold pursuant to a Permitted Disposition.

Section 7.16          Tax Consolidation. File, or consent to the filing of, any consolidated income tax return with any Person other than another Credit Party.

Section 7.17          Deposit Accounts. Establish any deposit accounts other than those listed on Schedule 5.22 (as updated from time to time pursuant to the terms hereof) unless such additional deposit accounts are (i) Controlled Accounts or (ii) Excluded Deposit Accounts.

Section 7.18          Organizational Documents; Tax Sharing Agreements. Modify any of their Organizational Documents in a manner that is materially adverse to the Lenders or enter into or modify any tax sharing agreement in either case in a manner that is materially adverse to the Lenders.

ARTICLE VIII.
Events of Default and Remedies.

Section 8.1            Events of Default. Each of the following events shall constitute an event of default (each an “Event of Default”):

(a)           The Credit Parties or any of their Subsidiaries shall fail to pay or prepay (i) any Obligation constituting principal, as and when due and payable, whether at the due date thereof (by acceleration, lapse of time or otherwise) or at any date fixed for prepayment thereof in accordance with the other provisions of the Loan Documents, or (ii) any other Obligations under the Loan Documents within three (3) Business Days of the time such amount is due and payable; or

(b)           Any Credit Party (i) shall fail to pay when due, or within any applicable period of grace, any other Indebtedness (excluding Indebtedness outstanding hereunder) in excess of $10,000,000 in principal amount, or (ii) shall default (beyond any applicable grace and curative periods) in any other manner with respect to any other Indebtedness (excluding Indebtedness outstanding hereunder) in excess of $10,000,000 in principal amount if the effect of any such default or event of default shall be to accelerate or to permit the holder of any such other Indebtedness, at its option, to accelerate the maturity of such Indebtedness prior to the stated maturity thereof or, if such Indebtedness is a Hedging Obligation, such default would enable the counterparty to terminate the related Hedging Agreement (for the purposes of this clause (b), the “principal amount” of the obligations of any Credit Party in respect of any Hedging Agreement at any time shall be the maximum aggregate amount that such Credit Party would be required to pay if such Hedging Agreement were terminated at such time after giving effect to any netting agreements); or

(c)           Any representation or warranty made or deemed made by any Credit Party in connection with any Loan Document or in any certificate, report, notice or financial statement furnished at any time in connection with this Agreement shall prove to have been incorrect, false or misleading in any material respect when made or deemed to have been made; or

(d)           Except as provided in Section 8.1(e) and (f) below, Default shall occur in the punctual and complete performance or observance of any covenant, condition or agreement to be observed or performed on the part of any Credit Party or any of their Subsidiaries pursuant to the terms of any provision of this Agreement or any other Loan Document, and such Default remains uncured 30 days after the earlier to occur of (i) the Administrative Agent giving written notice of such Default to the Borrower or any Responsible Officer of any Credit Party becomes aware of the existence of such Default; or

(e)           Default shall occur in the punctual and complete performance or observance of any covenant, condition or agreement to be observed or performed on the part of any Credit Party or any of their Subsidiaries pursuant to the terms of Section 6.3(e), Section 6.7 or Section 6.10, and such Default remains uncured five Business Days after the Administrative Agent has given written notice of such Default to the Borrower; or

(f)            Default shall occur in the punctual and complete performance or observance of any covenant, condition or agreement to be observed or performed on the part of any Credit Party or any of their Subsidiaries pursuant to the terms of Section 6.3(a), (b) or (c), Section 6.9, Section 6.11, or Section 7.1 through Section 7.18; or

(g)           Any Credit Party or any of their Subsidiaries shall suffer any writ of attachment or execution or any similar process to be issued or levied against it or any substantial part of its Property which is not released, stayed, bonded or vacated within thirty (30) days after its issue or levy; or one or more judgments, orders, or awards for the payment of money involving an aggregate amount of $10,000,000, or more (except to the extent fully covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has not denied coverage) is entered or filed against a Credit Party or any of its Subsidiaries, or with respect to any of their respective Property, and either (i) there is a period of 90 consecutive days, with respect to any such judgment less than or equal to $50,000,000, or 45 days with respect to any such judgment greater than $50,000,000, in each case, at any time after the entry of any such judgment, order, or award during which (1) the same is not discharged, satisfied, vacated, or bonded pending appeal, or (2) a stay of enforcement thereof is not in effect, or (ii) enforcement proceedings are commenced upon such judgment, order, or award; or

(h)           Any of the following shall occur where such occurrence would reasonably be expected to result in any material liability: (i) a Reportable Event shall have occurred with respect to a Plan; (ii) the filing by any Credit Party, any ERISA Affiliate, or an administrator of any Plan of a notice of intent to terminate such Plan under the provisions of Section 4041 of ERISA; (iii) the receipt of notice by any Credit Party, any ERISA Affiliate or an administrator of a Plan that the PBGC has instituted proceedings to terminate (or appoint a trustee to administer) such a Plan; (iv) any other event or condition exists which would reasonably be expected to, constitute grounds under the provisions of Section 4042 of ERISA for the termination of or the appointment of a trustee to administer any Plan by the PBGC; (v) a Plan shall fail to maintain a minimum funding standard required by Section 412 of the Code for any plan year or a waiver of standard is sought or granted under the provisions of Section 412(c) of the Code; (vi) any Credit Party or any ERISA Affiliate has incurred, or would reasonably be expected to incur, a liability under the provisions of Section 4062, 4063, 4064 or 4201 of ERISA; (vii) any Credit Party or any ERISA Affiliate fails to pay the full amount of an installment required under Section 430(j) of the Code; or (viii) any Prohibited Transaction involving any Plan; or

(i)            This Agreement, any Note, any of the Security Documents or any other Loan Document, or any material provision thereof, shall for any reason cease to be, or shall be asserted by any Credit Party not to be, a legal, valid and binding obligation of any Credit Party, enforceable in accordance with its terms, or the Lien purported to be created by any of the Security Documents shall for any reason cease to be, or be asserted by any Credit Party not to be, a valid, first priority perfected Lien against any portion of the Collateral with a Fair Market Value exceeding $5,000,000 (except to the extent otherwise permitted under this Agreement or any of the Security Documents); or

(j)            A Change of Control shall occur; or

(k)           Any Credit Party or any of their Subsidiaries shall commence a voluntary proceeding seeking liquidation, reorganization, or other relief with respect to itself or its debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian, or other similar official of it or a substantial part of its property or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it or shall make a general assignment for the benefit of creditors or shall generally fail to pay its debts as they become due or shall take any corporate action to authorize any of the foregoing; or

(l)            An involuntary proceeding shall be commenced against any Credit Party or any of their Subsidiaries seeking liquidation, reorganization, or other relief with respect to it or its debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian, or other similar official for it or a substantial part of its property, and such involuntary proceeding shall remain undismissed and unstayed for a period of 60 days; or

(m)          Any involuntary order shall be entered in any proceeding against any Credit Party or any of their Subsidiaries decreeing the dissolution, liquidation or split-up thereof, and such order shall remain in effect for sixty (60) days; or

(n)           Any Credit Party or any of their Subsidiaries shall admit in writing its inability to pay its debts as they become due; or

(o)           Any court shall order a meeting of the creditors, or any class of creditors that includes any of the Secured Parties on account of any of the Obligations, of any Credit Party or any of their Subsidiaries, or any Credit Party or any of their Subsidiaries shall request or apply for any such order, or take any corporate action to authorize any such request or application.

Section 8.2            Remedies Upon Event of Default.

If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)           declare the Commitment of each Lender to make Term Loans to be terminated, whereupon such Commitments and obligation shall be terminated;

(b)           declare the unpaid principal amount of all outstanding Term Loans, all interest accrued and unpaid thereon, and all other Obligations owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c)           [reserved]; and

(d)           exercise, or direct the Collateral Agent to exercise, in each case, on behalf of itself, the Lenders or other Secured Party all rights and remedies available to it, the Lenders or other Secured Parties under the Loan Documents or applicable Law or at equity;

Notwithstanding the foregoing, if any of the events set forth in clauses (k) through (o) shall occur, then (i) the Term Loans, the Commitment Fees and all other Obligations then outstanding and payable hereunder shall automatically, without demand, presentment, protest, notice of intent to accelerate, notice of acceleration or other notice to any Person of any kind, all of which are hereby expressly waived by each Credit Party, become immediately due and payable and (ii) all Commitments shall be immediately and automatically terminated:

Section 8.3            Remedies Cumulative. No remedy, right or power conferred upon the Administrative Agent or any Lender is intended to be exclusive of any other remedy, right or power given hereunder or now or hereafter existing at law, in equity, or otherwise, and all such remedies, rights and powers shall be cumulative.

ARTICLE IX.
The Agents.

Section 9.1            Appointment, Powers and Immunities. Each Lender hereby irrevocably appoints and authorizes the Agents to act as its agent hereunder and under the other Loan Documents with such powers as are specifically delegated to the Agents by the terms hereof and thereof, together with such other powers as are reasonably incidental thereto. The Agents may each perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by any Agent. The exculpatory, indemnity, and expense reimbursement provisions of the Loan Documents shall apply to any such sub-agent in such capacity. The Agents (which such term as used in this Article IX, shall, in each case, include reference to their respective Related Parties) (i) shall not have duties or responsibilities except those expressly set forth in this Agreement and the other Loan Documents, and shall not by reason of this Agreement or any other Loan Document be a trustee for any Lender; (ii) shall not be responsible to any Lender for any recitals, statements, representations or warranties contained in this Agreement or any other Loan Document, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any other Loan Document, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or any other certificate or document referred to or provided for herein or therein or any property covered thereby or for any failure by any Party or any other Person (other than such Agent) to perform any of its obligations hereunder or thereunder; (iii) shall not be required to initiate or conduct any litigation or collection proceedings hereunder or under any other Loan Document except to the extent requested by the Required Lenders, provided that no Agent shall be required to take any action which exposes such Agent to personal liability or which is contrary to this Agreement or any other Loan

Documents or applicable law, and (iv) shall not be responsible for any action taken or omitted to be taken by it hereunder or under any other Loan Document or any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, including pursuant to its own negligence, except to the extent it is determined by a final non-appealable decision by a court of competent jurisdiction that such act or omission constituted its own gross negligence or willful misconduct. The Agents may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by them with reasonable care. The Agents may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Agents in their reasonable credit judgment.

Section 9.2            Reliance. Each Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by electronic mail with portable document format) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel (which may be counsel for the Credit Parties), independent accountants and other experts selected by the Administrative Agent. As to any matters not expressly provided for by this Agreement or any other Loan Document, each Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and thereunder in accordance with instructions of the Required Lenders, and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders.

Section 9.3            Defaults. No Agent shall be deemed to have knowledge of the occurrence of a Default or Event of Default unless it has received notice from a Lender or the Borrower specifying such Default or Event of Default and stating that such notice is a “Notice of Default.” In the event that any Agent receives such a notice of the occurrence of a Default or Event of Default, such Agent shall give prompt notice thereof to the Lenders (or in the case of the Collateral Agent, the Administrative Agent and the Administrative Agent shall then give each Lender prompt notice of each such non-payment). The Agents shall (subject to Section 9.7 hereof) take such action with respect to such Default or Event of Default as shall be directed by the Required Lenders and within its rights under the Loan Documents and at law or in equity, provided that, unless and until the Agents shall have received such directions, the Agents may (but shall not be obligated to) take such action, or refrain from taking such action, permitted or within its rights under any of the Loan Documents or under applicable law with respect to such Default or Event of Default.

Section 9.4            Rights as a Lender. With respect to its Commitment and the Term Loans, each Agent in its capacity as a Lender hereunder shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as the Administrative Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. Each Agent may (without having to account therefor to any Lender) accept deposits from, lend money to and generally engage in any kind of banking, trust, letter of credit, agency or other business with any Credit Party (and any of their Affiliates) as if it were not acting as Agent, and each Agent may accept fees and other consideration from any Credit Party (in addition to the fees heretofore agreed to between the applicable Credit Parties and the Administrative Agent) for services in connection with this Agreement or otherwise without having to account for the same to the Lenders.

Section 9.5            Indemnification. The Lenders agree to indemnify each Agent in its separate capacities as such (to the extent not reimbursed under Section 2.13 or Section 10.9 hereof, but without limiting the obligations of the applicable Credit Parties under said Section 2.13, Section 10.9 or 10.10) ratably in accordance with their respective Commitments, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever (including the consequences of the negligence of such indemnified Person, but excluding any act or omission to the extent the same is determined by a final non-appealable decision by a court of competent jurisdiction to have been caused by or resulted from the gross negligence or willful misconduct of such indemnified Person) which may be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of this Agreement or any other Loan Document or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (including the costs and expenses which the applicable Credit Parties are obligated to pay under Section 2.13 or Section 10.9) or the enforcement of any of the terms hereof or thereof or of any such other documents, including the consequences of the negligence of such indemnified Person, but excluding any act or omission to the extent the same is determined by a final non-appealable decision from a court of competent jurisdiction to have been caused by or resulted from the gross negligence or willful misconduct of such indemnified person. The obligations of the Lenders under this Section 9.5 shall survive the termination of this Agreement and the repayment of the Indebtedness arising in connection with this Agreement.

Section 9.6            Non-Reliance on Administrative Agent and Other Lenders. Each Lender agrees that it has received current financial information with respect to the Credit Parties and the other Parties and that it has independently and without reliance on any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Credit Parties and the other Parties and decision to enter into this Agreement and that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any of the other Loan Documents. Each Agent shall not be required to keep itself informed as to the performance or observance by any Party of this Agreement or any of the other Loan Documents or any other document referred to or provided for herein or therein or to inspect the properties or books of the Credit Parties or any Party. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by an Agent, under the other Loan Documents, no Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Credit Parties or any other Party (or any of their Affiliates) which may come into the possession of such Agent.

Section 9.7            Failure to Act. Except for action expressly required of an Agent hereunder and under the other Loan Documents, each Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction by the Lenders of their indemnification obligations under Section 9.5 against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

Section 9.8            Resignation of Agent. Subject to the effectiveness of resignation as provided below, any Agent may resign at any time by giving at least thirty (30) days prior written notice thereof to the Lenders and the Borrower; provided that (a) such resignation will not be effective until a successor Agent has been appointed and (ii) the Borrower shall have paid all fees and expenses then due and owing to the retiring Agent prior to the effectiveness of its resignation. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Agent to act in the same capacity reasonably acceptable to the Borrower; provided that (i) if a Default or Event of Default has occurred and is continuing, the Borrower shall not have a consent right, and (ii) the Required Lenders shall appoint a Lender (or Affiliate thereof) to act as successor Agent. If no successor Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent’s giving of written notice of resignation, then the retiring Agent may, on behalf of the Lenders and at the expense of the Borrower petition a court of competent jurisdiction for the appointment of a successor Collateral Agent. Any successor Agent shall be a commercial bank or an Affiliate of any such commercial bank that has an office in the United States. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. Such successor Agent shall promptly specify by notice to the Borrower and the Lenders its office for the purpose of any notices and payments hereunder. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Article IX shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent. Any Business Entity into which the Agent may be merged or converted or with which it may be consolidated, or any Business Entity resulting from any merger, conversion or consolidation to which the Agent shall be a party, or any Business Entity succeeding to all or substantially all the corporate trust or agency business of the Agent, shall be the successor of the Agent hereunder; provided that such Business Entity shall be otherwise eligible under this Section 9.8 to act as a successor Agent, without the execution or filing of any paper or any further act on the part of any of the parties hereto. In the event that the Agent is required to acquire title to an asset or take any managerial action of any kind in regard thereto, in order to perform any obligation under any Security Document, which in the Agent’s sole determination may cause the Agent to incur potential liability under any Environmental Law, the Agent reserves the right, instead of taking such action, to resign as Agent.

Section 9.9            Syndication Agents; Bookrunners. Any syndication agent, co-syndication agent, documentation agent, joint lead arranger, bookrunner or joint bookrunner appointed in connection with the Loan Documents or the transactions contemplated thereby, in its capacity as such, shall have no rights, powers, duties or responsibilities, and no rights, powers, duties or responsibilities shall be read into this Agreement or any other Loan Document or otherwise exist on behalf of or against any such syndication agent, co-syndication agent, documentation agent, joint lead arranger, bookrunner or joint bookrunner, in its capacity as such (in each case without prejudice to the rights, powers, duties or responsibilities of any such Person in its capacity as a Lender, Agent or otherwise as a Party to any Loan Document, other than in its capacity as syndication agent, co-syndication agent, documentation agent, joint lead arranger, bookrunner or joint bookrunner). If any such syndication agent, co-syndication agent, documentation agent, joint lead arranger, bookrunner or joint bookrunner resigns from such capacity, no successor syndication agent, co-syndication agent, documentation agent, joint lead arranger, bookrunner or joint bookrunner, as applicable, shall be appointed. No syndication agent, co-syndication agent, documentation agent, bookrunner or joint bookrunner shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on the syndication agent, co-syndication agent, documentation agent, bookrunner or joint bookrunner in deciding to enter into this Agreement or any other Loan Document or in taking or not taking any action hereunder or thereunder.

Section 9.10          Force Majeure. No Agent shall incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of such Agent (including but not limited to any act or provision of any present or future law or regulation or governmental authority, any act of God or war, civil unrest, local or national disturbance or disaster, any act of terrorism, or the unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility).

Section 9.11          Filings.

(a)           The Collateral Agent shall not be responsible for and makes no representation as to the existence, genuineness, value or protection of any Collateral, for the legality, effectiveness or sufficiency of any Security Document, or for the creation, perfection, priority, sufficiency or protection of any liens securing the Obligations.

(b)           For the avoidance of doubt, nothing herein shall require any Agent to file financing statements or continuation statements, or be responsible for maintaining the security interests purported to be created as described herein (except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder or under any other Loan Document) and such responsibility shall be solely that of the Borrower and the other Credit Parties.

Section 9.12          Agent Discretion. Notwithstanding anything else to the contrary herein, whenever reference is made in this Agreement to any discretionary action by, consent, designation, specification, requirement or approval of, notice, request or other communication from, or other direction given or action to be undertaken or to be (or not to be) suffered or omitted by the Administrative Agent or the Collateral Agent or to any election, decision, opinion, acceptance, use of judgment, expression of satisfaction, reasonable satisfaction or other exercise of discretion, rights or remedies to be made (or not to be made) by the Administrative Agent or the Collateral Agent, it is understood that in all cases such Agents shall be fully justified in failing or refusing to take any such action under this Agreement if it shall not have received such written instruction, advice or concurrence of the Administrative Agent, as it deems appropriate. This provision is intended solely for the benefit of the Administrative Agent, the Collateral Agent and its successors and permitted assigns and is not intended to and will not entitle the other parties hereto to any defense, claim or counterclaim, or confer any rights or benefits on any party hereto. It is understood that the Administrative Agent may provide such instruction, advice or concurrence to the Collateral Agent in accordance with the discretionary standard set forth in this Agreement or other Loan Document with respect to such action or omission, or after obtaining direction from the Required Lenders, as the Administrative Agent may elect in its sole discretion.

ARTICLE X.
Miscellaneous.

Section 10.1          No Waiver. No waiver of any Default or Event of Default shall be deemed to be a waiver of any other Default or Event of Default. No failure to exercise and no delay on the part of the Administrative Agent or any Lender in exercising any right or power under any Loan Document or at law or in equity shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or the abandonment or discontinuance of steps to enforce any such right or power, preclude any further or other exercise thereof or the exercise of any other right or power. No course of dealing between the Credit Parties and the Administrative Agent or any Lender shall operate as a waiver of any right or power of the Administrative Agent any Lender. No notice to or demand on any Credit Party or any other Person shall entitle the Credit Parties or any other Person to any other or further notice or demand in similar or other circumstances.

Section 10.2          Notices. Except as otherwise expressly permitted hereunder or under any other Loan Document, all notices under the Loan Documents shall be in writing and either (a) delivered to the intended recipient, (b) sent via overnight courier, or (c) sent by facsimile (promptly confirmed by mail, except for any notice pursuant to Section 4.1(a) which need not be confirmed by mail), in each case to the intended recipient at the “Address for Notices” specified on Schedule 10.2 hereof; or, as to any Lender, at such address as set forth in the Administrative Questionnaire or to such other address as a party may designate in a notice given in accordance with the provisions of this Section 10.2. The Borrower may change its address for purposes hereof by providing written notice of such address change to the Lenders and the Administrative Agent in accordance with the provisions of this Section 10.2, with any such change in address only being effective ten Business Days after such change of address has been deemed given in accordance with the provisions hereof. Notices and other communications (i) sent by hand or overnight courier service shall be deemed to have been given when received or (ii) sent by facsimile shall be deemed to have been given when sent; provided, that if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient; provided, however, that the notices required or permitted by Sections 2.2(b) and 4.1(a) shall be effective only when actually received by the Administrative Agent.

Section 10.3          Governing Law. UNLESS OTHERWISE SPECIFIED THEREIN, EACH LOAN DOCUMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

Section 10.4          Survival; Parties Bound. All representations, warranties, covenants and agreements made by or on behalf of the Credit Parties in connection herewith shall survive the execution and delivery of the Loan Documents and shall not be affected by any investigation made by any Person. The term of this Agreement shall be until the termination or lapse of all Commitments, the final maturity of each Note, and the payment of all amounts due under the Loan Documents.

Section 10.5          Counterparts. This Agreement may be executed in several identical counterparts, and by the parties hereto on separate counterparts, and each counterpart, when so executed and delivered, shall constitute an original instrument, and all such separate counterparts shall constitute but one and the same instrument.

Section 10.6          Limitation of Interest. The Credit Parties and the Lenders intend to strictly comply with all applicable laws, including applicable usury laws, if any. Accordingly, the provisions of this Section shall govern and control over every other provision of this Agreement or any other Loan Document which conflicts or is inconsistent with this Section, even if such provision declares that it controls. As used in this Section, the term “interest” includes the aggregate of all charges, fees, benefits or other compensation which constitute interest under applicable law, provided, that, to the maximum extent permitted by applicable law, (a) any non-principal payment shall be characterized as an expense or as compensation for something other than the use, forbearance or detention of money and not as interest, and (b) all interest at any time contracted for, reserved, charged or received shall be amortized, prorated, allocated and spread, in equal or in unequal parts during the full term of the Term Loans and the Commitments so that interest for the entire term does not exceed the Highest Lawful Rate. In no event shall the Borrower or any other Person be obligated to pay, or the Administrative Agent or any Lender have any right or privilege to reserve, receive or retain, (y) any interest in excess of the maximum amount of nonusurious interest permitted under the laws of the United States or of any state, if any, which are applicable to the Administrative Agent or such Lender, respectively, or (z) total interest in excess of the amount which the Administrative Agent or such Lender could lawfully have contracted for, reserved, received, retained or charged had the interest been calculated for the full term of the Term Loans at the Highest Lawful Rate, if any, applicable to the Administrative Agent or such Lender. None of the terms and provisions contained in this Agreement or in any other Loan Document which directly or indirectly relate to interest shall ever be construed without reference to this Section, or be construed to create a contract to pay any Lender for the use, forbearance or detention of money at an interest rate in excess of the Highest Lawful Rate applicable to such Lender. If the term of any Term Loans or the Notes is shortened by reason of acceleration of maturity as a result of any Default or Event of Default or by any other cause, or by reason of any required or permitted prepayment, and if for that (or any other) reason the Administrative Agent or any Lender at any time is owed or receives (and/or has received) interest in excess of interest calculated at the Highest Lawful Rate applicable to the Administrative Agent or such Lender, then and in any such event all of any such excess interest owed to or received by the Administrative Agent or such Lender shall be canceled automatically as of the date of such acceleration, prepayment or other event which produces the excess, and, if such excess interest has been paid to the Administrative Agent or such Lender, it shall be credited pro tanto against the then-outstanding principal balance of the Borrower’s obligations to the Administrative Agent or such Lender, effective as of the date or dates when the event occurs which causes it to be excess interest, until such excess is exhausted or all of such principal has been fully paid and satisfied, whichever occurs first, and any remaining balance of such excess shall be promptly refunded to its payor.

Section 10.7          Survival. The obligations of the Borrower under Sections 2.8, 2.9, 2.10, 2.11 and 10.9 shall survive the repayment of the Term Loans and all other Obligations and the termination of the Commitments.

Section 10.8          Captions. The headings and captions appearing in the Loan Documents have been included solely for convenience and shall not be considered in construing the Loan Documents.

Section 10.9          Expenses, Indemnity, Damage Waiver.

(a)           Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by any Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for any Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents and the making of the Term Loans, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated); (ii) [reserved]; (iii) all out-of-pocket expenses incurred by any Agent or any Lender (including the fees, charges and disbursements of any counsel for any Agent or any Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Term Loans made, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Term Loans; (iv) all out-of-pocket costs, expenses, taxes, assessments and other charges incurred by any Agent in connection with any filing, registration, recording or perfection of any security interest contemplated by this Agreement, any other Loan Document or any document referred to herein or therein, and the cost of title insurance; and (v) reasonable expenses of due diligence incurred by any Agent prior to or as of the Closing Date.

(b)           Indemnification. Each Credit Party hereby agrees, jointly with the other Credit Parties and severally, to indemnify each Agent, the Lenders and each of their Related Parties (each such Person being called an “Indemnitee”) from, and hold each Indemnitee harmless against, any and all losses, claims (including Environmental Claims), damages, liabilities (including Environmental Liabilities) and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any Person (other than such Indemnitee and its Related Parties, but including each Borrower or any other Credit Party) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Term Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Substance on or from any property owned or operated by any Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to any Borrower or any of its Subsidiaries, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Credit Party, and regardless of whether any Indemnitee is a party thereto, (v) ownership by the Lenders, or the Administrative Agent of any Property following foreclosure under the Loan Documents, to the extent such losses, liabilities, claims or damages arise out of or result from any Hazardous Substance, located in, on or under such Property prior to or at the time of such foreclosure, including losses, liabilities, claims or damages which are imposed upon Persons under laws relating to or regulating Hazardous Substances, solely by virtue of ownership, or (vi) Lender or the Administrative Agent being deemed an operator of any such Property by a court or other regulatory or administrative agency or tribunal or other third party, to the extent such losses, liabilities, claims or damages arise out of or result from any Hazardous Substance located in on or under such Property at or prior to any foreclosure thereon under the Loan Document; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by a Borrower or any other Credit Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Borrower or such Credit Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This Section 10.9(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)           Reimbursement by Lenders. To the extent that any Borrower for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of the Administrative Agent, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s ratable share of the total Commitments at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), or against any Related Party of the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this paragraph (c) are several and not joint.

(d)           Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no Borrower shall assert, and each Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Term Loan or the use of the proceeds thereof. No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)           Payments. All amounts due under this Section shall be payable not later than 10 days after demand therefor.

(f)            Survival. Each party’s obligations under this Section shall survive the termination of the Loan Documents and payment of the obligations hereunder.

Section 10.10       Amendments, Waivers, Etc. No amendment, modification or waiver of any provision of this Agreement, the Notes or any other Loan Document, nor any consent to any departure by the Credit Parties or any of their Subsidiaries therefrom, shall in any event be effective unless the same shall be agreed or consented to in writing by the Required Lenders and the Borrower, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that no such amendment, waiver or consent shall, unless consented to in writing by each affected Lender, do any of the following: (a) increase the Commitment of any such Lender; (b) reduce the principal of, interest rate or interest on, any Term Loan or any fee hereunder (provided, that any waiver of Default Rate interest shall not be considered a reduction of interest); (c) waive or postpone any scheduled date fixed for any payment of principal of, or interest on, any Term Loan or any fee or other sum to be paid hereunder; (d) change the percentage of any of the Commitments or of the aggregate unpaid principal amount of any of the Term Loans or the number of Lenders which shall be required for the Lenders or any of them to take any action under this Agreement; (e) change any provision contained in Sections 2.7, 2.17, 2.18 or this 10.10; (f) other than as expressly permitted by this Agreement, release the Borrower from liability for any of the Obligations; (g) other than as expressly permitted by this Agreement, release any material Guarantor from any Guaranty; (h) release all or substantially all of the Collateral; (i) change any of the definitions of “Obligations” or “Required Lenders” contained herein.  Anything in this Section 10.10 to the contrary notwithstanding, no amendment, waiver or consent shall be made with respect to Article IX or amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the written consent of the Administrative Agent.

Section 10.11       Successors and Assigns.

(a)           This Agreement shall be binding upon and inure to the benefit of the Credit Parties, each Agent and the Lenders and their respective successors and permitted assigns, provided that the undertaking of the Lenders hereunder to make Term Loans to the Borrower for the account or liability of any Borrower, any of its Subsidiaries that are Credit Parties or the Parent shall not inure to the benefit of any successor of the Borrower, other than a successor expressly permitted by the terms of this Agreement. The Borrower may not assign or transfer any of its rights or obligations hereunder without the prior written consent of each of the Administrative Agent, the Collateral Agent and the Lenders (and any attempted assignment or transfer by the Borrower without such consent shall be null and void), and no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 10.11. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than (i) the parties hereto, their respective successors and assigns permitted hereby, (ii) any participant of a Lender (to the extent provided in subparagraph (b)  below), and (iii) to the extent expressly set forth herein, the Affiliates of the Administrative Agent, the Collateral Agent and each of the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Each Lender may sell participations to any Person (other than to a Credit Party or any Affiliate thereof) in all or part of any Term Loan, or all or part of its Notes, in which event, without limiting the foregoing, the provisions of Sections 10.10 and 2.11 shall inure to the benefit of each purchaser of a participation and the pro-rata treatment of payments, as described in Section 2.17, shall be determined as if such Lender had not sold such participation; provided that no participant shall be entitled to receive any greater amount than its participation Lender would have been entitled to receive. In the event any Lender shall sell any participation: (i) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such selling Lender in connection with such selling Lender’s rights and obligations under the Loan Documents (including the Note(s) held by such selling Lender), (ii) such Lender shall retain the sole right and responsibility to enforce the obligations of the Borrower relating to the Term Loans, including the right to approve any amendment, modification or waiver of any provision of this Agreement other than (and then only if expressly permitted by the applicable participation agreement) amendments, modifications or waivers with respect to (1) any reduction of fees payable hereunder to the Lender, (2) any reduction of the amount of principal or the rate of interest payable on, or the dates fixed for the scheduled repayment of principal of, the Term Loans and other sums to be paid to the Lenders hereunder, and (3) any postponement of any date for the payment of any amount payable in respect of the Term Loans of such Lender, and (iii) the Borrower agrees, to the fullest extent they may effectively do so under applicable law, that any participant of a Lender may exercise all rights of set-off, bankers’ lien, counterclaim or similar rights with respect to such participation as fully as if such participant were a direct holder of Term Loans if such Lender has previously given notice of such participation to the Borrower. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Term Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(c)           Each Lender may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the same portion of the related Term Loans at the time owing to it, the related Note or Notes held by it); provided, however, that, (i) the Administrative Agent must give its prior written consent, which consent will not be unreasonably withheld, conditioned or delayed, (ii) the aggregate amount of the applicable Commitment and Term Loans (without duplication) of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance (as defined below) with respect to such assignment is delivered to the Administrative Agent) shall in no event be less than $5,000,000 (except for an assignment between Lenders or Affiliates thereof and for certain exceptions approved by the Administrative Agent and, if no Event of Default has occurred and is continuing, the Borrower), shall be in an amount that is an integral multiple of $1,000,000 (unless all of the assigning Lender’s applicable Commitment and Term Loans is being assigned) and shall be a pro rata assignment of the assigning Lender’s Commitment and related Term Loans and exposure; (iii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in its records, and to the Borrower if the Borrower’s approval of such assignment is otherwise required under the terms of this Section 10.11, an Assignment and Acceptance in substantially the form of Exhibit M annexed hereto, or in such other form as may be approved by the Administrative Agent (each an “Assignment and Acceptance”) with blanks appropriately completed, together with any Note or Notes subject to such assignment, a processing and recordation fee of $3,500 (except for an assignment between Lenders or Affiliates thereof and for which the Borrower shall have no liability), and if the assignee is not a Lender, an Administrative Questionnaire in which the assignee designates one or more contacts to whom all syndicate-level information (which may contain material non-public information about the Credit Parties their Affiliates and their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including federal and state securities laws; and (iv) no assignment is permitted to any Credit Party or Affiliate thereof. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five Business Days after the execution thereof, unless a shorter period of time may be agreed to by the Administrative Agent in its sole and absolute discretion, (A) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (B) the Lender thereunder shall, to the extent provided in such assignment, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(d)           By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, such Lender assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of any Loan Document or any other instrument or document furnished pursuant thereto; (ii) such assignor Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Credit Parties or any of their Subsidiaries or the performance or observance by the Credit Parties of any of their obligations under any of the Loan Documents; (iii) such assignee confirms that it has received a copy of this Agreement and the other Loan Documents, together with copies of the financial statements of the Credit Parties previously delivered in accordance herewith and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee confirms that it will keep confidential all information with respect to the Credit Parties furnished to it by the Credit Parties, such assignor Lender and the Administrative Agent (other than information generally available to the public or otherwise available to the Administrative Agent on a non-confidential basis or otherwise permitted pursuant to the terms of this Agreement); (v) such assignee will, independently and without reliance upon the Administrative Agent, such assignor Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents; (vi) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all obligations that by the terms of the Loan Documents are required to be performed by it as a Lender.

(e)           The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at its office a copy of each Assignment and Acceptance delivered to it and a register containing the names and addresses of the Lenders and the Commitments of, and principal amount (and interest thereon) of the Term Loans owing to each Lender from time to time (the “Register”). The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each person the name of which is recorded therein as a Lender hereunder for all purposes of the Loan Documents. Such records shall be available for inspection by the Borrower, or any Lender at any reasonable time and from time to the upon reasonable prior notice.

(f)            Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and the assignee thereunder together with the Note(s) subject to such assignment (if any), the written consent to such assignment and the fee payable in respect thereto (if applicable), the Administrative Agent shall, if such Assignment and Acceptance has been completed with blanks appropriately filled, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower and the Lenders. Contemporaneously with the receipt by the Borrower of such Assignment and Acceptance and the surrendered Note(s), the Borrower, at its own expense, shall execute and deliver to the Administrative Agent in exchange for the surrendered Note(s), a new Note or Notes payable to such assignee in an amount equal to the applicable Commitment and Term Loans (without duplication) assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has retained Commitments and/or Term Loans hereunder, a new Note or Notes to the assigning Lender in an amount equal to the applicable Commitment and/or Term Loans retained by it hereunder. Such new Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note(s), shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of the surrendered Note(s). Such surrendered Note shall be marked canceled and returned to the Borrower.

(g)           Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 10.11, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Credit Parties and/or any Subsidiary of the Credit Parties furnished to such Lender by or on behalf of the Credit Parties or such applicable Subsidiary, so long as such assignee or participant or proposed assignee or participant confirms that it will keep confidential all information with respect to the Credit Parties furnished to it by the Credit Parties, such assignor Lender or the Administrative Agent (other than information generally available to the public or otherwise available to the Administrative Agent on a non-confidential basis or otherwise permitted pursuant to the terms of this Agreement).

(h)                                 Notwithstanding anything herein to the contrary, any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 10.12                      Entire Agreement. This Agreement and the other Loan Documents embody the entire agreement and understanding among the Credit Parties, the Administrative Agent and the Lenders relating to the subject matter hereof and supersede all prior proposals, agreements and understandings relating to the subject matter hereof. Any conflict between the provisions of this Agreement and the provisions of any other Loan Documents shall be governed by the provisions of this Agreement. The Credit Parties certify that they are relying on no representation, warranty, covenant or agreement except for those set forth in this Agreement and the other Loan Documents.

Section 10.13                      Severability. If any provision of any Loan Documents shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired thereby.

Section 10.14                      Right of Setoff. The Secured Parties each are hereby authorized at any time and from time to time during the existence of an Event of Default, without notice to any Credit Party (any such notice being expressly waived by the Credit Parties by their execution of the applicable Loan Documents), to setoff and apply any and all deposits (general or special, time or demand, provisional or final, whether or not such setoff results in any loss of interest or other penalty, including all certificates of deposit) at any time held, and any other funds or property at any time held, and other Indebtedness at any time owing by the Administrative Agent or such other Secured Party to or for the credit or the account of any such Credit Party against any and all of the Obligations irrespective of whether or not the Administrative Agent or such other Secured Party shall have made any demand under this Agreement, the Notes or any other Loan Document. Each Credit Party (by their execution of the applicable Loan Documents) also hereby grants to Administrative Agent and each of the other Secured Parties a security interest in and hereby transfers, assigns, sets over, and conveys to the Administrative Agent and to each of the other Secured Parties, as security for payment of all Obligations, all such deposits, funds or property of such Credit Party or Indebtedness of the Administrative Agent or any other Secured Party to any such Credit Party. Should the right of the Administrative Agent or any other Secured Party to realize funds in any manner set forth hereinabove be challenged and any application of such funds be reversed, whether by court order or otherwise, the Lenders shall make restitution or refund to the applicable Credit Parties pro rata in accordance with their respective Term Loan Commitment Percentages. Each Lender agrees to promptly notify the Borrower and the Administrative Agent after any such setoff and application by it or any of its Affiliates, provided that the failure to give such notice will not affect the validity of such setoff and application. The rights of the Administrative Agent and the other Secured Parties under this Section are in addition to other rights and remedies (including other rights of setoff) which the Administrative Agent or the other Secured Parties may have. This Section is subject to the terms and provisions of Section 2.17.

Section 10.15                      Waiver of Right to Jury Trial. EXCEPT AS PROHIBITED BY APPLICABLE LAW, EACH PARTY HERETO HEREBY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE NOTES, ANY OF THE OTHER LOAN DOCUMENTS OR ANY TRANSACTIONS EVIDENCED THEREBY.

Section 10.16                      Collateral Releases.

(a)                                 The Secured Parties hereby irrevocably authorize the Administrative Agent, at its option and in its discretion, to release or, to authorize the Collateral Agent to release, any Lien granted to or held by it upon any Collateral (i) upon termination of the Total Commitment and payment in full in cash and satisfaction (or cash collateralization pursuant to the terms of the Loan Documents) of all Term Loans and all other Obligations which have matured and which each of the Administrative Agent and the Collateral Agent has been notified in writing are then due and payable; or (ii) constituting property being sold or disposed of in compliance with the terms of this Agreement and the other Loan Documents (with respect to which the Collateral Agent, as applicable, may rely conclusively on any certificate of any Credit Party, without further inquiry) and, to the extent that the property being sold or disposed of constitutes 100% of the Equity Interests in a Credit Party, each of the Administrative Agent and the Collateral Agent, as applicable, is authorized to release any Guaranty provided by such Credit Party; or (iii) constituting property in which the Credit Parties owned no interest at the time the Lien was granted or at any time thereafter; or (iv) if approved, authorized or ratified in writing by the Required Lenders (other than with respect to a release of all or substantially all of the Collateral, which shall require the approval of all Lenders).

(b)                                 Without in any manner limiting the authority of each of the Administrative Agent and the Collateral Agent, as applicable, to act without any specific or further authorization or consent by the Lenders (as set forth in Section 10.16(a)), each Lender agrees to confirm in writing, upon request by the Administrative Agent or the Collateral Agent, as applicable, the authority to release Collateral conferred upon the Administrative Agent or the Collateral Agent, as applicable, under Section 10.16(a). Upon receipt by the Administrative Agent or the Collateral Agent, as applicable, of confirmation from the Lenders of its authority to release any particular item or types of Collateral, and upon prior written request by any Credit Party, the Administrative Agent or the Collateral Agent, as applicable, shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Administrative Agent or the Collateral Agent, as applicable, for the benefit of the Lenders upon such Collateral; provided, however, that (i) the Administrative Agent or the Collateral Agent, as applicable, shall not be required to execute any such document on terms which, in the opinion of the Administrative Agent or the Collateral Agent, as applicable, would expose the respective Agent to liability or create any obligations or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Lien upon (or obligations of any Credit Party in respect of) all interests in the Collateral retained by any Credit Party.

Section 10.17                      [Reserved]

Section 10.18                      Guaranty.

(a)                                 Each Guarantor hereby irrevocably and unconditionally guarantees to each Secured Party the full and prompt payment and performance of any and all Obligations, in each case, as primary obligor and not as surety. Such guaranty shall be an absolute, continuing, irrevocable, and unconditional guaranty of payment and performance, and not a guaranty of collection, and each Guarantor shall remain liable on its obligations hereunder until the payment and performance in full of the Obligations and shall be reinstated if at any time payment of any of the Obligations is rescinded or must otherwise be restored or returned by any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Credit Party, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Credit Party or any substantial part of its property, or otherwise, all as though such payments had not been made. No set-off, counterclaim, recoupment, reduction, or diminution of any obligation, or any defense of any kind or nature which any Credit Party or any of their Subsidiaries may have against any Secured Party or any other party shall be available to, or shall be asserted by, any Guarantor against any Secured Party or any subsequent holder of the Obligations or any part thereof or against payment of the Obligations or any part thereof.

(b)                                 If any Guarantor becomes liable for any Obligations other than under this Section 10.18, such liability shall not be in any manner impaired or affected hereby, and the rights of each Secured Party shall be cumulative of any and all other rights that any Secured Party may ever have against any Guarantor.

(c)                                  In the event of default by any Credit Party in payment or performance of any of the Obligations, or any part thereof, when any part of the Obligations becomes due, whether by its terms, by acceleration, upon demand or otherwise, each Guarantor shall promptly pay the amount due thereon to the Administrative Agent without notice or demand in dollars and it shall not be necessary for Administrative Agent, in order to enforce such payment by such Guarantor, first to institute suit or exhaust its remedies against any other Credit Party or any others liable on such Obligations, or to enforce any rights against any collateral which shall ever have been given to secure such Obligations. Notwithstanding anything to the contrary contained in this Section 10.18, each Guarantor hereby irrevocably subordinates to the prior and indefeasible payment in full of the Obligations, any and all rights such Guarantor may now or hereafter have under any agreement or at law or in equity (including any law subrogating such Guarantor to the rights of any of the Secured Parties) to assert any claim against or seek contribution, indemnification or any other form of reimbursement from any Credit Party or any other party liable for payment of any or all of the Obligations for any payment made by such Guarantor under or in connection with this Section 10.18 or otherwise.

(d)                                 Each Guarantor hereby agrees that its obligations under this Section 10.18 shall not be released, discharged, diminished, impaired, reduced, or affected for any reason or by the occurrence of any event, including one or more of the following events, whether or not with notice to or the consent of such Guarantor: (i) the taking or accepting of collateral as security for any or all of the Obligations or the release, surrender, exchange, or subordination of any collateral now or hereafter securing any or all of the Obligations; (ii) any partial release of the liability of any Credit Party hereunder or any Credit Party under the other Loan Documents, or the full or partial release of any other guarantor from liability for any or all of the Obligations;

(iii) any disability of any Credit Party or any of their Subsidiaries, or the dissolution, insolvency, or bankruptcy of any Credit Party, any of their Subsidiaries, any guarantor or any other party at any time liable for the payment of any or all of the Obligations; (iv) any renewal, extension, modification, waiver, amendment, or rearrangement of any or all of the Obligations or any instrument, document, or agreement evidencing, securing, or otherwise relating to any or all of the Obligations; (v) any adjustment, indulgence, forbearance, waiver, or compromise that may be granted or given by any Secured Party to any Credit Party, or any other party ever liable for any or all of the Obligations; (vi) any neglect, delay, omission, failure, or refusal of any Secured Party to take or prosecute any action for the collection of any of the Obligations or to foreclose or take or prosecute any action in connection with any instrument, document, or agreement evidencing, securing, or otherwise relating to any or all of the Obligations; (vii) the unenforceability or invalidity of any or all of the Obligations or of any instrument, document, or agreement evidencing, securing, or otherwise relating to any or all of the Obligations; (viii) any payment by any Credit Party, any Subsidiary of any Credit Party or any other party to any Secured Party is held to constitute a preference under applicable bankruptcy or insolvency law or if for any other reason any Secured Party is required to refund any payment or pay the amount thereof to someone else; (ix) the settlement or compromise of any of the Obligations; (x) the non-perfection of any security interest or lien securing any or all of the Obligations; (xi) any impairment of any collateral securing any or all of the Obligations; (xii) the failure of any Secured Party to sell any collateral securing any or all of the Obligations in a commercially reasonable manner or as otherwise required by law; (xiii) any change in the corporate existence, structure, or ownership of any Credit Party or any of their Subsidiaries; or (xiv) any other circumstance which might otherwise constitute a defense available to, or discharge of, any Credit Party or any of their Subsidiaries.

(e)                                  Each Guarantor hereby waives promptness, diligence, notice of any default under the Obligations, demand of payment, notice of acceptance of this Agreement, presentment, notice of protest, notice of dishonor, notice of the incurring by any Credit Party of additional obligations or indebtedness, and all other notices and demands with respect to the Obligations and this Agreement.

(f)                                   The provisions of this Section are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under this Section would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Guarantor’s liability hereunder, then, notwithstanding any other provision of this Section to the contrary, the amount of such liability shall, without any further action by the Credit Parties or the Secured Parties, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Guarantor’s “Maximum Liability”), provided, that each Borrower shall remain liable for all Term Loans advanced to such Borrower. This Section with respect to the Maximum Liability of each Guarantor is intended solely to preserve the rights of the Secured Parties to the maximum extent not subject to avoidance under applicable law, and no Credit Party nor any other person or entity shall have any right or claim under this Section with respect to such Maximum Liability, except to the extent necessary so that the obligations of any Guarantor hereunder shall not be rendered voidable under applicable law. Each Guarantor agrees that the Obligations may at any time and from time to time exceed the Maximum Liability of each Guarantor without impairing this Guaranty or affecting the rights and remedies of the Secured Parties hereunder, provided, that nothing in this sentence shall be construed to increase any Guarantor’s obligations hereunder beyond its Maximum Liability.

(g)                                  In the event any Guarantor (a “Paying Guarantor”) shall make any payment or payments under this Section or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this Section, each other Guarantor (each a “Non-Paying Guarantor”) shall contribute to such Paying Guarantor an amount equal to such Non-Paying Guarantor’s “Applicable Percentage” of such payment or payments made, or losses suffered, by such Paying Guarantor. For purposes of this Section, each Non-Paying Guarantor’s “Applicable Percentage” with respect to any such payment or loss by a Paying Guarantor shall be determined as of the date on which such payment or loss was made by reference to the ratio of (i) such Non-Paying Guarantor’s Maximum Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) to (ii) the aggregate Maximum Liability of all Guarantors hereunder (including such Paying Guarantor) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder). Nothing in this provision shall affect any Guarantor’s several liability for the entire amount of the Obligations (up to such Guarantor’s Maximum Liability). Each of the Guarantors covenants and agrees that its right to receive any contribution under this Section from a Non-Paying Guarantor shall be subordinate and junior in right of payment to the payment in full in cash of the Obligations.

Section 10.19                      Construction. The Borrower, each other Credit Party, the Administrative Agent and each Lender acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by the parties hereto.

Section 10.20                      Joint and Several Obligations. Notwithstanding anything to the contrary contained herein or in any other Loan Documents, the Borrower acknowledges that it and the Guarantors are jointly and severally responsible for their respective agreements, covenants, representations, warranties and obligations contained and set forth in this Agreement or in any other Loan Document to which the applicable Party is a party.

Section 10.21                      USA Patriot Act. The parties hereto acknowledge that in order to help the United States government fight the funding of terrorism and money laundering activities, pursuant to Federal regulations that became effective on October 1, 2003 (Section 326 of the USA PATRIOT Act) (the “Act”) requires all financial institutions to obtain, verify, record and update information that identifies each person establishing a relationship or opening an account. Each Credit Party agrees that it will provide to the Agents, the Lenders such information as they may request, from time to time, in order for the Agent, the Lenders to satisfy the requirements of the Act, including but not limited to the name, address, tax identification number and other information that will allow it to identify the individual or entity who is establishing the relationship or opening the account and may also ask for formation documents such as articles of incorporation or other identifying documents to be provided.

Section 10.22                      Jurisdiction; Service of Process. Each Credit Party hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that any Secured Party may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Credit Party or its properties in the courts of any jurisdiction. Each Credit Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in this Section 10.22. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.2. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 10.23                      Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee or participant of, or any prospective assignee or participant of, any of its rights or obligations under this Agreement; provided that any assignee, prospective assignee or participant agrees to be bound by the provisions of this Section or confidentiality obligations substantially similar to those of this Section, or (ii) any actual or prospective counterparty (or its advisors or brokers) to any swap, derivative transaction or credit insurance relating to the Credit Parties and their obligations; provided that any actual or prospective counterparty (or its advisors or brokers) agrees to be bound by the provisions of this Section or confidentiality obligations substantially similar to those of this Section, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Credit Parties relating to any of the Credit Parties, their respective subsidiaries or their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN THIS SECTION 10.23 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE CREDIT PARTIES AND THEIR RELATED PARTIES AND AFFILIATES, OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS, CONSENTS AND AMENDMENTS, FURNISHED BY THE CREDIT PARTIES, THE ADMINISTRATIVE AGENT OR THEIR RESPECTIVE RELATED PARTIES AND AFFILIATES, PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE CREDIT PARTIES AND THEIR RELATED PARTIES AND AFFILIATES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE CREDIT PARTIES AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

Section 10.24                      Waiver of Sovereign Immunity. Each Credit Party that is incorporated outside the United States, in respect of itself, its Subsidiaries, its process agents, and its properties and revenues, hereby irrevocably agrees that, to the extent that such Credit Party or its respective Subsidiaries or any of its or its respective Subsidiaries’ properties has or may hereafter acquire any right of immunity, whether characterized as sovereign immunity or otherwise, from any legal proceedings, whether in the United States or elsewhere, to enforce or collect upon the Term Loans or any Loan Document or any other liability or obligation of such Credit Party or any of their respective Subsidiaries related to or arising from the transactions contemplated by any of the Loan Documents, including, without limitation, immunity from service of process, immunity from jurisdiction or judgment of any court or tribunal, immunity from execution of a judgment, and immunity of any of its property from attachment prior to any entry of judgment, or from attachment in aid of execution upon a judgment, such Credit Party, for itself and on behalf of its Subsidiaries, hereby expressly waives, to the fullest extent permissible under applicable law, any such immunity, and agrees not to assert any such right or claim in any such proceeding, whether in the United States or elsewhere. Without limiting the generality of the foregoing, each Credit Party further agrees that the waivers set forth in this Section 10.24 shall have the fullest extent permitted under the Foreign Sovereign Immunities Act of 1976 of the United States and are intended to be irrevocable for purposes of such Act.

Section 10.25                      Intercreditor Agreement. Each Secured Party hereby irrevocably appoints, designates and authorizes the Administrative Agent to enter into and become bound by the Intercreditor Agreement on its behalf and to take such action on its behalf under the provisions thereof. Each Secured Party further agrees to be bound by the terms and conditions of the Intercreditor Agreement and agrees that it shall not take any action that is prohibited by the terms of the Intercreditor Agreement. No further consent or approval on the part of any Secured Party is or will be required in connection with the performance by Agent of the Intercreditor Agreement. The Credit Parties, the Administrative Agent and Secured Parties acknowledge that the exercise of certain of Administrative Agent’s rights and remedies hereunder are subject to and restricted by, the provisions of the Intercreditor Agreement. In the event of any conflict between this Agreement or any other Loan Document and the Intercreditor Agreement, the Intercreditor Agreement shall control.

Section 10.26                      Materials Delivered to Agents. The parties hereto agree that any notice or information that is by the terms of this Agreement or any other Loan Document to be delivered to any Agent shall be so delivered for the benefit of the Secured Parties that are a party thereto and may (or upon request shall) be shared with or further distributed or posted to such Secured Party.

Section 10.27                      Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)                                 the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)                                 the effects of any Bail-in Action on any such liability, including, if applicable:

(i)                                     a reduction in full or in part or cancellation of any such liability;

(ii)                                  a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)                               the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

Section 10.28                      Additional Acknowledgements. Each Credit Party hereby acknowledges and agrees that:

(a)                                 each Credit Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and each Credit Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents;

(b)                                 the Administrative Agent, the Arranger and each other Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Credit Party or any of their respective Affiliates, or any other Person; and

(c)                                  the Administrative Agent, the Arranger and the other Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Credit Parties and their respective Affiliates, and none of the Administrative Agent, the Arranger or any other Lender has any obligation to disclose any of such interests to any Borrower, any other Credit Party or any of their respective Affiliates.

Section 10.29                      Conflicts with Intercreditor Agreement. Unless otherwise expressly provided in this Agreement, if any provision contained in this Agreement conflicts with any provision of the Intercreditor Agreement, the provisions contained in the Intercreditor Agreement shall govern and control.

[Remainder of page intentionally left blank; signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

BORROWER:

NGL ENERGY OPERATING LLC,
a Delaware limited liability company

By:	/s/ Robert W. Karlovich III
	Name:	Robert W. Karlovich III
	Title:	Chief Financial Officer and Executive Vice President

PARENT:

NGL ENERGY PARTNERS LP,
a Delaware limited partnership, in its capacity as Parent and as Guarantor

By:	/s/ Robert W. Karlovich III
	Name:	Robert W. Karlovich III
	Title:	Chief Financial Officer and Executive Vice President

[Signature Page to Term Credit Agreement]

GUARANTORS:

ANTICLINE DISPOSAL, LLC
CENTENNIAL ENERGY, LLC
CENTENNIAL GAS LIQUIDS ULC
CHOYA OPERATING, LLC
GRAND MESA PIPELINE, LLC
NGL CRUDE CUSHING, LLC
NGL CRUDE LOGISTICS, LLC
NGL CRUDE TERMINALS, LLC
NGL CRUDE TRANSPORTATION, LLC
NGL ENERGY HOLDINGS II, LLC
NGL ENERGY LOGISTICS, LLC
NGL LIQUIDS, LLC
NGL MARINE, LLC
NGL MILAN INVESTMENTS, LLC
NGL SOUTH RANCH, INC.
NGL SUPPLY TERMINAL COMPANY, LLC
NGL SUPPLY WHOLESALE, LLC
NGL WATER PIPELINES, LLC
NGL WATER SOLUTIONS, LLC
NGL WATER SOLUTIONS DJ, LLC
NGL WATER SOLUTIONS EAGLE FORD, LLC
NGL WATER SOLUTIONS - ORLA SWD, LLC
NGL WATER SOLUTIONS PERMIAN, LLC
TRANSMONTAIGNE LLC
TRANSMONTAIGNE PRODUCT SERVICES LLC
TRANSMONTAIGNE SERVICES LLC

By:	/s/ Robert W. Karlovich III
Name:	Robert W. Karlovich III
Title:	Chief Financial Officer and Chief Financial Officer

[Signature Page to Term Credit Agreement]

SECURED PARTIES:

THE TORONTO-DOMINION BANK, NEW YORK BRANCH
as a Lender

By:	/s/ Alice Mare
	Name:	Alice Mare
	Title:	Authorized Signatory

TORONTO DOMINION (TEXAS) LLC,
as Administrative Agent

By:	/s/ Alice Mare
	Name:	Alice Mare
	Title:	Authorized Signatory

TD SECURITIES (USA) LLC,
as lead arranger and bookrunner

By:	/s/ Marin L. Gagliardi
	Name:	Marin L. Gagliardi
	Title:	Managing Director

[Signature Page to Term Credit Agreement]